UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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AMERICAN WATER WORKS COMPANY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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AMERICAN WATER

WE KEEP LIFE FLOWING®

2023 Proxy Statement

March 28, 2023

Dear American Water Shareholder:

I am pleased to welcome you to American Water’s Annual Meeting of Shareholders on Wednesday, May 10, 2023, which will be conducted virtually in order to maintain a safe and secure meeting environment and to provide broad meeting access for our shareholders and employees.

The Board is pleased to recognize the Company’s ongoing leadership and successes in a number of key areas. For 2022, the Company delivered strong financial and operating results, driven by continued growth in its regulated businesses from infrastructure investment, acquisitions and organic growth. The Board also continues to be proud of the Company’s environmental leadership, as demonstrated by American Water’s adoption in 2022 of science-based scope 1 and 2 greenhouse gas (GHG) emissions reduction targets aligned with the Paris Agreement, including a net-zero scope 1 and 2 GHG emissions target by 2050. Supporting these new emissions goals, the Company also publicly disclosed scope 3 emissions profile information for the first time.

During 2022, the Company also achieved successes as it progresses on its inclusion, diversity and equity (ID&E) journey. In addition to the many ID&E recognitions received, American Water issued its second annual ID&E report and launched its real-time diversity and inclusion website, called DiversityatAW.com. The Board believes these efforts reflect American Water’s commitment to sustain the diversity and vibrancy of the many communities it proudly serves across the United States. Finally, the Board demonstrated its steadfast commitment to good corporate governance through Board refreshment, by electing two new directors in December 2022 with diverse skills, leadership and backgrounds in human resources, safety and operational excellence.

This year’s proxy statement also recognizes the Company’s proactive engagement and dialogue with its shareholders. Throughout the year, the Company solicits feedback as part of its ongoing investor relations and shareholder outreach programs. The Board highly values this constructive and open dialogue, and in direct response to the input received, the Company has further enhanced its proxy disclosures and governance information. For example, this proxy statement includes a director skills matrix, individual director diversity information, and a refreshed visual experience providing investors with the clear and readable information they want and appreciate.

It is important that your shares be represented and your vote counted at the annual meeting. To do so, we encourage you to vote your shares in advance of the meeting by using one of the methods described in the accompanying materials. On behalf of the Board, I thank you for your support and ownership of American Water.

Sincerely,

Karl F. Kurz

Board Chair

The 2023 Annual Meeting of Shareholders of American Water Works Company, Inc. (the “Company”) will be held virtually (and not at a physical location) on Wednesday, May 10, 2023, at 10:00 a.m., Eastern time, to consider and take action on the following:

1.

election of the ten (10) director nominees named in the accompanying proxy statement, each to serve until the date of the 2024 Annual Meeting of Shareholders or until their successor has been duly elected and qualified;

2.	approval, on an advisory basis, of the compensation of the Company’s named executive officers;

3.	approval, on an advisory basis, of the frequency (i.e., every one, two or three years) of the approval, on an advisory basis, of the compensation of the Company’s named executive officers;

4.

ratification of the appointment, by the Audit, Finance and Risk Committee of the board of directors, of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2023;

5.	a shareholder proposal, if properly presented at the meeting; and

6.	such other business, if any, as may properly be brought before the meeting or any adjournment or postponement of the meeting.

To promote shareholder safety and security, and to permit broader shareholder access, American Water has determined to hold its 2023 annual meeting virtually, rather than at a physical location. You will not be able to attend the annual meeting in person. Please see pages 1 and 2 of the accompanying proxy statement for more information on attending virtually, and submitting your questions prior to and during, the meeting.

To be admitted to the meeting, please access the virtual meeting platform on the Internet at www.virtualshareholdermeeting.com/AWK2023. Shareholders or their legal proxies must log on to the platform by entering the 16-digit control number included on their proxy card, Notice of Internet Availability of Proxy Materials or voting instruction form. Online access to the meeting will open approximately 15 minutes prior to the start of the virtual meeting.

In order to attend the meeting, it is very important that you retain your proxy card, Notice of Availability, or voting instruction form, and all related materials, including your assigned 16-digit control number, through the date of the meeting.

The Company’s board of directors has no knowledge of any other business to be transacted at the meeting. Only holders of record of shares of the Company’s outstanding common stock as of the close of business on March 17, 2023 are entitled to notice of, and to vote at, the meeting. A list of shareholders of record entitled to vote at the meeting will be available to any shareholder of record for examination beginning 10 days prior to the meeting. Please refer to page 2 of the accompanying proxy statement for more information about accessing the shareholder list before the meeting. The shareholder list will also be available for examination by any shareholder of record during the annual meeting on the meeting platform.

By Order of the Board of Directors,

Jeffrey M. Taylor

Vice President and Secretary

March 28, 2023 ∎ Camden, New Jersey

Your vote is very important, and you have several convenient options to vote your shares. Whether or not you plan to attend the virtual 2023 Annual Meeting of Shareholders, you should read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to your proxy card, voting instruction form or instructions on the Notice of Internet Availability of Proxy Materials you received.

PROXY STATEMENT SUMMARY

This summary highlights information generally contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting your shares. For more complete information regarding the Company’s 2022 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which we refer to in this proxy statement as the 2022 Form 10-K. References and links to websites and other information contained in this proxy statement are not provided as active hyperlinks, and the information contained in or accessed through these hyperlinks shall not be incorporated into, or form a part of, this proxy statement.

ANNUAL MEETING INFORMATION

Wednesday, May 10, 2023 10:00 a.m., Eastern time (online access will open at approximately 9:45 a.m., Eastern time)	The Annual Meeting will be held virtually only (and not at a physical location) at www.virtualshareholdermeeting.com/ AWK2023	Record holders as of March 17, 2023 are entitled to notice of, and to vote at, the Annual Meeting

SUMMARY OF MATTERS TO BE VOTED UPON AT THE ANNUAL MEETING

The following table summarizes the items that will be brought for a vote of our shareholders at the meeting, along with the Board’s voting recommendations and the required vote for approval.

AMERICAN WATER | 2023 PROXY STATEMENT	i

OUR COMMITMENT TO ENVIRONMENTAL AND SOCIAL RESPONSIBILITY

We consider environmental and social responsibility to include: environmental leadership and sustainability; operational excellence; employee engagement; safety; inclusion, diversity and equity, or ID&E; active community engagement; civic and charitable involvement; and transparency. We integrate environmental and social responsibility policies and practices into our daily operations as part of our belief of conducting business responsibly, and that “how” a company operates is just as important as “what” a company does. We derive this focus from our core values of safety, trust, environmental leadership, teamwork and high performance. Our vision and values drive our company strategy, which is centered on five central themes:

• Our number one focus is the safety of our employees and customers. • Safety is both a value and a strategy.

•   We seek to maintain an environment that is open, transparent, inclusive, diverse, and equitable, and where our people feel valued, included and accountable.

•   We strive to develop each employee to the employee’s fullest potential.

•   We believe that through growth, we can invest in creating more jobs, enhanced training and benefits, and improved infrastructure in the communities we serve.

•   Our growing and geographically diverse customer base allows us to invest more in our systems while maintaining customer affordability.

We are committed to providing a superior customer experience based on the belief that every community should be stronger because we are there.

Our operational excellence strategy helps us to find better and more efficient ways to do business and provide safe, clean, reliable, and affordable services for our customers.

We regularly report to our stakeholders on the progress of our environmental and sustainability and ID&E initiatives and goals. Examples include:

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We have been widely recognized for our environmental and sustainability leadership and for our ID&E policies and practices. Information concerning notable recognitions is included on the inside back cover of and throughout this proxy statement.

  Highlights of our environmental and social policies and practices include:

•	Invested $2.6 billion in our regulated businesses in 2022 and expect to spend an additional $2.9 billion in 2023, on capital investments and acquisitions in our regulated businesses

•	Expect to invest between $14 billion and $15 billion from 2023 to 2027 and between $30 billion and $34 billion from 2023 to 2032 on capital investments and acquisitions in our regulated businesses

•	Intend to dedicate approximately 10 to 12 percent of our total projected capital investment for infrastructure improvements in our regulated businesses over the next five years to asset resiliency, with another 5 to 7 percent allocated to water quality

•	Established medium- and long-term science based goals that are aligned with the Paris Agreement to reduce absolute scope 1 and scope 2 greenhouse gas, or GHG, emissions by 50 percent by 2035 (from a 2020 baseline), and achieve net zero for scope 1 and scope 2 GHG emissions by 2050
•	New GHG goals complement existing short-term goal of reducing absolute scope 1 and scope 2 GHG emissions by more than 40 percent by 2025 (from a 2007 baseline)

•	Worked with a third party to assist in evaluating and calculating a disclosed estimate of the Company’s scope 3 GHG emissions, including from Categories 1 (Purchased Goods and Services), 2 (Capital Goods), 3 (Fuel and Energy Related Activities) and 6 (Business Travel)

•	Employed a team of research and development scientists dedicated to partnering with water research organizations on water quality and technology-based source water monitoring

•	Collaborated and partnered with federal and state agencies to support effective environmental, health and safety and water quality standards and regulations

AMERICAN WATER | 2023 PROXY STATEMENT	iii

•	During 2022, we provided over 117,000 hours of safety, physical security and cybersecurity training to our employees, as well as mandatory Code of Ethics training

•	As a result of our continued focus on safety, we have made significant progress towards our zero injuries goal, reducing recordable injuries by 52 percent since 2017

•	Through 2022, we reduced our Occupational Health and Safety Administration, or OSHA, recordable injury rate to 0.85, the lowest in our recorded history, which is approximately two times better than the water industry average

•	Executive Development and Compensation Committee, or ED&CC, at least annually, reviews and assesses our ID&E programs, culture engagement, and organizational and leadership development plans to identify, attract and retain high-potential employees

•	In 2022, we included new workforce diversity goals in our Annual Performance Plan, or APP, designed to increase the representation of women and ethnic and racial diversity in the Company’s workplace
•	During 2022, approximately 83 percent of our job requisitions had a diverse candidate pool, with approximately 46 percent of transfers or promotions filled by diverse individuals

•	The Company’s average monthly residential water bill was approximately $57 in 2022, or 0.77 percent of the median household income, based on data from the U.S. Census Bureau’s American Community Survey

•	To better reflect the customers we serve, we increased spend with diverse suppliers and small businesses in 2022 by more than 35 percent compared to 2021

•	More than $900,000 was donated in 2022 by the Company’s employees and the American Water Charitable Foundation, or AWCF, of which over $430,000 was through employee workplace giving campaigns, in addition to the $2.3 million provided by AWCF through the Keep Communities Flowing Grant Program

•	Executive stock ownership guidelines support stock retention and seek to align executives’ interests with shareholders’ interests

Below are a number of our corporate governance and Board highlights, including policies implemented and other governance achievements:

•	All directors elected annually

•	Appropriately sized Board (10 members for election in 2023)

•	Majority voting for directors in uncontested elections

•	Board is led by an independent, non-executive chair

•	The overall attendance during 2022 for all Board members was 94.9 percent

•	Demonstrated continued refreshment of the Board, with five out of 10 Board nominees having been appointed within the last five years

•	Robust and active director succession and nomination process serves to identify talented and diverse Board members
•	Engaged and focused Board and Nominating/Corporate Governance Committee, or Nominating Committee, met 15 and eight times, respectively, in 2022

•	Annual succession planning activities encompass directors, CEO, and senior executive roles, and were instrumental in effecting transitions of the CEO, CFO and general counsel roles within the past year

•	Annual self-assessments and individual peer evaluations conducted by Board and each committee

•	Led by the Audit, Finance and Risk Committee and the Safety, Environmental, Technology and Operations, or SETO Committee, the Board is focused on enterprise risk assessment, management and mitigation

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•	No supermajority voting provisions

•	Stock ownership policy for directors of five times annual cash retainer by fifth anniversary of service

•	Holders of at least 15 percent of our common stock may call a special meeting of shareholders without material restrictions

•	Robust Political Contribution Policy provides Board oversight of our limited political contributions, and requires annual disclosure of political expenditures on our corporate website

•	Board oversight of lobbying activities and website disclosures of lobbying expenditures, as defined under applicable law and reported to federal and state election commissions, also resulting from our shareholder outreach efforts
•	Engaged with more than 250 investors during 2022, including through our shareholder outreach program that focused on the Company’s strategy, financial results, corporate governance, executive compensation, ESG and sustainability issues, ID&E issues, shareholder disclosure and related issues

•	Our bylaws include standard proxy access provisions resulting from our constructive shareholder engagement program

•	Insider trading policy prohibits short selling, hedging, pledging and margin transactions involving American Water securities by all directors, executive officers and employees

•	SETO Committee oversees key safety, environmental, technology and operational functions, as well as physical security and cybersecurity

AMERICAN WATER | 2023 PROXY STATEMENT	v

DIRECTOR NOMINEES

The following table presents summary information about each of our ten (10) director nominees, as well as their standing committee memberships and positions as of the date of this proxy statement. The table below also discloses the Board’s determination as to the independence of each nominee under the listing standards of the New York Stock Exchange, or the NYSE, relevant rules of the Securities and Exchange Commission, or the SEC, and the Board’s categorical standards for director independence. Each director is elected annually.

Name	Age	Director Since	Occupation	Independent?	Standing Committee Memberships/Position
Jeffrey N. Edwards	62	2018	Chief Operating Officer, New Vernon Capital	Yes	• Audit, Finance and Risk (Chair) • Nominating/Corporate Governance

Martha Clark Goss	73	2003	Retired Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC	Yes	• Audit, Finance and Risk • Executive Development and Compensation
M. Susan Hardwick	60	2022	President and Chief Executive Officer of American Water (our principal executive officer)	No	None

Kimberly J. Harris	58	2019	Retired President and Chief Executive Officer of Puget Energy, Inc. and Puget Sound Energy, Inc.	Yes	• Nominating/Corporate Governance (Chair) • Executive Development and Compensation • SETO

Laurie P. Havanec	62	2022	Executive Vice President and Chief People Officer of CVS Health Corporation	Yes	• Executive Development and Compensation • SETO
Julia L. Johnson	60	2008	President of Net Communications, LLC	Yes	• Executive Development and Compensation • Nominating/Corporate Governance

Patricia L. Kampling	63	2019	Retired Chairman and Chief Executive Officer of Alliant Energy Corporation	Yes	• Executive Development and Compensation (Chair) • Audit, Finance and Risk • SETO

Karl F. Kurz	61	2015	Private investor and Retired Chief Operating Officer, Anadarko Petroleum Corporation	Yes	• Non-Executive Board Chair
Michael L. Marberry	64	2022	Retired President and Chief Executive Officer of J.M. Huber Corporation	Yes	• Audit, Finance and Risk • SETO

Admiral James G. Stavridis	68	2018	Vice Chair, Global Affairs, The Carlyle Group	Yes	• SETO (Chair) • Nominating/Corporate Governance

vi	AMERICAN WATER | 2023 PROXY STATEMENT

BOARD OF DIRECTORS HIGHLIGHTS — BY THE NUMBERS

The figures below highlight certain key metrics about our director nominees:

DIRECTOR NOMINEE QUALIFICATIONS, EXPERIENCE AND DIVERSITY

The following matrix highlights the key skills, qualifications and experiences, as well as diversity characteristics, of our director nominees. Diversity information is based upon voluntary self-identification.

AMERICAN WATER | 2023 PROXY STATEMENT	vii

AMERICAN WATER 2022 OPERATING PERFORMANCE HIGHLIGHTS

The charts below provide a summary of some of our key operating performance highlights for 2022:

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AMERICAN WATER EXECUTIVE COMPENSATION HIGHLIGHTS

We have summarized below key named executive officer compensation highlights for 2022:

• Compensation program is highly correlated to performance and focused on long-term value creation	• Executive equity compensation is weighted significantly toward performance stock units
• Considerable portion of pay is variable, rather than fixed, and is earned solely based on performance without incentivizing excessive risk-taking	• Perquisites and other personal benefits to named executive officers are limited principally to executive physicals, Company-paid life insurance benefits and relocation benefits
• Formal CEO goal setting and performance assessment process utilized throughout each year	• Double-trigger change-in-control provision in the 2017 Omnibus Equity Compensation Plan, or the 2017 Omnibus Plan, complements existing provision in Change of Control Severance Policy
• Long-Term Performance Plan (LTPP) does not include stock options	• ED&CC was advised by an independent compensation consultant throughout 2022
• Representative, relevant peer group used for total shareholder return (TSR), performance and compensation benchmarking, and is evaluated annually	• Named executive officers have reasonable severance arrangements without excise tax gross-ups in the context of a change of control
• Clawback policies in place for cash performance-based awards and equity awards	• Annual advisory vote on executive compensation, and management adopted shareholders’ last recommendation in 2017 to continue this practice
• Executive stock ownership guidelines and retention requirements support alignment with shareholders’ interests by requiring long-term retention of equity ownership	• CEO transition compensation decisions in 2022 recommended by the ED&CC on advice of its independent compensation consultant aligned our CEO’s pay with our long-term performance
• Our APP includes metrics related to safety, environmental leadership, and diversity, highlighting our commitment to ESG principles

AMERICAN WATER | 2023 Proxy Statement	ix

American Water Works Company, Inc.

2023 Proxy Statement

*    *    *

This proxy statement contains forward-looking statements based on the Company’s current expectations and assumptions regarding future events and readers are cautioned not to place undue reliance upon them. See “Other Matters—Forward-Looking Statements” beginning on page 84 of this proxy statement for further information regarding forward-looking statements.

THE AMERICAN WATER ANNUAL MEETING

INFORMATION ABOUT THIS PROXY STATEMENT

Our Board is furnishing this proxy statement in connection with the solicitation of proxies to vote on matters to be submitted at our 2023 Annual Meeting of Shareholders and at any adjournment or postponement of the meeting. The Notice of Annual Meeting, this proxy statement, the accompanying proxy card and our 2022 Annual Report to Shareholders, or the 2022 Annual Report, were first sent or given on or about March 28, 2023 to shareholders of record as of March 17, 2023, which is referred to as the record date.

Throughout this proxy statement, unless the context otherwise requires:

•	references to the “Board” or the “Board of Directors” mean the Board of Directors of American Water Works Company, Inc.
•	references to “common stock” mean the common stock, par value $0.01 per share, of American Water Works Company, Inc.
•	the terms the “meeting,” the “virtual meeting,” the “annual meeting,” or the “2023 Annual Meeting” refer to the virtual 2023 Annual Meeting of Shareholders of American Water Works Company, Inc.
•	references to “we,” “us,” “our,” the “Company” or “American Water” are to American Water Works Company, Inc., without its subsidiaries

DATE AND TIME OF THE VIRTUAL ANNUAL MEETING

The meeting will be held at 10:00 a.m., Eastern time, on Wednesday, May 10, 2023. The meeting will be held solely in a virtual audio-only format accessible through the virtual meeting website, at www.virtualshareholdermeeting.com/AWK2023.

You will need the 16-digit control number set forth on your proxy card, Notice of Internet Availability of Proxy Materials or voting instruction form, as applicable, to vote or submit an appropriate question during the virtual annual meeting. Therefore, it is very important that you retain your proxy card, Notice of Availability or voting instruction form, and the related materials, including your assigned 16-digit control number, through the date of the annual meeting.

If you lose or misplace your 16-digit control number, please contact our Investor Relations team, at (856) 566-4005. All members of the public, including shareholders who have lost or misplaced their control number, will be able to access the meeting via the virtual meeting site as a guest; however, guest attendees will not be able to vote their shares on the virtual meeting platform or submit appropriate questions.

An audio webcast will be archived and available for 30 days after the meeting on our Investor Relations website at ir.amwater.com.

ATTENDING THE VIRTUAL ANNUAL MEETING

The health and safety of our shareholders, directors, officers, employees, other attendees, and the public at large, is American Water’s most important concern. To promote shareholder safety and security, and to permit broader shareholder access to the meeting, we are holding the meeting solely via remote communications, also known as a “virtual meeting,” rather than at a physical location. You will not be able to attend the meeting in person. However, this virtual meeting format will provide shareholders with an opportunity to participate in the meeting as they would at an in-person meeting.

Shareholders may submit questions in advance of the meeting before 11:59 p.m., Eastern time, on Tuesday, May 9, 2023, by going to www.proxyvote.com, entering your 16-digit control number set forth on your proxy card, Notice of Availability or voting instruction form, as applicable, and following the instructions to submit a question. We intend to answer at the meeting properly submitted questions that are germane to the matters to be voted on at the meeting, as time permits. However, we reserve the right to exclude any question that is (i) duplicative of another question or not pertinent to meeting matters,

AMERICAN WATER | 2023 PROXY STATEMENT	1

(ii) derogatory or in bad taste, (iii) related to pending or threatened litigation or personal grievances, (iv) inappropriate, or (v) able to be excluded under our rules of conduct for the meeting.

To be admitted to the meeting as a shareholder, please visit www.virtualshareholdermeeting.com/AWK2023. Shareholders or their legal proxies must enter the 16-digit control number found on the shareholder’s proxy card, voting instruction form or other proxy materials.

Online access to the meeting will open approximately 15 minutes prior to the start of the meeting to permit you time to access and log into the virtual meeting platform. Attendance is subject to potential capacity limits set by the virtual meeting platform provider.

Once admitted to the meeting as a shareholder, attendees may:

•	listen to and participate in the meeting;
•	submit appropriate questions germane to the matters to be voted on at the meeting;
•	submit a vote or change a previously submitted vote; and
•	during the meeting, view a list of shareholders of record as of the record date.

Instructions on how to attend and participate in the virtual meeting, as well as how to obtain technical and general support on the day of the meeting, will be available at www.virtualshareholdermeeting.com/AWK2023. You will need a computer, or a web-enabled phone, tablet or other device, together with appropriate Internet access and your 16-digit control number, to access the virtual meeting as a shareholder.

Members of the public, including shareholders who do not have their 16-digit control number, will be able to access the meeting in listen-only mode by visiting www.virtualshareholdermeeting.com/AWK2023. Shareholders and other persons without a 16-digit control number will not be able to otherwise participate in, vote at, or submit appropriate questions at, the meeting.

No recording of the meeting by participants will be permitted.

SHARES ENTITLED TO VOTE

All shareholders of record as of the record date are entitled to vote at the meeting. As of the close of business on the record date, 194,642,848 shares of our common stock were outstanding. Each outstanding share of common stock entitles the holder of record to one vote on each matter submitted to the vote of shareholders at the meeting. Holders of our unvested restricted stock units, or RSUs, and unvested performance stock units, or PSUs, as well as holders of awards as to which the receipt of underlying common stock has been deferred, are not entitled to vote any shares of common stock underlying those awards at the meeting.

Under our Amended and Restated Bylaws, the holders of a majority of the outstanding shares of our common stock at the close of business on the record date must be present at the meeting, either virtually or by proxy, to constitute a quorum and to transact business at the meeting. Abstentions and broker non-votes are included in the determination of shares present at the meeting for quorum purposes. See “—How to Vote Shares Held in Street Name” on page 4 of this proxy statement for more information on “broker non-votes.”

SHAREHOLDER LIST

If you are a shareholder of record, and you wish to examine the list of shareholders during the 10-day period preceding the annual meeting, please email your full legal name, address and daytime telephone number to our Secretary at contacttheboard@amwater.com, and you will be contacted by telephone or email concerning access to the list.

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MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

The following table describes the items to be brought for a vote of our shareholders at the meeting, the vote required for adoption of each proposal, the treatment of abstentions and broker non-votes for each matter, and the Board’s voting recommendation as to each matter:

HOW TO VOTE SHARES REGISTERED IN YOUR OWN NAME

If you own shares that are registered on our books and records in your own name, you can vote your shares in any of the following ways:

AMERICAN WATER | 2023 PROXY STATEMENT	3

The internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern time, on Tuesday, May 9, 2023.

Your signed proxy card, or the proxy you grant via the Internet or by telephone, will be voted in accordance with your instructions. If you return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, your shares will be voted:

•	“FOR” the election of each of the Board’s ten director nominees
•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers
•	for the approval, on an advisory basis, of an advisory vote “EVERY YEAR” on the compensation of our named executive officers
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023
•	“AGAINST” a shareholder proposal, if properly presented at the meeting

In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment and discretion of the person exercising the proxy on any other matter properly presented at the meeting and any adjournment or postponement thereof.

If you wish to vote your shares virtually at the meeting, you may vote online during the meeting at www.virtualshareholdermeeting.com/AWK2023, entering your 16-digit control number, and following the on-screen instructions.

If you received more than one proxy card or Notice of Availability, your shares are likely held in more than one account, registered in different names or registered with different addresses. You must separately vote the shares shown on each proxy card or Notice of Availability that you receive in order for all of your shares to be voted at the meeting. For more information regarding the Notice of Availability, please see “Communications, Shareholder Proposals and Company Information—Delivering Proxy Materials Through Electronic Means” on page 81 of this proxy statement.

HOW TO VOTE SHARES HELD IN STREET NAME

If you hold shares through a brokerage firm, trustee, bank, or other financial intermediary or nominee, which is known as holding shares in “street name,” you will receive a voting instruction form from that broker, trustee, bank or other financial intermediary or nominee, each of which we refer to as an “intermediary.” The form will explain how to direct the voting of your shares through the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone.

If your shares are held in street name and you want to vote on any of Proposals 1, 2, 3 or 5, you MUST indicate how you wish your shares to be voted. The broker will vote shares held by you in street name in accordance with your voting instructions, as indicated on your signed voting instruction form or by the instructions you provide via the Internet or by telephone. Absent such instructions, NYSE rules prohibit a broker from exercising discretion to cast a vote with respect to your shares. In that case, a proxy submitted by the broker with respect to your shares would indicate that the broker is unable to cast a vote with respect to the matter, which is commonly referred to as a “broker non-vote.”

Under NYSE rules, Proposal 4 is considered a “routine matter,” and thus a broker would be permitted in its discretion to cast a vote on that proposal as to your shares in the event that you do not provide the broker with voting instructions. Accordingly, if your shares are held in street name, it is important that you provide voting instructions to the intermediary so that your vote will be counted.

If you received more than one voting instruction form or Notice of Availability, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately follow the foregoing voting procedures for each voting instruction form or Notice of Availability that you receive in order for all of your shares to be voted at the meeting.

If you hold shares in street name and wish to vote your shares virtually at the meeting, you may vote online during the meeting by visiting www.virtualshareholdermeeting.com/AWK2023, entering your 16-digit control number, and following the on-screen instructions. The availability of online voting may depend on your intermediary’s specific voting procedures. Please contact your intermediary for information.

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REVOKING OR CHANGING A PROXY

If you own shares in your own name (including shares you may hold through American Water Stock Direct, our dividend reinvestment and direct stock purchase plan), you may revoke any prior proxy, regardless of how your proxy was originally submitted, by:

•	sending a written statement to that effect to our Secretary, which must be received by us before the meeting;
•	submitting a properly signed proxy card dated a later date;
•	submitting a later dated proxy via the Internet or by telephone; or
•	attending the meeting virtually and voting your shares at the meeting.

Please see “Communications, Shareholder Proposals and Company Information—Contacting Us or Our Transfer Agent” on page 82 of this proxy statement for more information on providing our Secretary with written notice and “—Attending the Virtual Annual Meeting” beginning on page 1 of this proxy statement regarding the requirements for attending the virtual meeting.

If you hold shares in street name, you should follow the instructions provided on the voting instruction form you received from the intermediary or contact the intermediary for instructions on how to change your vote.

AMERICAN WATER | 2023 PROXY STATEMENT	5

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS

As of the date of this proxy statement, the Board is comprised of 11 members, consisting of 10 independent directors and M. Susan Hardwick, our President and Chief Executive Officer.

The Board held 15 meetings during 2022. During the period in 2022 for which each incumbent director served as such, each such director attended at least 75 percent of the combined number of Board meetings and meetings of the Board committees on which such director served. The overall attendance during 2022 for all Board members was 94.9 percent.

The Board has adopted an attendance policy, set forth in our Corporate Governance Guidelines, under which attendance, whether in person or by remote communication, is expected at all Board and committee meetings, except for absences previously excused by the Board Chair or the Chair of the Nominating Committee, due to extraordinary circumstances. All members of the Board are expected to attend the annual meeting of shareholders, except for absences due to unavoidable or extenuating circumstances. All of the directors then on the Board virtually attended the 2022 annual meeting of shareholders.

At most regularly scheduled meetings, the Board meets in executive session, without members of management present. Our independent, non-executive Board Chair presides over these sessions.

BOARD REVIEW OF RELATED PERSON TRANSACTIONS

In October 2022, the Board approved the adoption of amendments to our Related Person Transaction Policy, which serves to identify, review and approve transactions involving related persons. This policy supplements our Code of Ethics by prohibiting transactions with related persons unless specifically exempt or prior written approval is granted as discussed below.

Related person transactions include non-exempt transactions, relationships or arrangements in excess of $120,000 in which American Water or any subsidiary was or is to be a participant and a related person had or will have a direct or indirect material interest. For purposes of this policy, a “related person” is:

•	an executive officer or director of the Company;
•	a beneficial owner of more than five percent of our common stock; or
•	an immediate family member (as defined by the policy) of any of the foregoing.

Approval of a related person transaction may only be granted in writing in advance by the disinterested members of either the Board or the Audit, Finance and Risk Committee. Before any related person transaction is approved, the following factors, among others, are to be considered:

•	the purpose, and the potential benefits to American Water, of the transaction;
•	the related person’s interest in the transaction;
•	the dollar value of the transaction or the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction is to be undertaken in the ordinary course of business of American Water; and
•	whether the transaction is on terms more favorable to American Water than a transaction with an unrelated third party.

Approval of a related person transaction under the policy will be granted only if it is determined that, under all of the circumstances, the transaction is in the best interests of American Water and only so long as those interests outweigh any negative effects that may arise from permitting the transaction to occur.

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BOARD COMMITTEES

As of the date of this proxy statement, the Board has four separately designated standing committees:

Each standing committee has a charter that governs its operations and sets forth each such committee’s duties and responsibilities. A copy of each such committee’s charter is available on our Investor Relations website at ir.amwater.com and can also be obtained, free of charge, by sending us a written request. See “Communications, Shareholder Proposals and Company Information—Contacting Us or Our Transfer Agent” on page 82 of this proxy statement.

As needed, each standing committee sets a time to meet in executive session without management personnel present. The ED&CC meets regularly with its independent compensation consultant in executive sessions. The Audit, Finance and Risk Committee meets regularly in separate executive sessions with, among others:

•	our Vice President of Internal Audit;
•	our General Counsel together with our Chief Compliance Officer; and
•	representatives of our independent registered public accounting firm.

Also, each standing committee has the authority to retain outside advisors, including legal counsel or other experts, as it deems appropriate in its sole discretion and to approve the fees and expenses associated with such advisors.

The membership of each of the standing Board committees as of the date of this proxy statement, including the number of committee meetings held during 2022, are set forth in the table below:

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A description of each of our standing committees as of the date of this proxy statement, together with its primary responsibilities, is provided below.

•   Coordinates oversight of financial planning and reporting

•   Discusses with management, at least annually, our policies with respect to risk assessment and risk management, our major financial risk exposures and the steps management has taken to monitor and control these exposures

•   Represents and assists the Board in fulfilling its responsibility to oversee:

▪  the quality and integrity of our financial statements;

▪  the adequacy and effectiveness of our system of internal controls;

▪  our compliance with legal and regulatory requirements;

▪  our independent auditor’s qualifications and independence;

▪  the performance of our internal audit function and that of our independent auditor;

▪  issues regarding accounting principles, including changes in accounting and auditing principles and practices;

▪  our risk assessment and risk management strategy; and

▪  our financial policies and significant financial decisions

•   Has sole authority and responsibility to appoint, compensate, retain, terminate and oversee our independent auditor

•   Monitors, reviews and evaluates our:

▪  financial forecasts, financial condition and anticipated financing requirements;

▪  capital structure, including new issuances, purchases or redemptions of debt and equity securities, and the impact of these on our credit ratings;

▪  capital expenditure plan and strategies;

▪  dividend payment policy;

▪  investment performance of the assets held under our employee benefit plans and related investment guidelines; and

▪  cash management plans and strategies

•   Coordinates oversight of operational risk management with the other committees and the Board

•   Exercises the authority of the Board with respect to long-term debt issuances and any related guarantees, support obligations or security related to such issuances and to appoint a pricing committee for such issuances

•   Reviews internal controls with respect to information and technology systems, security management systems and cybersecurity that could have a significant impact on our financial statements

•   Recommends to the Board actions with respect to our directors’ and officers’ liability insurance programs

•   Adopts, and oversees the enforcement of, our Code of Ethics

•   No less frequently than every two years, reviews and approves the Internal Audit Charter, including any amendments thereto, and approves the internal audit plan

•   Establishes and reviews our overall compensation philosophy

•   Reviews and recommends to the Board the compensation and performance of the CEO, as well as goals and objectives relevant to the CEO’s compensation

•   Oversees our compensation and benefit plans and programs with respect to our Section 16 officers

•   Approves, after receiving the recommendations of, and consulting with, the CEO, the compensation of our Section 16 officers other than the CEO

•   Reviews and makes recommendations to the Board regarding our equity-based compensation plans, and takes such actions as required by these plans or specifically delegated to the ED&CC

•   Reviews and approves performance-based cash compensation plans in which the CEO and the CEO’s direct reports participate, or which provide more than $100,000 in compensation to any other employee in any calendar year

•   Reviews periodically the operations of our executive compensation programs to determine whether they are properly coordinated and implemented and achieving their intended purpose

•   Reviews and recommends to the Board contracts and compensatory transactions, including consulting arrangements, employment contracts and severance agreements, with the CEO, COO and CFO, and approves such contracts and transactions with respect to other current or certain former Section 16 officers

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•   With input from the Board, oversees the process for executive succession planning, other than the CEO

•   At least annually, reviews and assesses our ID&E programs, culture engagement, and organizational and leadership development plans to identify, attract and retain high-potential employees

•   Reviews a risk assessment of our compensation policies and practices and makes appropriate recommendations to the Board

•   Reviews and recommends to the Board the creation or revision of any compensation recoupment policy applicable to our Board or Section 16 officers

•   Reviews and monitors employee retirement and other benefit plans, including plan design, features and funding

•   Establishes, periodically reviews and approves stock ownership guidelines and stock retention requirements

•   Reviews and recommends to the Board the form and amount of director and Board Chair compensation at least every two years

•   Represents and assists the Board in overseeing and reviewing:

▪  our employee and public safety policies and practices;

▪  our environmental policies and practices, including water quality, contaminants of emerging concern, water conservation and climate variability;

▪  our technology policy, strategy and governance, including physical security and cybersecurity issues; and

▪  operational performance and risk exposure and mitigation strategies not covered by another committee of the Board

•   Reviews physical security and cybersecurity threat assessments, emerging issues and related initiatives

•   Coordinates with the Audit, Finance and Risk Committee on matters related to cybersecurity risk

•   Reviews and monitors:

▪  significant environmental strategies;

▪  policy and planning issues of interest to the Company, including matters before environmental regulatory agencies;

▪  compliance with environmental laws and regulations; and

▪  environmental performance in regards to Company metrics

•   Reviews matters involving the customer experience, business alignment with the strategic technology plan and reporting of major technology projects

•   Establishes criteria for the selection of new director candidates to serve on the Board

•   Identifies qualified director nominees (including new candidates as well as existing directors) and recommends their election to the Board

•   Conducts appropriate inquiries into the backgrounds and qualifications of director nominees

•   Reviews and makes recommendations on the composition and size of the Board to ensure its membership is sufficiently diverse and independent

•   Recommends directors to serve as Board Chair and members of the Board committees

•   Establishes, monitors and recommends the structure and operations of each committee of the Board, including the qualifications and criteria for committee members, and makes recommendations regarding appropriate changes to the committee chairs and members

•   Makes recommendations as to the creation or elimination of Board committees

•   Oversees the annual evaluation of each director, including the Board Chair, and the Board as a whole

•   Develops and recommends to the Board amendments to its Corporate Governance Guidelines, and annually assesses their adequacy

•   Considers and makes recommendations on questions of director independence

•   Reviews the adequacy of our certificate of incorporation and bylaws

•   Oversees our continuing director education program

•   Oversees, with input from the Board Chair and the current CEO, the process of CEO succession planning

•   Recommends to the Board whether to accept or reject a director resignation if a director fails to receive a majority vote of the shareholders

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Under the terms of its charter, the ED&CC has delegated authority to certain committees comprised of members of management to perform fiduciary, asset administration, and other administrative activities with respect to certain of the Company’s retirement and other benefit plans. Also, as authorized by the terms of the Omnibus Plan, the ED&CC has delegated authority to the CEO to grant awards under the Omnibus Plan to Company employees who are not Section 16 officers, subject to an annual maximum number of shares that may be awarded utilizing this delegated authority.

In addition, the Board has designated an Emergency Executive Committee as a non-standing committee of the Board comprised of the Board Chair, as chair, and the chairs of each of the Board’s standing committees as other members, to provide for Board action in the event of an emergency or other time-sensitive matter, as determined by the Board. The Emergency Executive Committee is authorized to act on behalf of the Board as to any matter, except as to matters that cannot be delegated to a committee under Delaware law. During 2022, the Emergency Executive Committee met three times.

BOARD LEADERSHIP STRUCTURE

Since February 2, 2022, Ms. Hardwick has served as our President and Chief Executive Officer and a member of our Board. Mr. Kurz has served as our Board Chair since May 11, 2018. In December 2022, to promote gender neutrality, we redesignated the name of this role from “Chairman of the Board” to “Board Chair.”

In accordance with our Corporate Governance Guidelines, the Board Chair is an independent director. We believe that the oversight function of a board of directors is enhanced when an independent director, serving as board chair, is in a position to set the agenda for, and preside over, meetings of the board of directors. We also believe that our leadership structure enhances the active participation of our independent directors.

The Board Chair is responsible for:

•	setting the agenda for meetings of the Board, and presiding over Board meetings at which the Board Chair is present;
•	coordinating the work of the Board committees;
•	overseeing the distribution of materials by our Secretary to the members of the Board;
•	serving as the independent director primarily responsible for Board consultations and communications between the Board and shareholders; and
•	performing such other duties as the Board may, from time to time, require to assist it in the fulfillment of its duties.

If the Board Chair ceases to be an independent director, the Board shall select another Board Chair from among the members of the Board who are determined by the Board at that time to be independent directors. The Board Chair is selected, and may be removed from that position at any time, by a majority of the members of the Board.

BOARD ROLE IN RISK OVERSIGHT

One of the responsibilities of the Board is the oversight of our risk management activities, which is discharged by the Board as well as through the Audit, Finance and Risk Committee, the ED&CC and the SETO Committee. In discharging this responsibility, the Board and these committees, with the assistance of management, monitor and evaluate our major enterprise risks and oversee and monitor the design and implementation of guidelines and programs to manage these risks.

Our management has overall responsibility for conducting risk assessments and risk management strategy and programs. Our Enterprise Risk Management Committee, consisting of various Company executives, as well as certain functional and business unit employees and leaders, oversees enterprise risk management activities. The Enterprise Risk Management Committee meets at least four times a year. The Enterprise Risk Management Committee’s areas of focus include competitive, economic, operational (including physical security and cybersecurity), financial (including accounting, internal audit, credit, liquidity and tax), legal, compliance, regulatory, health, safety and environmental, political and reputational risks.

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Audit, Finance and Risk Committee Role

The Audit, Finance and Risk Committee is responsible for assisting the Board in overseeing the Company’s accounting and disclosure controls, the design and performance of the internal audit, ethics and compliance functions, and the enterprise risk management process, including risk assessments and risk management strategy. The Audit, Finance and Risk Committee also has direct authority over the Company’s independent registered public accounting firm.

In performing these responsibilities, the Audit, Finance and Risk Committee reviews, at least annually, with management our major financial and operational risk exposures, including any risk concentrations and risk interrelationships, the magnitude and the likelihood of occurrence of risk, and management’s activities to monitor and control these exposures. This committee also reviews our major financial risks, including credit, liquidity, market and funding risks. The Audit, Finance and Risk Committee coordinates oversight of operational risk management with the SETO Committee. The Audit, Finance and Risk Committee also oversees our insurance risk management policies and programs and makes recommendations to the Board regarding the structure and renewal of our directors’ and officers’ liability insurance program.

Executive Development and Compensation Committee Role

The ED&CC assesses potential risks related to our compensation policies and practices. Management conducts and presents to the ED&CC for its review an annual risk assessment of our executive compensation, with a particular focus on performance-based compensation. This risk assessment is reviewed with both our internal audit function as well as with the Enterprise Risk Management Committee. In February 2022, an update of this risk assessment, which included our 2021 short-term and long-term performance-based executive compensation, was reviewed with the ED&CC. This assessment sought to identify whether features of our compensation policies and practices could potentially encourage excessive risk-taking and whether our risk management objectives are being met with respect to incentivizing our employees.

The risk assessment conducted by management found that our existing short-term and long-term compensation is coupled with compensation design elements and other controls that discourage decision-making focused solely on compensatory consequences. These design elements and controls include, among other things:

•	base salaries that are a sufficient component of total compensation to discourage excessive short-term risk taking;
•	cash performance-based awards with a maximum payout that is limited to 200 percent of target;
•	the use of long-term performance awards that mitigate against the taking of short-term risks;
•	the implementation of an annual independent audit of our APP targets and award process conducted by our internal audit function;
•	the ability of the ED&CC to review progress against APP goals and to exercise discretion in determining the amount of cash performance- based compensation awarded;
•	Company-wide and individual performance targets which are dispersed among a variety of financial and non-financial metrics, as well as among short-term and long-term goals;
•	policies and procedures implemented to provide for meaningful checks and balances regarding significant business decisions that may have a compensatory benefit, including the use of a robust vetting process for new business development opportunities and limiting the delegated authority of executives to approve transactions;
•	a compensation recovery policy that would require repayment of incentive compensation in the event of a material restatement of our financial statements under specific circumstances;
•	the use of overlapping vesting and performance periods through annual long-term performance award grants;
•	our long-term performance plan does not include stock options, thereby discouraging behavior focused on short-term increases in stock prices; and
•	stock ownership guidelines and retention requirements that are applicable to executives and employees of the Company at a specified minimum salary grade (generally vice president) level.

On the basis of management’s review of our executive compensation programs, management concluded, and advised the ED&CC, that the risks of these compensation programs are mitigated and are not reasonably likely to have a material adverse effect on American Water. Accordingly, no material adjustments were made to the Company’s compensation policies and practices as a result of its risk profile. The risk assessment for 2022 will be completed and reviewed with the ED&CC in May 2023.

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SETO Committee Role

The SETO Committee reviews and monitors operational risk exposure and risk mitigation strategies with the Audit, Finance and Risk Committee and the Board. In performing these responsibilities, the SETO Committee reviews management’s processes for assessing business continuity risks and developing related contingency planning. The SETO

Committee also reviews physical and cybersecurity preparedness and threat assessments, is updated on emerging issues and our related responses and initiatives, and coordinates with the Audit, Finance and Risk Committee and the Board on matters related to cybersecurity risk.

BOARD ROLE IN SUCCESSION PLANNING

The Corporate Governance Guidelines provide that a primary responsibility of the Board is planning for the succession of our CEO and other executive officers. The goal of our succession planning process is to identify executive talent at the Company and provide for continuity of effective leadership that can fulfill the long-term requirements of our business. The Corporate Governance Guidelines contemplate a collaborative effort between the Board (and certain of its committees) and the CEO; however, the Board retains full responsibility for the selection of the CEO.

Specifically, the Corporate Governance Guidelines provide that the CEO annually submits to the Board for its review a succession plan for the CEO and other executive officers. The succession plan includes a determination of key competencies and desired experiences for the particular role, an identification and assessment of internal candidates, development plans for internal candidates and, as appropriate, identification of external candidates. The criteria used to assess potential CEO candidates are formulated by the Board based on the Company’s business strategies, and include the candidates’ experience, as well as strategic and leadership qualities. The CEO must also submit to the Board annually an emergency succession plan to prepare for any unforeseen event that may prevent the CEO from continuing to serve. The Board may review executive development and succession planning more frequently as it deems appropriate.

Consistent with its responsibilities as described in this section, the Board has delegated the day-to-day responsibility for the process of providing a slate of CEO succession candidates for consideration by the Board to the Nominating Committee, with input from the Board Chair and the current CEO. The Board also has delegated authority to the ED&CC to collaborate with the CEO to ensure that processes are in place for succession planning and development with respect to other executive officers.

As a practical matter, consideration of executive succession planning (especially for the CEO role) occurs throughout the year at Board meetings and involves regular interaction between and among the Board, the President and Chief Executive Officer, the Executive Vice President, Chief Human Resources Officer, and other members of management, as appropriate.

LIMITATIONS ON ADDITIONAL BOARD SERVICE

The Board’s Corporate Governance Guidelines limits the service of Board members as directors of other public companies. Commonly referred to as “overboarding” provisions, the primary purpose of these limitations is to ensure that each director is able to devote sufficient time to perform their duties as a member of the Board.

Under these provisions, no non-employee director may serve on the board of directors of more than three other public companies, and a director who is an executive officer of a public company, including American Water, may not serve on the board of directors of more than two public companies. No director may serve on the audit committee of more than two public companies without the prior approval of the Nominating Committee.

Also, for any potential board service not prohibited by these limitations, directors are required to advise and obtain the approval of the Nominating Committee chair in advance of accepting an invitation to serve on a for-profit board. Prior to approving such service, the Nominating Committee chair will review the proposed relationship for potential conflicts of interest and time demands, considering such facts as the chair deems relevant, including industry or operations of the other company and whether service on a greater number of boards would impair the director’s ability to serve effectively on the Board.

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BOARD REFRESHMENT AND DIRECTOR TENURE

The following graphic depicts the tenure of our Board nominees as of the date of this proxy statement:

As represented by the director tenure graph above and evidenced by our actual Board refreshment over the past few years, we seek to maintain a continual balance of directors with historical and institutional knowledge and experience coupled with new directors who have more recently joined the Board. While we believe the current and proposed size and composition of the Board are appropriate, the Board continually devotes substantive attention and focus on Board succession planning and activities to meet the Board’s future needs.

Our Corporate Governance Guidelines do not impose term limits on the service of our directors. The Nominating Committee reviews annually each director’s continuation on the Board, which allows each director the opportunity to confirm their desire to continue as a director and provides the Board an opportunity to replace directors who no longer wish to remain on the Board. Also, the Nominating Committee periodically assesses the quality and efficacy of our Board tenure and refreshment policies, including based on feedback received from our shareholder outreach program (described in more detail below).

Our Corporate Governance Guidelines generally restrict a non-employee director who has reached their 75th birthday prior to the date of our annual meeting of shareholders from being nominated for re-election to the Board. However, the Board may, in special circumstances and where deemed in the best interests of the Company, grant an exception to this policy on an annual basis. The Board must determine to make a special exception prior to each ensuing term of a director for which the special exception will be applicable. There are no director nominees standing for election at the annual meeting who are 75 years of age or older.

SHAREHOLDER OUTREACH

During 2022, our Investor Relations team, together with key executives and management, engaged with over 250 investors. In addition, our Corporate Secretary and Investor Relations teams jointly led a shareholder outreach program focused on corporate governance, executive compensation, ESG and sustainability, ID&E, shareholder disclosure and related topics. Through this outreach program, now in its ninth consecutive year and held both during and after proxy season, shareholders who beneficially owned, in the aggregate, more than 52 percent of our common stock, as well as leading proxy advisory firms, were contacted. The purpose of this outreach program is to better identify and understand the relevant topics that were most important to our shareholders. Through these sessions, we:

•	discussed topics of interest to our shareholders;
•	solicited shareholder viewpoints;
•	conveyed our views on those topics; and
•	gained a better understanding of areas of mutual consensus.

We received overall positive feedback regarding, among other things: our corporate governance framework, our Board composition, our proxy statement disclosures, our compensation practices, our commitment to ESG, including racial equity and justice, and our political contribution and lobbying governance and disclosure. Also, shareholders expressed appreciation for our willingness to seek their views, and more importantly, the desire to establish an ongoing dialogue with them. Shareholders also encouraged us to continue to make voluntary disclosures, including summaries of our key initiatives, that will help them better understand our policies, procedures and how we run the business. The input and insight gleaned from our shareholder outreach program is shared with management and our Board.

We intend to continue to engage regularly with shareholders and proxy advisory firms to solicit their input, and we give careful consideration to the feedback we receive. We also use this outreach to consider meaningful avenues to respond to appropriate suggestions for further enhancement to our corporate governance standards and practices.

AMERICAN WATER | 2023 PROXY STATEMENT	13

GOVERNANCE POLICIES AND PROCEDURES

Our Code of Ethics applies to our directors, officers and employees and is designed to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships, and deter wrongdoing or even perceptions of wrongdoing;
•	full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file;
•	accountability for adhering to the Code of Ethics; and
•	compliance with applicable governmental laws, rules and regulations.

Our Code of Ethics provides for the prompt internal reporting of violations to an array of appropriate persons and confidential treatment of the reporting person, to the extent possible, during a compliance investigation. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics that applies to our principal executive officer, principal financial officer, or principal accounting officer or controller (or persons performing similar functions) by making disclosures concerning such matters available on the Investor Relations page of our website.

We have also adopted an Anti-Corruption & Anti-Bribery Policy that reinforces our commitment to working ethically and maintaining the highest level of integrity when conducting business on behalf of the Company. This policy promotes truthful and transparent conduct in our interactions with our business partners, governmental agencies and government officials. We have a long-standing commitment to compliance with all applicable anti-corruption laws, and bribes, kickbacks, and other similar payments to or from third-parties are prohibited.

Our Corporate Governance Guidelines set out principles by which the Board will operate and execute its responsibilities in accordance with our Restated Certificate of Incorporation, our Amended and Restated Bylaws, the listing standards of the NYSE, and applicable laws.

Current copies of our Code of Ethics, Anti-Corruption & Anti-Bribery Policy and Corporate Governance Guidelines are available on our Investor Relations website at ir.amwater.com and can also be obtained by sending us a written request. See “Communications, Shareholder Proposals and Company Information—Contacting Us or Our Transfer Agent” on page 82 of this proxy statement.

PROXY ACCESS

Our Amended and Restated Bylaws include a proxy access provision pursuant to which any eligible shareholder, or eligible group of up to 20 shareholders, owning three percent or more of our common stock continuously for a three-year period and through the date of the next annual meeting of shareholders may, subject to certain limitations and conditions, nominate and include in our proxy materials for that annual meeting of shareholders, a number of director nominees not to exceed the greater of (a) two directors or (b) 20 percent of the directors then serving on the Board (rounded down to the nearest whole number).

POLITICAL CONTRIBUTION POLICY

As a company whose regulated operations can be significantly impacted by public policies, we participate responsibly in the political process and make reasonable political contributions consistent with all applicable laws and reporting requirements. We also hold memberships in a variety of industry, trade and business associations, which enable us to understand the views of others and obtain feedback on our positions.

As part of our commitment to good governance principles and transparency, we maintain a Political Contribution Policy that requires that our political contributions, which we define as direct contributions or expenditures (in cash or in kind) to a political party, a candidate for an elected office or a candidate’s political campaign, or a political action committee, or PAC, (subject to the exclusions referenced below) be made only:

•	by the American Water Works Company, Inc. Employee Federal PAC, referred to as the Federal PAC; or
•	to, or through, a PAC sponsored by or associated with one of our subsidiaries or lines of business, referred to as a Subsidiary PAC.

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Political contributions, as defined under this policy, do not include amounts spent in connection with a core business function, such as a water or wastewater system acquisition, defense of a condemnation action filed against us, or other activities that impact or affect the operation of our business, unless made to support a political party, a candidate for an elected office or a political campaign. Also, a payment to a trade association or tax-exempt organization (other than a PAC, a Section 527 organization, or a similar entity) is not a political contribution under this policy, even if any portion of the payment is used for political purposes.

All political contributions by the Company must be approved in advance by our CEO. Political contributions by the Company’s subsidiaries must first be approved by the subsidiary’s or line of business’s president, or similar officer. This pre-approval requirement does not apply to contributions by the Federal PAC or a Subsidiary PAC, which are governed by the PAC’s own charter, policies and procedures. Our Political Contribution Policy does not regulate or apply to our employees’ own political contributions.

Since 2019, we have disclosed annually on our website, within 180 days after the end of the preceding fiscal year, the following information regarding our political contributions:

•	the payor, recipient, date and amount of each direct political contribution (as defined under the
Political Contribution Policy) we made, and the title of the person approving it;
•	the payor, recipient, date and amount of each political contribution made by the Federal PAC and each Subsidiary PAC; and
•	the payor, recipient and amount of each payment made to a trade association or tax-exempt organization (including Section 501(c)(4) organizations) during the last fiscal year, which, individually or in the aggregate, exceeded $50,000, if the association or organization provided a written statement that some or all of our payments were used for non-deductible political, electioneering or lobbying purposes, as well as the amount reported by the association or organization as attributable to these non-deductible activities.

Our governance and disclosure efforts regarding political contributions continue to be recognized by the Center for Political Accountability’s CPA-Zicklin Index, which for 2022 placed us in the top quartile among all of the S&P 500 companies for the fourth year in a row.

The Nominating Committee reviews this policy at least annually and also reviews and recommends to the Board for approval in advance the public disclosures required by the policy. The policy and our political contribution disclosures are available through our Investor Relations website at ir.amwater.com.

LOBBYING EXPENDITURES

We value our relationships with government officials and our interactions with them comply with applicable federal, state and local laws, regulations and rules. These rules are often complex and vary from state to state. However, we believe it is an important and necessary part of our mission to provide safe, clean and affordable water and wastewater services to our customers to engage in the public policy arena. For these reasons, we do, from time to time, engage in lobbying activities, which we define generally as communications with government officials, legislators, regulators, executive branch officials or members of their staff.

We publicly disclose on our website, within 180 days after the end of each fiscal year, the amount of aggregate lobbying expenditures (as defined under applicable state or federal law and to the extent required to be reported to applicable election commissions). This reported amount includes all expenditures made during periods of time required to be reported for the last fiscal or calendar year, and it may include expenditures for periods of time other than such year. We also have senior management report annually to the Board on our lobbying activities to provide oversight for these activities.

AMERICAN WATER | 2023 PROXY STATEMENT	15

PROPOSAL 1

ELECTION OF DIRECTORS

EXPLANATION OF THE PROPOSAL

In accordance with our Restated Certificate of Incorporation and Amended and Restated Bylaws, the number of directors is fixed from time to time by the Board. The size of the Board is currently fixed at 11. Ten persons have been named as director nominees for election at the 2023 annual meeting; George MacKenzie will not be standing for re-election at the annual meeting as he does not wish to be considered as a candidate for re-election. Assuming the election of all of the 10 director nominees named in this proxy statement, the Board intends to reset the size of the Board from 11 to 10.

On the recommendation of the Nominating Committee, the Board has nominated for election to the Board the following persons:

•	Jeffrey N. Edwards
•	Martha Clark Goss
•	M. Susan Hardwick
•	Kimberly J. Harris
•	Laurie P. Havanec
•	Julia L. Johnson
•	Patricia L. Kampling
•	Karl F. Kurz
•	Michael L. Marberry
•	James G. Stavridis

Each of these nominees is currently a member of the Board. If elected, each nominee would hold office until the date of the 2024 annual meeting of shareholders, or until their successor is elected and qualified, or until their earlier death, resignation or removal. Proxies may not be voted with respect to more than these 10 nominees.

Each director nominee identified in this proxy statement has confirmed that the director is willing and able to serve as a director, if elected. Should any of the nominees, prior to the meeting, become unable to serve as a director for any reason, the Board may either reduce the number of directors to be elected or select another nominee recommended by the Nominating Committee. If another nominee is selected, all proxies will be voted for the substitute nominee. In accordance with our Amended and Restated Bylaws and our Corporate Governance Guidelines, prior to the meeting, each incumbent director nominee will submit a contingent resignation in writing to the Board Chair or the Secretary of American Water. The resignation becomes effective only if the director fails to receive a sufficient number of votes for re-election at the meeting, assuming a quorum is present and the Board accepts the resignation. In an uncontested election of directors, if any incumbent director nominated for re-election does not receive the affirmative vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the Nominating Committee will make a recommendation to the Board on whether to accept or reject such tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating Committee’s recommendation, and publicly disclose, by a press release, a filing with the SEC, or other broadly disseminated means of communication, its decision regarding the tendered resignation and the rationale behind the decision of the Board within 90 days from the date of the certification of the election results.

With respect to a tendered resignation, each of the Nominating Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that it considers appropriate and relevant. The director who tenders their resignation will not participate in the recommendation of the Nominating Committee or the decision of the Board with respect to their resignation. If a director’s resignation is not accepted by the Board, such director will continue to serve until the 2024 annual meeting of shareholders and until their successor is duly elected, or their earlier death, resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

16	AMERICAN WATER | 2023 PROXY STATEMENT

DIRECTOR CRITERIA, QUALIFICATIONS, EXPERIENCE AND DIVERSITY

We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will enable the Board to fulfill its responsibilities. Therefore, the Nominating Committee considers diversity in identifying nominees for directors. In this regard, the Nominating Committee views diversity in a broad sense, including, without limitation, on the basis of skills, experience, age, race, gender and ethnicity. The Board believes in balancing the value that longevity of director service can bring with the value of new ideas and insights that can come through new members. In addition, our Corporate Governance Guidelines provide that directors must be persons of good character and thus must possess all of the following personal characteristics:

•	Integrity: Directors must demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Directors must be willing to be accountable for their decisions as directors.

•	Judgment: Directors must possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors must interact with each other in a manner which encourages responsible, open, challenging and informed discussion.

•	High Performance Standards: Directors must have a history of achievement which reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors must be committed to, and enthusiastic about, their performance for American Water as directors, both in absolute terms and relative to their peers.

•	Courage: Directors must possess the courage to express views openly, even in the face of opposition.

The Board strives to have members with knowledge, experience and skills in the following core competencies:

•	accounting and finance
•	business judgment
•	management
•	crisis response
•	industry knowledge
•	utility regulation
•	leadership, including in other public companies
•	environmental management
•	ID&E and human capital management
•	strategy/vision
•	technology

In this regard, in evaluating a candidate’s experience and skills, the Nominating Committee will consider qualities such as an understanding of the water industry, utilities, marketing, finance, customer service, utility and environmental regulation, cybersecurity and public policy issues. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition, the Board is committed to having directors who add tangible value to American Water with a diversity of ideas, approaches and experiences and the interpersonal capacity to foster effective communication within the Board and with management.

Annually, the Nominating Committee reviews the profile, engagement and performance of each director to determine whether the director should be renominated for Board service. The Nominating Committee also considers whether, in light of our strategy or trends in our market environment, new skill sets or experiences would benefit us and our shareholders.

The process followed by the Nominating Committee to identify and evaluate candidates includes requests to members of the Board and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating Committee and other members of the Board. The Nominating Committee may engage a third party to assist in the search for director candidates or to assist in gathering information regarding a director candidate’s background and experience. If the Nominating Committee engages a third party, that committee would approve the fee that American Water pays for these services.

When evaluating the recommendations of the Nominating Committee, the Board should take into account all factors it considers appropriate, which may include:

•	whether the candidate has exhibited behavior that indicates commitment to the highest ethical standards;

AMERICAN WATER | 2023 PROXY STATEMENT	17

•	whether the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the communities and geographies in which the Company operates;
•	whether the candidate has achieved prominence in their business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make;
•	whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of our shareholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency;
•	whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust; and
•	whether the candidate will be able to devote sufficient time and energy to the performance of their duties as a director.

The following highlights the key skills, qualifications and experiences of our director nominees:

American Water Strategic Priorities

•	Customer Experience
•	Safety
•	Human Capital Management
•	Operational Excellence
•	Customer Growth and Acquisitions

Additional Key Skills

•	Regulated Industry
•	C-Suite
•	Governance/Risk Management
•	Financial
•	Legal
•	Sustainability/Climate
•	Technology and Cybersecurity

Information regarding our Board diversity is shown below, based on voluntary, self-identification information provided by our director nominees.

18	AMERICAN WATER | 2023 PROXY STATEMENT

DIRECTOR NOMINEES

We have provided below for each of our 10 director nominees a summary of biographical and committee information as of the date of this proxy statement.

JEFFREY N. EDWARDS Independent Director Age 62 Director Since 2018 Committees Audit, Finance and Risk (Chair) Nominating

Other Current Public Company Boards:

•   Raymond James Financial, Inc. (NYSE: RJF), a diversified financial services company

▪  Lead Independent Director, since 2023

▪  Director, from 2014 to 2023

Past Public Company Boards:

•   The NASDAQ Stock Market, Inc., 2004 to 2006

Business Experience:

•   Chief Operating Officer, New Vernon Capital, since 2009

•   Various senior executive positions over 22 years at Merrill Lynch & Co., including:

▪  Vice Chairman, from 2007 to 2009

▪  Chief Financial Officer, from 2005 to 2007

▪  Head of Origination, Americas, from 2004 to 2005

▪  Head of Global Capital Markets, from 2003 to 2004

▪  Co-Head of Global Equity, from 2001 to 2003

Other Positions:

•   Director, Medusind Solutions India Private Limited and Medusind Solutions, Inc., from 2012 to 2019

Education:

•   Bachelor of Science, with Honors, Haverford College

•   Master in Business Administration, The Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Mr. Edwards’ current executive leadership position with an investment advisory firm demonstrates focus on growth and strategic planning.

•   Longstanding executive experience with a leading global capital markets and financial services firm provides Mr. Edwards with a substantive understanding of many issues confronting our business, including capital markets needs, strategic planning, growth opportunities and a variety of operational matters.

AMERICAN WATER | 2023 PROXY STATEMENT	19

MARTHA CLARK GOSS Independent Director Age 73 Director Since 2003 Committees Audit, Finance and Risk ED&CC

Other Current Public Company Boards:

•   Neuberger Berman Mutual Funds, since 2007

•   Allianz Life Insurance Company of New York, since 2005

Past Public Company Boards:

•   Dexter Corporation

•   Claire’s Stores Inc.

•   Ocwen Financial Corporation

•   Foster Wheeler Corporation

Business Experience:

•   Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC, a holding company and investment vehicle for investments in healthcare related companies, from 2003 until 2014

•   Chief Financial Officer of The Capital Markets Company, from 1999 until 2001

•   Chief Financial Officer of Booz Allen Hamilton Holding Corporation (formerly Booz-Allen Hamilton Inc.), a consulting firm, from 1995 to 1999

•   Various senior executive positions at Prudential Insurance Company, or Prudential, from 1981 until 1995, including President of Prudential Power Funding Associates, the investment arm of Prudential responsible for electric and gas utilities and alternative energy projects, Senior Vice President, Enterprise Risk Management and President, Prudential Asset Management Company, and Treasurer of Prudential

•   Vice President, The Chase Manhattan Bank, from 1971 to 1976 and from 1978 to 1981

Other Positions:

•   Trustee Emerita, Brown University, since 1987

•   Trustee and Treasurer, Brown University, from 1987 to 1998

•   Member of the Board of the Museum for American Finance, since 2013

•   Member and Past President, director and audit committee chair of the Financial Women’s Association of New York, from 1987 to 2018

•   Member of the Committee of 200, a women’s professional organization

•   Member of the President’s Advisory Council for the Economics Department, Brown University, since 2018

Education:

•   Bachelor of Arts, Brown University

•   Master in Business Administration, The Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Ms. Goss’ extensive financial, investment, and governance experience provides valuable insights to the Board and its committees.

•   Experience as President of an investment subsidiary of Prudential, responsible for substantial investments in electric and gas public utilities and alternative energy projects, enables Ms. Goss to share with the Board her considerable knowledge regarding public utilities.

•   Experience as Senior Vice President, Enterprise Risk Management, at Prudential enables Ms. Goss to provide expertise in risk management.

20	AMERICAN WATER | 2023 PROXY STATEMENT

M. SUSAN HARDWICK President and Chief Executive Officer, and Director Age 60 Director Since 2022

Business Experience:

•   President and Chief Executive Officer since February 2, 2022

•   Chief Financial Officer, from July 1, 2019 to May 16, 2022; joined the Company in June 2019 as Vice President—Finance

•   Held various senior executive positions with Vectren Corporation, including Executive Vice President and Chief Financial Officer, Senior Vice President, Finance, and Vice President, Controller and Assistant Treasurer, from January 2000 until its sale to CenterPoint Energy, Inc. in February 2019

•   Assistant Corporate Controller, Cinergy Corp.

•   Senior Manager, Arthur Andersen & Co.

Other Current Public Company Boards:

•   New Jersey Resources Corporation (NYSE: NJR), a diversified energy services company, since September 2020

Other Positions:

•   Member, Board of Directors, The Chamber of Commerce for Greater Philadelphia

Education:

•   Bachelor of Arts, Accounting, Indiana University

Experience and Qualifications to Serve on the Board:

•   Ms. Hardwick’s intimate knowledge regarding our business and industry, by virtue of her service as our principal executive officer and principal financial officer, enables her to provide valuable insights regarding our strategies, operations, finance, liquidity, business development, investor relations, capital resources and administration.

•   Her approximately 23 years of service in various senior executive positions with regulated, investor-owned utilities, coupled with her public accounting background, gives her an intimate knowledge of regulated utility operational, financial and accounting matters.

AMERICAN WATER | 2023 PROXY STATEMENT	21

KIMBERLY J. HARRIS Independent Director Age 58 Director Since 2019 Committees Nominating (Chair) ED&CC SETO

Other Current Public Company Boards:

•   U.S. Bancorp (NYSE: USB), a bank holding company, since 2014

Past Public Company Boards:

•   Puget Energy, Inc. and Puget Sound Energy, Inc. (“Puget Energy”), Washington state’s largest utility, from March 2011 to January 2020

Business Experience:

•   Chief Executive Officer of Puget Energy, from March 2011 until January 2020. She held various senior executive positions, including:

▪  President, from July 2010 to August 2019

▪  Executive Vice President and Chief Resource Officer, from May 2007 until July 2010

▪  Senior Vice President Regulatory Policy and Energy Efficiency, from 2005 to May 2007

Education:

•   Bachelor of Arts, San Diego State University

•   Juris Doctor, Arizona State University

Experience and Qualifications to Serve on the Board:

•   Ms. Harris’ significant background and experience as a chief executive officer provides valuable leadership perspective to our Board.

•   Ms. Harris’ focus on safety in her executive leadership role corresponds with our zero incidents and injuries safety program goal.

•   Ms. Harris’ leadership role in the day-to-day operations of a regulated utility provides critical oversight and experience relevant to our regulated operations.

•   Ms. Harris’ experience in environmental stewardship and customer perspectives focused on the utility industry provides the Board with valuable expertise in these core strategic areas.

22	AMERICAN WATER | 2023 PROXY STATEMENT

LAURIE P. HAVANEC Independent Director Age 62 Director Since 2022 Committees ED&CC SETO

Business Experience:

•   Executive Vice President, Chief People Officer, CVS Health Corporation, since February 2021

•   Executive Vice President, Chief People Officer, Otis Worldwide Corporation, from 2019 to February 2021

•   Vice President, Talent, United Technologies Corporation, from 2017 to 2019

•   Vice President, Human Resources-Institution Business, Aetna Inc., from 2013 to 2017

•   Vice President, Talent Management and Human Resources, Aetna International Business, Aetna Inc., from 2012 to 2013

•   Vice President, Human Resources, United Technologies Corporation, from 2010 to 2012

Other Positions:

•   Governors Committee on Workforce and Education, from 2012 to 2016

•   Board of Directors Bridgeport Regional Business Council, from 2008 to 2009

Education:

•   Bachelor of Arts, University of Connecticut

•   Juris Doctor, with Honors, University of Connecticut School of Law

Experience and Qualifications to Serve on the Board:

•   Ms. Havanec’s current executive leadership position with a Fortune 5 health services company demonstrates experience with issues involving human resources, talent acquisition and development, change management, ESG and culture.

•   Her longstanding executive and human resources experience across various public companies provides Ms. Havanec with deep substantive understanding on a wide range of issues confronting our business, including, for example: talent development; inclusion, diversity and equity; compensation and benefits; executive succession planning; ESG; and labor and employee relations.

AMERICAN WATER | 2023 PROXY STATEMENT	23

JULIA L. JOHNSON Independent Director Age 60 Director Since 2008 Committees ED&CC Nominating

Other Current Public Company Boards:

•   MasTec, Inc. (NYSE: MTZ), a utility infrastructure contractor, since 2002

Past Public Company Boards:

•   FirstEnergy Corp., a transporter and producer of energy, from 2011 to 2022

•   Allegheny Energy, Inc., from 2003 until its merger with FirstEnergy Corp. in 2011

•   NorthWestern Corporation, a transporter and producer of energy, from 2004 to 2021

Business Experience:

•   President of Net Communications, LLC, a strategy consulting firm specializing in the communications, energy and information technology public policy arenas, since 2001

Other Positions:

•   Florida Public Service Commission, from January 1992 until November 1999, including chairwoman from January 1997 to January 1999

Education:

•   Bachelor of Science in Business Administration, University of Florida

•   Juris Doctor, University of Florida College of Law

Experience and Qualifications to Serve on the Board:

•   Ms. Johnson’s service on a state public service commission with regulatory oversight over Florida’s electric, telecommunications and water and wastewater industries, as well as her current leadership of a firm specializing in regulatory analysis and legal strategy, enables her to provide valuable perspectives on regulatory and public policy matters affecting our operations.

•   Ms. Johnson’s current and past public company board experience enables her to share with the Board relevant and experiential insights on a variety of public company matters.

24	AMERICAN WATER | 2023 PROXY STATEMENT

PATRICIA L. KAMPLING Independent Director Age 63 Director Since 2019 Committees ED&CC (Chair) Audit, Finance and Risk SETO

Other Current Public Company Boards:

•   Xcel Energy Inc. (Nasdaq: XEL), a utility holding company based in Minneapolis, Minnesota, since August 2020

•   Board of Trustees, Fidelity’s Equity and High Income Funds, since May 2020, and Advisory Board Member, from February 2020 to May 2020

Past Public Company Boards:

•   Briggs and Stratton Corporation, a producer of gasoline engines for outdoor power equipment, from January 2011 to January 2021

•   Alliant Energy Corporation, an investor-owned public utility holding company, from April 2012 to June 2019

Business Experience:

•   Chief Executive Officer and Chairman of the Board, Alliant Energy Corporation, from April 2012 to June 2019. Ms. Kampling held various positions with Alliant Energy Corporation including:

▪  President, from February 2012 to December 2017

▪  President and Chief Operating Officer, from February 2011 to March 2012

▪  Executive Vice President and Chief Financial Officer, from 2010 to 2011

▪  Vice President, Chief Financial Officer and Treasurer, from 2009 to 2010

▪  Vice President of Finance, from 2005 to 2009

•   Twenty years at Exelon Corporation, where she began her career as an engineer with Philadelphia Electric Company (PECO) and ultimately served as Treasurer of Commonwealth Edison and as Senior Vice President and Chief Financial Officer of Exelon Enterprises

Other Board Positions:

•   American Transmission Company, a privately held electricity transmission and distribution utility company, from June 2011 to June 2019

•   Director, National Women’s History Museum

•   Trustee, The Nature Conservancy, Wisconsin chapter

Education:

•   Bachelor of Arts, Economics, and Bachelor of Science, Engineering, Swarthmore College

•   Master of Business Administration, Finance, University of Chicago Booth School

Experience and Qualifications to Serve on the Board:

•   Ms. Kampling’s experience in strategic leadership, operations, customer perspective, legal and regulatory, human resources/executive compensation, risk management and environmental and safety matters allows her to contribute significantly to the Board’s oversight on these core strategic functions.

•   Ms. Kampling’s advocacy for workforce development, diversity and community vitality provides the Board with valuable insights on our focus on people, social responsibility and operational excellence.

AMERICAN WATER | 2023 PROXY STATEMENT	25

KARL F. KURZ Board Chair Independent Director Age 61 Director Since 2015 Board Chair Since 2018

Other Current Public Company Boards:

•   Devon Energy Corporation (NYSE: DVN), a U.S. energy producer, since January 2021

•   Texas Pacific Land Corporation (NYSE: TPL), an owner of land in the State of Texas, since April 2022

Past Public Company Boards:

•   SemGroup Corporation, from 2009 to 2019

•   Global Geophysical Services, Inc., from 2011 to 2015

•   Western Gas Partners, from 2007 to 2009

•   WPX Energy, Inc., from 2014 until its merger of equals with Devon Energy Corporation in January 2021

Business Experience:

•   Mr. Kurz is a private investor in the energy industry

•   Chairman of Siluria Technologies Inc., a private energy technology company, from 2013 to 2018

•   Managing Director, Co-Head of Energy, and a Member of the Investment Committee of CCMP Capital Advisors LLC, a leading global private equity firm, from 2009 to 2012

•   Various executive and management positions with Anadarko Petroleum Corporation, including most recently Chief Operating Officer, from 2000 to 2009

•   Former General Manager, Midstream and Marketing, Vastar Resources, Inc.

•   Formerly held various management positions at ARCO Oil and Gas Company, in reservoir engineering, production operations, and financial trading

•   Former Operating Advisor, Ares Capital Corporation

Education:

•   Bachelor of Science, magna cum laude, Petroleum Engineering, Texas A&M University

•   Advanced Management Program graduate, The Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Mr. Kurz’s long history of working in the oil and gas industry is invaluable with respect to the national water-energy nexus discussion, smart water grid development and water supply issues.

•   His experience in finance and capital markets brings additional insights to us and the Board regarding our operations, including with respect to liquidity and capital resources.

26	AMERICAN WATER | 2023 PROXY STATEMENT

MICHAEL L. MARBERRY Independent Director Age 64 Director Since 2022 Committees Audit, Finance and Risk SETO

Other Current Public Company Boards:

•   AdvanSix Inc. (NYSE: ASIX), a manufacturer of nylon resin and other related chemical intermediates, since October 2016

Past Public Company Boards:

•   Sigma-Aldrich Corporation, a global life sciences and biotechnology company, from 2012 to 2015

Business Experience:

•   Various senior executive positions over 25 years at J.M. Huber Corporation, a global, family-owned, specialty engineered materials manufacturing company, including:

▪  President and Chief Executive Officer, from 2009 to 2022

▪  President, Huber Engineered Materials, from 2006 to 2009

▪  Chief Financial Officer, from 2002 to 2006

▪  Senior Vice President, Corporate Strategy and Development, from 1997 to 2002

•   Director, Corporate Strategy and Development, M.A. Hanna and Company, from 1994 to 1997

•   Various positions with McKinsey and Company, Inc. serving clients in a wide range of industries and focusing on business strategy, organizational design and capital deployment, from 1989 to 1990

•   Various positions with The Procter and Gamble Company, including process engineer and product development leader, from 1983 to 1988

Education:

•   Bachelor of Science, High Distinction, Chemical Engineering, University of Kentucky

•   Master of Science, Chemical Engineering, University of Kentucky

•   Master of Business Administration, The Amos Tuck School of Business Administration, Dartmouth College

Experience and Qualifications to Serve on the Board:

•   Mr. Marberry’s long history of executive experience in the chemical manufacturing industry provides invaluable insights to the Board with respect to technology and water infrastructure and supply issues.

•   His experience in finance and capital markets, occupational and safety processes, environmental management and business development brings additional insights to us and the Board regarding our operations, including with respect to safety, growth, ESG and operational excellence.

AMERICAN WATER | 2023 PROXY STATEMENT	27

JAMES G. STAVRIDIS Independent Director Age 68 Director Since 2018 Committees SETO (Chair) Nominating

Other Current Public Company Boards:

•   Neuberger Berman Mutual Funds, since 2015

•   Fortinet, Inc. (Nasdaq: FTNT), a global digital and cybersecurity company, since October 2021

Business and Military Experience:

•   Vice Chair, Global Affairs, The Carlyle Group

•   Chair, Board of Counselors, McLarty Associates

•   Dean, Tufts University, Fletcher School of Law and Diplomacy, from 2013 to 2018

•   Admiral, U.S. Navy (Ret.), from 2006 to 2013

▪  Supreme Allied Commander, NATO, and Commander, U.S. European Command, from 2009 to 2013

▪  Commander, U.S. Southern Command, from 2006 to 2009

Other Director Positions:

•   Director, NFP Corp., since 2017

•   Director, Michael Baker International, LLC, since 2013

•   Director, White Field Capital LLC, since January 2020

•   Director, Vigor/MHI Shipyard

•   Director, The HOW Institute for Society

•   Chair, Board of Trustees, The Rockefeller Foundation

•   Director, Onassis Foundation

Education:

•   Bachelor of Science, U.S. Naval Academy

•   Master of Arts and Ph.D., Tufts University, Fletcher School of Law and Diplomacy

Experience and Qualifications to Serve on the Board:

•   Admiral Stavridis’ academic and practical knowledge in cybersecurity, critical infrastructure, innovation and leadership offers skill sets that are critical to the oversight of our regulated and market-based operations.

•   Admiral Stavridis’ long-standing service in a wide range of senior commands with the U.S. Navy exhibits superior leadership qualities and skills, and also serves to directly support our Military Services Group market-based business.

•   Admiral Stavridis has significant experience serving on public and private boards of directors in a wide variety of industries, including insurance brokerage, mutual funds, construction and software.

28	AMERICAN WATER | 2023 PROXY STATEMENT

DIRECTOR INDEPENDENCE

The NYSE’s listing standards require that:

•	a majority of our directors and all of the members of the Nominating Committee satisfy the NYSE’s independence standards applicable to all directors;
•	all of the members of the Audit, Finance and Risk Committee satisfy the NYSE’s independence standards applicable to audit committee members; and
•	all of the members of the ED&CC satisfy the NYSE’s independence standards applicable to compensation committee members.

Applying these standards, the Board has determined that 10 of the 11 directors serving on the Board, consisting of Mses. Goss, Harris, Havanec, Johnson and Kampling, Admiral Stavridis, and Messrs. Edwards, Kurz, MacKenzie and Marberry, qualify as independent. Due to her employment positions with the Company, the Board determined that Ms. Hardwick does not qualify as independent.

The Board also has determined that each of Mses. Goss and Kampling, and Messrs. Edwards, MacKenzie and Marberry, satisfies the NYSE’s independence standards for audit committee members, and that each of Mses. Goss, Harris, Havanec, Johnson and Kampling, satisfies the NYSE’s independence standards for compensation committee members.

For a director to be considered independent under the NYSE listing standards, a director cannot have any of the disqualifying relationships enumerated by those standards. Furthermore, the NYSE listing standards state that a director is not independent unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). In making this determination, the Board considers all relevant facts and circumstances when assessing the materiality of any relationship of a director with the Company, not only from the standpoint of the director but also from that of persons or organizations with which the director has an affiliation. Material relationships can include, for example, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

To assist the Board in considering whether a director has a material relationship with us, the Board has adopted categorical standards of material director relationships. Under these standards, which are based in part on the disqualifying relationships enumerated by the NYSE’s listing standards, a director will not be deemed independent if any of the following relationships exist:

Type of Relationship (1)	Description of Relationship (1)(2)
Employee or executive officer of American Water

The director is, or has been within the last three years, an employee of American Water, or an immediate family member of the director is, or has been within the last three years, an executive officer of American Water. However, employment as an interim chief executive officer or other officer will not disqualify a director from being considered independent following that employment.

Relationships with internal or external auditor

Any of the following relationships exist:

•   the director is a current partner or employee of American Water’s internal or external auditor

•   the director has an immediate family member who is a current partner of the internal or external auditor

•   the director has an immediate family member who:

▪  is a current employee of the external auditor and

▪  personally works on the Company’s audit

•   the director or an immediate family member of the director was, within the last three years:

▪  a partner or employee of the internal or external auditor and

▪  personally worked on the Company’s audit within that time

Compensation Committee interlocks

The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

AMERICAN WATER | 2023 PROXY STATEMENT	29

Type of Relationship (1)	Description of Relationship (1)(2)
Receipt of direct compensation from American Water

The director or an immediate family member of the director received, during any 12-month period within the last three years, more than $120,000 in direct compensation from American Water, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

Compensation received by a director for former service as an interim chief executive officer or other executive officer need not be considered in determining independence under this standard.

Compensation received by an immediate family member for service as an employee of American Water (other than as an executive officer) need not be considered in determining independence under this standard.

Receipt of indirect compensation from American Water

The director is a current employee or holder of more than 10 percent of the equity of another company, or an immediate family member of the director is a current executive officer or holder of more than 10 percent of the equity of another company, that has made payments to, or received payments from, American Water or any subsidiary in any of the other company’s last three fiscal years, that exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues.

Charitable contributions by American Water

The director is a current executive officer of a charitable organization to which American Water or any subsidiary has made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or two percent of that charitable organization’s consolidated gross revenues.

(1)

A person’s immediate family includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

(2)

The term “executive officer” is defined to mean the following officers of American Water: President; Chief Financial Officer; Chief Accounting Officer; any Vice President in charge of a principal business unit, division or function; and any other officer who performs similar policy-making functions for American Water. The term also includes any other person who performs similar policy-making functions for American Water. An officer of a subsidiary of American Water would be deemed to be an “executive officer” for purposes of this standard if the officer performs such policy-making functions for American Water.

DIRECTOR EVALUATIONS AND ASSESSMENTS

Each year, directors complete a targeted questionnaire to assess the performance of the Board and each of the standing committees. The questionnaire elicits quantitative and qualitative ratings in key areas of Board operation and function and seeks subjective comments from each director. Each committee member completes questions to evaluate how well the committees on which the member serves are functioning and to provide suggestions for improvement.

Since 2017, the Board utilized a peer review process by which each director was asked to provide feedback on a number of characteristics of each of the other directors, including background, leadership, preparation, focus on shareholder interests, participation and independence.

In addition, annually, members of our executive leadership team, comprised of senior executives of the Company who regularly interact with the Board and the committees, are solicited to provide their input and perspective on the operation of the Board and how the Board might improve its effectiveness.

Finally, our Board Chair also interviews each director individually to obtain their assessment of director performance, Board dynamics and the effectiveness of the Board and its committees, and to discuss the results of the peer review process and their responses to these questions.

A summary of the responses to the questionnaires and the responses received from senior management’s

30	AMERICAN WATER | 2023 PROXY STATEMENT

feedback is reviewed by the Board Chair. The summary and related responses with respect to the Board and each committee is ultimately discussed in executive session in meetings of the Board and each respective committee.

DIRECTOR COMPENSATION

As described in the table below, during 2022, our non-employee directors received annual cash retainers, paid in quarterly installments, for their service on the Board. Additionally, each non-employee director received an annual grant of approximately $150,000 in equity compensation ($245,000 for the Board Chair). Our President and Chief Executive Officer did not receive any additional compensation for serving as a director.

Our non-employee director cash compensation as of the date of this proxy statement is as follows:

Director	Annual Cash Retainer
Board Chair	$195,000
Audit, Finance and Risk Committee Chair	$140,000
ED&CC, Nominating Committee and SETO Committee Chairs	$135,000
Other Non-Employee Directors	$115,000

We do not pay our directors a separate fee for attendance at Board or committee meetings.

For calendar year 2022, Semler Brossy Consulting Group LLC, or Semler Brossy, the ED&CC’s independent compensation consultant, reviewed American Water’s non-employee director pay program for market competitiveness. The review determined that the cash and equity compensation paid to our non-employee directors was positioned at the median of our 2022 peer group (as defined below in “Compensation Discussion and Analysis—Compensation Determinations and Pay Competitiveness in 2022” beginning on page 39 of this proxy statement), and that our Board Chair’s total compensation was also positioned at the median for non-executive board chairs among the companies in our 2021 peer group with a non-executive board chair.

As a result of the review, and based on, among other things, data and analyses provided by Semler Brossy, in April 2022, the ED&CC recommended, and the independent members of the Board approved, modest increases in certain elements of our director compensation, which brought each element to approximately the 75th percentile of our 2021 peer group, including:

•	an increase in the director annual base cash compensation from $110,000 to $115,000;
•	an increase in the director annual base equity compensation from $140,000 to $150,000; and
•	an increase in the cash and equity premiums paid to our non-executive Board Chair from $72,500 and $87,500, respectively, to $80,000 and $95,000, respectively.

Each of these compensation decisions were effective as of May 11, 2022.

Equity compensation for our non-employee directors is paid in the form of stock units under our 2017 Omnibus Plan. The actual number of stock units granted is based on the closing price of our common stock on the date of grant, which is typically the date the director is elected to the Board. The stock units vest on the date of grant and the shares underlying the stock units are distributed to the directors approximately 15 months after the date of grant, subject to earlier distribution in the event of a change of control or the termination of the director’s service on the Board, or in accordance with the director’s irrevocable election to defer distribution of all of their shares of common stock to a later time.

To the extent that a dividend is paid on our common stock prior to the time that shares of common stock may be distributed, the value of the dividend that would have been paid if the stock units had been outstanding shares of common stock is credited to an account for the director. Such dividend equivalents are payable to the director in a lump sum, in cash and without interest, and are paid when shares of common stock are distributed to the director.

Non-employee directors are reimbursed for expenses incurred in attending Board and committee meetings or other Company-related functions and expenses incurred for attending up to one director continuing education program each year.

AMERICAN WATER | 2023 PROXY STATEMENT	31

DIRECTOR COMPENSATION TABLE

The following table presents information regarding compensation earned or paid in 2022 as to each person who served as a non-employee member of the Board during that year. Lloyd M. Yates served on our Board until his resignation effective February 14, 2022, due to his appointment as President and Chief Executive Officer of NiSource Inc. Veronica M. Hagen served on our Board until May 11, 2022, and did not stand for re-election due to the director retirement provisions in our Corporate Governance Guidelines.

Laurie P. Havanec and Michael L. Marberry were elected to the Board on December 7, 2022.

The table does not include amounts paid for reimbursement of travel expenses related to attending Board and committee meetings or other Company-related functions, or any reimbursement of director educational expenses, and does not include compensation earned or paid as to the CEO. See “Executive Compensation” beginning on page 52 of this proxy statement for information relating to the CEO’s compensation.

Name	Fee Earned or Paid in Cash ($)		Stock Unit Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Jeffrey N. Edwards	$134,774		$149,946	$3,482	$288,202
Martha Clark Goss	$113,199		$149,946	$3,482	$266,627
Veronica M. Hagen	$55,000		$—	$50,386	$105,386
Kimberly J. Harris	$130,459		$149,946	$3,482	$283,887
Laurie P. Havanec	$7,813		$63,515	$—	$71,328
Julia L. Johnson	$113,199		$149,946	$3,482	$266,627
Patricia L. Kampling	$130,459		$149,946	$3,482	$283,887
Karl F. Kurz	$190,497	(3)	$245,012	$23,783	$459,292
George MacKenzie	$113,199		$149,946	$3,482	$266,627
Michael L. Marberry	$7,813		$63,515	$—	$71,328
James G. Stavridis	$130,459		$149,946	$3,482	$283,887
Lloyd M. Yates	$27,500		$—	$7,599	$35,099

(1)

The amounts shown in this column reflect the grant date fair value of the stock units granted to the directors as part of their annual retainer. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718. See Note 10—Stock Based Compensation, in the Notes to Consolidated Financial Statements included in the 2022 Form 10-K for the assumptions used in determining grant date fair value.

(2)	Represents dividend equivalents paid in cash in 2022 at the time of the distribution of shares underlying stock unit awards.

(3)	Mr. Kurz elected to defer the receipt of his 2022 annual cash retainer fees.

32	AMERICAN WATER | 2023 PROXY STATEMENT

The following table shows the aggregate number of stock units held by each person who served as a non-employee director as of December 31, 2022:

Name	Stock Units (#)
Jeffrey N. Edwards	1,041
Martha Clark Goss	2,417
Kimberly J. Harris	1,041
Laurie P. Havanec	413
Julia L. Johnson	7,684
Patricia L. Kampling	1,041
Karl F. Kurz	1,701
George MacKenzie	1,041
Michael L. Marberry	413
James G. Stavridis	1,041

We did not grant stock options to non-employee directors in 2022 and none of the non-employee directors held any Company stock options as of December 31, 2022.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP REQUIREMENTS

To align the interests of our directors and shareholders, we have a stock ownership policy for non-employee directors under which each such director is required to hold shares equaling five times the director’s annual cash retainer by the fifth anniversary of the commencement of service as a director. Each of our non-employee directors satisfied the stock ownership requirement as of December 31, 2022, except for Mses. Harris, Havanec and Kampling, and Mr. Marberry, who are currently within their five-year compliance periods.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends a vote “FOR” the election of each of the 10 director nominees as named in this proxy statement.

AMERICAN WATER | 2023 PROXY STATEMENT	33

PROPOSAL 2

VOTE TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

BACKGROUND OF THE PROPOSAL

Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires that our shareholders receive the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, or NEOs, as disclosed in this proxy statement in accordance with the SEC’s rules. The disclosures related to compensation of our NEOs consist of the Compensation Discussion and Analysis, or CD&A, the 2022 Summary Compensation Table, and the other required executive compensation tables and related narrative disclosures in this proxy statement. In accordance with the advisory vote of our shareholders at our 2017 annual meeting of shareholders, we are providing to our shareholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our NEOs.

Our executive compensation philosophy and programs are designed to create a positive correlation of pay to performance and reward our NEOs for delivering results without incentivizing excessive risk-taking. We seek to attract, motivate and retain high-caliber executives and to align the interests of those executives with the interests of our shareholders in order to build long-term, sustainable value for our shareholders.

Accordingly, the Board recommends that our shareholders vote “FOR” the following resolution:

RESOLVED, that the shareholders of American Water Works Company, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion in the Company’s proxy statement for the 2023 annual meeting of shareholders.

While the vote is not binding on us, the ED&CC values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs. Unless the Board modifies its policy on the frequency of holding this vote, the advisory vote is currently held every year, and the next vote on the frequency of the advisory vote will occur at the 2023 annual meeting of shareholders.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs.

34	AMERICAN WATER | 2023 PROXY STATEMENT

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

BACKGROUND OF THE PROPOSAL

In accordance with Section 14A of the Exchange Act, the Board is also asking our shareholders to vote, on an advisory (non-binding) basis, on how frequently we should conduct an advisory shareholder vote to approve the compensation of our NEOs.

After careful consideration of the frequency alternatives, our Board has determined that conducting an advisory vote on executive compensation every year is the most appropriate alternative for the Company. The Company’s practice historically has been to hold the advisory vote on executive compensation every year and the Board believes the annual vote has worked well. The annual vote gives shareholders the opportunity to provide us with their direct input on our compensation for NEOs every year and the Board believes that an annual vote best enables us to continue to obtain shareholder views on a reasonably current basis.

Shareholders may cast an advisory vote on the frequency of our advisory shareholder vote by choosing one option among (1) every year, (2) every two years, (3) every three years or (4) abstaining from voting, in response to the resolution set forth below.

RESOLVED, that a vote of the holders of the common stock of American Water Works Company, Inc. (the “Company”) to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion contained in the Company’s proxy statement, be held at an annual meeting of the shareholders, beginning with the 2023 annual meeting of shareholders, (1) every year, (2) every two years or (3) every three years.

The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends the approval, on an advisory basis, of an advisory vote EVERY YEAR to approve the compensation of our NEOs.

COMPENSATION COMMITTEE REPORT

The ED&CC has reviewed and discussed with our management the Compensation Discussion and Analysis, or CD&A, required by Item 402(b) of Regulation S-K. Based on this review and discussion, the ED&CC recommended to the Board that the CD&A be included in this proxy statement.

Respectfully submitted,

Patricia L. Kampling (Chair)

Martha Clark Goss

Kimberly J. Harris

Laurie P. Havanec

Julia L. Johnson

AMERICAN WATER | 2023 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

In this CD&A, we address our compensation philosophy and programs, the key decisions of the ED&CC with respect to these programs and the reasons for those decisions, principally with respect to our NEOs for 2022, who are:

•	M. Susan Hardwick, our President and Chief Executive Officer effective February 2, 2022, who also served as our Chief Financial Officer until May 16, 2022;
•	Walter J. Lynch, who retired effective February 2, 2022, as President and Chief Executive Officer;
•	John C. Griffith, our Executive Vice President and Chief Financial Officer effective May 16, 2022;
•	Cheryl Norton, our Executive Vice President and Chief Operating Officer;
•	James H. Gallegos, our Executive Vice President and General Counsel effective April 1, 2022; and
•	Melanie M. Kennedy, our Executive Vice President and Chief Human Resources Officer.

EXECUTIVE SUMMARY

Compensation Philosophy

Our executive compensation program is designed to:

•	reward our NEOs for delivering results without taking excessive risks;
•	correlate actual pay realized by our NEOs to our short- and long-term performance;
•	align our APP performance measures with our core strategies of safety, customers, growth, operational excellence and people, all of which incorporate our ESG principles;
•	align the interests of our shareholders and NEOs; and
•	attract, motivate and retain highly qualified executives by providing compensation that is comparable to other companies we compete with for executive talent.

Our executive compensation program is highly correlated to performance and long-term value creation with a considerable portion of pay earned solely based on performance. Our focus on paying our NEOs for positive performance is demonstrated by the way we structure the principal elements of our executive compensation:

•	annual base salary;
•	our APP, which is our annual cash-based performance plan; and
•	our Long-Term Performance Plan, or LTPP, which is our long-term equity compensation program.

We also offer our executives various employee retirement and health and welfare benefit plans, as well as customary benefits under our Executive Severance Policy and Change of Control Severance Policy. Finally, we offer limited and customary perquisites, primarily consisting of executive physicals, Company-paid life insurance benefits, and, as applicable, relocation benefits.

Our allocation of compensation among these elements is designed to align our levels of compensation with market pay, which we define as being within a competitive range of the median of our peer and benchmarking data for a NEO’s position.

The following graphs depict 2022 total direct compensation mix for our CEO and, on an average basis, for all of our other NEOs as a group, assuming annual and long-term incentive awards are paid at target levels:

36	AMERICAN WATER | 2023 PROXY STATEMENT

Our Operating Performance in 2022

Our operating performance in 2022 demonstrated our continued commitment to shareholders and our focus on our five strategic priorities in 2022: safety, customers, people, operational excellence and growth. By focusing on keeping our employees safe, delivering outstanding customer service, effectively managing costs, investing capital, achieving constructive regulatory outcomes and growing strategically, we continue to create value for our shareholders. Operating performance highlights for 2022 include the following:

Diluted Earnings Per Share, or EPS

Our 2022 full-year results were $4.51 per share compared to $6.95 per share for 2021, an increase of 6.1 percent compared to 2021 before the gain on the sale of HOS and the Company’s $45 million contribution to the AWCF.

Our 2022 results reflect continued growth in the regulated businesses from infrastructure investment and acquisitions, as well as from organic growth.

Regulated Businesses Growth	Approximately 70,000 new customers added in 2022 through regulated acquisitions and approximately 18,500 new regulated customers added in 2022 through organic growth

TSR	Our TSR for the five years ended December 30, 2022, was 81.5 percent compared to 56.9 percent for the S&P 500 Index and 60.5 percent for the PHLX Utility Sector Index over that same five-year period.

Annual Dividends	9.7 percent overall five-year compound annual growth rate of annual dividends anchored off 2017 dividends paid, and 14 years in a row of annual dividend increases

OSHA Recordable Incident Rate, or ORIR	Reduced our ORIR to 0.85 in 2022 from 0.97 in 2021

Days Away, Restricted and Transfer, or DART, injury rate	Reduced our DART to 0.37 in 2022 from 0.54 in 2021

Return to Shareholders

We have returned significant value to our shareholders over the past five years. The following stock performance graph shows how a $100.00 investment in our common stock on December 29, 2017, would have grown to $181.51 on December 30, 2022, assuming quarterly dividend reinvestment. This return compares favorably to the return that would have been obtained through the same investment in the S&P 500 Index and the PHLX Utility Sector Index, assuming dividend reinvestment, during the same period.

AMERICAN WATER | 2023 PROXY STATEMENT	37

TSR

	12/29/2017	12/31/2018	12/31/2019	12/31/2020	12/31/2021	12/30/2022	5 year
American Water Works Company, Inc.	$100.00	$101.31	$139.58	$177.10	$221.04	$181.51	81.5%
PHLX Utility Sector Index	$100.00	$103.52	$131.28	$134.85	$159.45	$160.49	60.5%
S&P 500 Index	$100.00	$95.62	$125.72	$148.85	$191.58	$156.88	56.9%

Summary of Executive Compensation Practices

Below we summarize key components of our compensation programs, which we consider best practices that align the interests of our executive team with those of our shareholders:

We do:	We do not:

•   Tie a considerable portion of executive pay to company performance

•   Weight equity compensation heavily towards performance stock units

•   Utilize an independent compensation consultant

•   Require executives to abide by stock ownership guidelines and stock retention requirements

•   Subject short- and long-term incentives to clawback provisions

•   Complete an annual compensation program risk assessment, overseen by the ED&CC

•   Utilize double-trigger vesting of equity awards upon a change in control

•   Provide reasonable and customary severance arrangements to NEOs

•   Provide excise tax gross-ups in our change in control arrangements

•   Provide employment agreements to our executives

•   Allow hedging, pledging or short selling of our common stock by employees

•   Allow buying of our common stock on margin by employees

•   Provide excessive perquisites for executives

•   Allow for any single-trigger vesting upon change in control

•   Distribute dividend equivalents on equity awards before they vest

•   Allow executives to sell or transfer stock if not in compliance with stock ownership guidelines, subject to exceptions

•   Provide for a supplemental executive retirement plan open to new participants

NEO Compensation Highlights

Ms. Hardwick was elected as our President and Chief Executive Officer on February 2, 2022. In addition to serving as our President and Chief Executive Officer, Ms. Hardwick also served as our Chief Financial Officer until May 16, 2022.

For a summary of compensation decisions related to this CEO transition, see “—CEO Transition” on page 46 of this proxy statement.

Mr. Gallegos was elected as our Executive Vice President and General Counsel effective April 1, 2022, and Mr. Griffith was elected as our Executive Vice President and Chief Financial Officer effective May 16, 2022.

For a summary of compensation decisions related to these elections, see “—2022 Compensation” beginning on page 40 of this proxy statement.

38	AMERICAN WATER | 2023 PROXY STATEMENT

SHAREHOLDER ADVISORY VOTES

At our 2022 annual meeting of shareholders, the shareholders approved, on an advisory basis, the compensation paid to our NEOs in 2021, as disclosed under the compensation disclosure rules of the SEC, including the CD&A, the executive compensation tables and the related narrative discussion in the proxy statement for the 2022 annual meeting of shareholders. Often referred to as the “say-on-pay vote,” the shareholder vote in favor of NEO compensation was approximately 90.4 percent of the shares deemed present virtually or by proxy and eligible to vote at the meeting.

We consider this vote to be a favorable endorsement of our executive compensation program, practices and policies. Based upon this support, the ED&CC did not believe that any corresponding action or change in our compensation program was needed for 2022.

At our 2023 annual meeting, we will again hold our say-on-pay advisory vote, as well as an advisory vote on the frequency of the say-on-pay shareholder advisory vote. In making executive compensation decisions, the ED&CC will continue to consider the results of these advisory votes, as well as feedback obtained from shareholders throughout the course of the year.

COMPENSATION DETERMINATIONS AND PAY COMPETITIVENESS IN 2022

For 2022, the ED&CC reviewed and approved all compensation paid to our NEOs, and made recommendations to the independent members of the Board with respect to compensation paid to the CEO, which the Board approved. The CEO did not participate in the ED&CC’s recommendations regarding the CEO’s compensation and was excused from those portions of the ED&CC and Board meetings during which the CEO’s compensation was deliberated upon and approved.

The ED&CC considered the CEO’s assessments of the performance of the other NEOs, as well as the CEO’s compensation recommendations regarding each such NEO’s base salary and their APP and LTPP target award opportunities. The ED&CC, with the CEO’s participation, discussed the performance of each NEO other than the CEO, and, after discussion and deliberation held in executive session, approved compensation determinations for such NEOs.

During 2022, the ED&CC engaged Semler Brossy as its independent compensation consultant. Semler Brossy attended ED&CC meetings, provided analyses of each NEOs compensation as compared to external survey data and the compensation of corresponding NEOs of our peer group, and discussed executive compensation trends.

Through its review of relevant benchmarking data, the ED&CC is able to assess competitive market compensation practices. Two of the primary ways the ED&CC evaluates and benchmarks our executive compensation arrangements and practices is to review them against market data in a Willis Towers Watson study comprised of 60 percent weighting on publicly traded utilities and 40 percent weighting on general industry companies, as well as to similar data on companies in our compensation peer group, as described below. The market survey of utility and energy industry companies includes only public utilities, which more closely resemble our business and operations. The ED&CC believes there is a strong likelihood that an executive officer’s skills will be transferable among these companies, and thus we would expect to compete with these companies and others for executive officer talent. The compensation peer group is also used to compute the three-year relative TSR for our PSUs with vesting tied to this metric. The ED&CC referred to all of this benchmarking data as part of its review of general compensation practices and trends of the utility industry and our compensation peer group.

The composition of our compensation peer group is reviewed by Semler Brossy and is reassessed annually by the ED&CC to consider structural and methodology changes, as well as corporate transactions or other events that may affect the comparability of one or more of the constituent companies. In reviewing the appropriateness of our peer group companies, the ED&CC considers factors that most reflect our primary business of owning water and wastewater utilities subject to economic regulation by state utility commissions or similar entities, including, in decreasing order of relevance, consolidated total assets, market capitalization and consolidated revenues of companies that primarily operate (greater than 75 percent of revenue) as a regulated utility. After consideration of these factors, only companies that primarily operate as a regulated utility were selected as peer companies.

AMERICAN WATER | 2023 PROXY STATEMENT	39

Throughout 2022, compensation benchmarking decisions and grants of PSU awards based upon relative TSR were made using the same peer group as approved in 2021, which peer group was comprised of the companies listed in the table below.

2022 American Water Works Company, Inc. Compensation Peer Group
Alliant Energy Corporation	Entergy Corporation	OGE Energy Corp.
Ameren Corporation	Essential Utilities, Inc.	Pinnacle West Capital Corporation
Atmos Energy Corporation	Evergy, Inc.	PPL Corporation
CenterPoint Energy, Inc.	Eversource Energy	UGI Corporation
CMS Energy Corporation	NiSource Inc.	WEC Energy Group, Inc.

In October 2022, the ED&CC performed its annual reassessment of our peer group looking at relative total assets, market capitalization and total revenues, among other factors. In connection with this review, and to maintain our current positioning, the ED&CC approved the removal of UGI Corporation from, and the addition of Public Service Enterprise Group Incorporated to, our peer group for 2023 compensation decisions.

2022 COMPENSATION

Compensation Philosophy and Objectives

Our executive compensation program is designed to reward our NEOs for delivering results and building long-term sustainable value for our shareholders. We believe our program’s performance measures align the interests of our shareholders and NEOs by correlating pay to our short- and long-term performance.

We focused on the following objectives in making compensation decisions with respect to our NEOs in 2022:

•	incentivize our NEOs to achieve superior financial and non-financial performance relating to safety, customers, people, environmental leadership, operational excellence and growth, all of which lead to long-term financial strength and value creation without incentivizing excessive risk-taking;
•	focus pay on an appropriate mix of short- and long- term performance, with a proportionately greater emphasis on long-term compensation;
•	build long-term, sustainable value for shareholders by emphasizing long-term performance- and equity-based compensation, and de-emphasizing short-term, cash-based compensation;
•	align our core strategies of safety, customers, people, operational excellence and growth with our short-term APP performance measures;
•	provide compensation to our NEOs that reflects their responsibilities and contributions, and that is aligned to market pay — meaning within a competitive range of the median of compensation reflected in our benchmarking data — to attract, motivate and retain high-caliber executives; and
•	align NEO and shareholder interests by requiring consistent, meaningful equity ownership.

Base Salaries

For 2022, the following were the key annual base salary determinations for our NEOs:

•	Effective February 2, 2022, in connection with her promotion to CEO, Ms. Hardwick’s base salary for 2022 was set at $1,000,000.
•	Effective May 16, 2022, Mr. Griffith’s base salary for 2022 was set at $725,000 when he joined as CFO.
•	Effective March 7, 2022, Ms. Norton’s base salary for 2022 was increased by 23.7 percent to $618,600, reflecting both merit and market adjustments for positive performance as COO and to bring her base salary within the competitive ranges of the benchmarking data.
•	Effective April 1, 2022, Mr. Gallegos’s base salary for 2022 was set at $600,000 when he joined as General Counsel.
•	Effective March 7, 2022, Ms. Kennedy’s base salary for 2022 was increased by 5.8 percent to $438,000, reflecting both merit and market adjustments for positive performance as CHRO and to maintain her base salary within the competitive ranges of the benchmarking data.

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Bonus

In 2022, as part of the aggregate consideration for his transition to the Company and, in part, to replace the equity he forfeited when he resigned from his prior employer, Mr. Griffith received a one-time cash sign-on bonus of $950,000. Mr. Gallegos also received a one-time cash sign-on bonus of $100,000. These amounts have been shown in the “Bonus” column of the Summary Compensation Table.

2022 Annual Performance Plan

The APP is designed to provide a portion of a NEO’s at-risk compensation to be paid upon the achievement of our annual business objectives. The APP provides an opportunity for NEOs to earn cash payouts tied to the satisfaction of annual corporate performance goals.

The 2022 target award opportunity for each NEO was equal to a percentage of each NEO’s base salary,

based on the individual’s position with American Water. An APP award target is set by the ED&CC, together with the NEO’s other elements of compensation, in an effort to align the NEO’s annual total direct compensation generally with market pay for their position. Information used to calculate the 2022 APP award payouts for each NEO is included in the table below.

Named Executive Officer (1)	Percentage of Base Salary	2022 APP Target (2)	2022 APP Payout Percentage	2022 APP Award
M. Susan Hardwick	110%	$1,100,000	121.4%	$1,335,400
John C. Griffith	100%	$456,852	121.4%	$554,618
Cheryl Norton	75%	$459,616	121.4%	$557,974
James H. Gallegos	75%	$339,039	121.4%	$411,593
Melanie M. Kennedy	65%	$283,019	121.4%	$343,585

(1)	Mr. Lynch was not eligible for and did not receive a 2022 APP award opportunity due to his retirement on February 2, 2022.

(2)	Other than with respect to Ms. Hardwick, prorated for the NEO’s base salary throughout the year.

For 2022, in connection with her promotion to CEO, Ms. Hardwick’s APP target was increased from 100 percent to 110 percent of her base salary. Ms. Kennedy’s 2022 APP target was increased from 55 percent to 65 percent of her base salary to maintain her total direct compensation within the competitive ranges of the benchmarking data.

The 2022 APP targets for Messrs. Griffith and Gallegos were set by the ED&CC at 100 percent and 75 percent of base salary, respectively, when they joined the Company, to align their total direct compensation within the competitive range of the benchmarking data for their respective positions.

The APP performance measures selected for 2022 represent our primary objective for financial performance and are aligned with our 2022 core business strategies of safety, customers, people, operational excellence (in this case, environmental leadership) and growth. As in 2021, APP performance measures for 2022 included EPS, customer satisfaction, ORIR, DART injury rate, drinking water program compliance and drinking water quality. For 2022, to support our commitment to inclusion, diversity and equity, two new people-related goals were added to the APP: female workforce representation and racial/ethnic diversity workforce representation. Each of these goals was allocated 2.5 percent of the overall APP weighting.

The maximum payout for each of the performance measures set forth in the table below was set at 150 percent of target, except for the EPS performance curve, which was set at 200 percent of target to reflect the rigor of this goal and to recognize the difficulty in achieving earnings growth significantly above our plan. As in prior years, no payouts would have been earned under the 2022 APP if EPS was less than 90 percent of target.

Our focus on operational excellence is represented by the environmental leadership goals. For 2022, as in 2021, the environmental leadership goal was divided into two equally weighted parts to reflect our strategic focus on both environmental compliance and drinking water quality.

AMERICAN WATER | 2023 PROXY STATEMENT	41

The ED&CC determines the payout for APP awards using a corporate performance multiplier. The final percentage for each measure used to determine the corporate performance multiplier was dependent on actual performance with regard to that measure as determined by the ED&CC as soon as reasonably practicable after the end of the year. The corporate performance multiplier is then computed by adding the weighted results achieved for each performance measure.

The ED&CC has adopted guidelines to permit management to make adjustments for purposes of computing APP performance goals based on EPS, to the extent greater than $0.02 per share. The ED&CC retains authority to approve other adjustments not covered by this authorization.

The following table presents information regarding each of the performance measures used to determine the corporate performance multiplier, including the threshold, target and maximum performance requirements for each measure. The table also indicates the percentage that would be included in the corporate performance multiplier for threshold, target and maximum performance.

If the threshold performance requirement for a performance measure is not met, no additional percentage would be included in the corporate performance factor for that measure.

Performance Measure	Percentage Included in the Corporate Performance Factor	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	Actual Performance (Percentage Earned)	How We Calculate the Performance Measure	Why We Use this Measure
Adjusted EPS (1)	50.0%	$4.25 (0.0%)	$4.44 (50.0%)	$4.54 (100.0%)	$4.50 (80.0%)	Adjusted EPS is diluted EPS calculated in accordance with GAAP as reported in the Company’s audited consolidated financial statements, adjusted to eliminate the impact of the items shown in Part A of Appendix A.	Adjusted EPS is a key measure of our financial and operational success, and achieving our earnings and strategic goals creates long-term shareholder value and provides greater total return to our shareholders.
Customer Satisfaction	15.0%	Fourth Quartile (0.0%)	Second Quartile (15.0%)	First Quartile (22.5%)	Second Quartile (17.1%)	A quarterly survey is conducted by a third-party firm of random regulated water and wastewater customers, and the results are aggregated and weighted for each individual state.	Our service quality and ability to satisfy our customers are areas of focus of state public utility commissions in evaluating rate cases.
Safety: ORIR (2)	7.5%	0.96 (0.0%)	0.77 (7.5%)	0.73 (11.25%)	0.85 (4.25%)	ORIR is a measure of injuries and illnesses requiring treatment beyond first aid for every 200,000 hours worked.	ORIR allows us to continue our momentum toward becoming an industry leader with respect to the safety and well-being of our workforce.
Safety: DART Injury Rate (2)	7.5%	0.50 (0.0%)	0.40 (7.5%)	0.38 (11.25%)	0.37 (11.25%)	DART injury rate measures the number of OSHA defined recordable injuries that resulted in days away from work, work restrictions, or job duty/position transfers in the calendar year per 100 employees.	DART reflects serious incidents that result in the employee being placed in restricted duty or time away from work. This aligns with both our safety and people strategies as we believe that our employees should return home in the same or better condition than when they arrived to work.

42	AMERICAN WATER | 2023 PROXY STATEMENT

Performance Measure	Percentage Included in the Corporate Performance Factor	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	Actual Performance (Percentage Earned)	How We Calculate the Performance Measure	Why We Use this Measure
Environmental Leadership: Drinking Water Program Compliance	7.5%	12 (0.0%)	6 (7.5%)	4 (11.25%)	11 (1.3%)	This metric is determined by counting the overall number of drinking water notices of violation, or NOVs, received by the Company in accordance with internally established procedures, which may exclude NOVs for newly acquired systems and third-party violations, among others.	We are committed to protecting the environment and maintaining our history of materially complying with, and in many cases, surpassing, minimum standards required by applicable laws and regulations.
Environmental Leadership: Drinking Water Quality	7.5%	4 (0.0%)	2 (7.5%)	0 (11.25%)	2 (7.5%)	This metric is determined by counting the overall number of drinking water NOVs for maximum contaminant level exceedances received by the Company in accordance with internally established procedures, which may exclude NOVs related to newly acquired systems and associated with third-party violations, among others.	We are committed to excellent water quality and maintaining our history of materially complying with, and in many cases, surpassing, minimum standards required by applicable laws and regulations.
People: Female Representation (3)	2.5%	24.1% (0.0%)	24.6% (2.5%)	25.1% (3.75%)	24.1% (0.0%)	This people metric is determined by dividing the number of employees who self-identify as female by the total employee headcount.	We are committed to closing the gender gap and maintaining a culture of inclusion. We recognize the benefits of increasing the percentage of women in our workforce to better reflect the customers and communities in which we serve.
People: Racial/Ethnic Diversity Representation (3)	2.5%	20.3% (0.0%)	20.8% (2.5%)	21.3% (3.75%)	20.0% (0.0%)	This people metric is determined by dividing the number of employees who self-identify as a member of a diverse racial or ethnic group by the total employee headcount.	We are committed to hiring diverse talent and believe that diversity creates stronger teams, better ideas, innovative ways of working, long-term sustainability and, ultimately, an organization that reflects the customers and communities in which we serve.

(1)	Adjusted EPS is a non-GAAP measure. See Part A of Appendix A for a reconciliation. No APP awards would have been earned if 2022 EPS was less than 90 percent of the target amount.

(2)	This goal would not have been earned in the event of a preventable employee fatality during the year.

(3)	This goal was not earned because the threshold performance for both female representation and racial/ethnic workforce diversity representation goals was not met.

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For 2022, the ED&CC determined that the APP awards should be based solely on the NEO’s target award multiplied by the corporate performance multiplier based on the CEO’s recommendation that NEOs should assume principal responsibility for, and their awards should be determined by reference to, the performance of the entire organization.

Based upon our performance with regard to the financial and non-financial performance measures described above, the ED&CC certified a corporate performance multiplier of 121.4 percent. The APP awards for each NEO were computed using this multiplier. Cash awards under the APP are generally paid to participants by March 15 of the year following the performance year. We have included the amount of the APP awards paid to our NEOs with respect to 2022 under the Non-Equity Incentive Plan Compensation column of the 2022 Summary Compensation Table on page 52 of this proxy statement.

2022 Long-Term Performance Plan

The LTPP is designed to incentivize eligible participants to achieve our long-term business objectives by providing an opportunity to earn equity awards tied to our long-term goals and continued employment with the Company. LTPP awards are generally granted by the ED&CC in February of each year and allocated 30 percent to time-based RSUs and 70 percent to PSUs. PSU awards for 2022 were allocated equally between shares that may be earned based on TSR relative to the companies in the 2022 peer group and shares that may be earned based on the rate of our compounded EPS growth. Stock options are not granted as part of the LTPP.

Generally, our RSU awards vest ratably over an approximate three-year period while a participant remains employed with us. PSU awards generally are earned ratably over a three-year performance period while employed, and the vesting of each PSU award is determined by the ED&CC following the end of the three-year performance period based on the satisfaction of pre-determined performance goals. To the extent an RSU award is unvested or a PSU award has not been earned, it is generally forfeited once a participant ceases to be employed with us; however, LTPP awards to certain NEOs may continue to vest after an early or normal retirement. See “—Ongoing and Post-Employment Arrangements and Benefit Plans—Terms of Outstanding Equity Grants” beginning on page 49 of this proxy statement.

The ED&CC has adopted guidelines to permit management to make adjustments for purposes of LTPP performance goals based on EPS, to the extent greater than $0.02 per share. The ED&CC retains authority to approve other adjustments not covered by this authorization.

We based the aggregate target value of LTPP awards on a percentage of each NEO’s salary. The following table presents a summary of the grant date fair value of LTPP target awards granted in 2022 to each NEO. Information regarding the number of shares underlying these awards is found in “Executive Compensation—2022 Grants of Plan-Based Awards” on page 55 of this proxy statement.

Named Executive Officer (1)	LTPP Target Award as a Percentage of Base Salary	Aggregate Grant Date Fair Value of LTPP Target Awards	Aggregate Grant Date Fair Value of RSUs		Aggregate Grant Date Fair Value of PSUs (TSR)	Aggregate Grant Date Fair Value of PSUs (EPS)
M. Susan Hardwick	400%	$4,067,077	$1,199,992		$1,400,041	$1,467,044
John C. Griffith	250%	$1,812,518	$543,738		$634,394	$634,386
Cheryl Norton	175%	$1,099,808	$314,968		$367,480	$417,360
James H. Gallegos	160%	$960,070	$288,041	(2)	$336,037	$335,992
Melanie M. Kennedy	120%	$536,434	$152,934		$178,458	$205,042

(1)	Mr. Lynch was not eligible for and did not receive a 2022 LTPP award due to his retirement on February 2, 2022.

(2)

In 2022, as part of the aggregate consideration to replace the equity he forfeited when he resigned from his prior employer to join the Company as General Counsel, and as a term of his employment offer letter, Mr. Gallegos received a one-time RSU grant under the 2017 Omnibus Plan with an aggregate grant date fair value of $1,000,039 and a three-year vesting period. This award has been excluded from this table but has been included in the “Stock Awards” column of the Summary Compensation Table.

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In February 2022, in connection with her promotion to CEO, Ms. Hardwick’s LTPP award target for 2022 as a percentage of her annual base salary was increased to 400 percent. Ms. Norton’s LTPP award target for 2022 as a percentage of her annual base salary was increased, effective February 15, 2022, from 150 percent to 175 percent to bring her compensation within the competitive range of the benchmarking data for her role. Effective February 15, 2022, Ms. Kennedy’s LTPP award target for 2022 as a percentage of her annual base salary was increased from 115 percent to 120 percent, to maintain her compensation within the competitive ranges of the benchmarking data for her role.

Mr. Griffith’s and Mr. Gallegos’s initial LTPP award targets were set at 250 percent and 160 percent, respectively, to position their total direct compensation within the competitive range of the benchmarking data for their respective positions.

The following table presents information regarding the performance measures related to the PSUs granted in 2022.

Performance Measure	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	How We Calculate the Performance Measure	Why We Use this Performance Measure
Relative Total Shareholder Return	25th percentile (25%)	50th percentile (100%)	90th percentile (200%)	Based on American Water’s total shareholder return compared to the total shareholder return performance of the companies in the 2022 peer group, during the three-year performance period from January 1, 2022, through December 31, 2024, assuming reinvestment of dividends during the performance period.	This metric enables us to encourage performance that not only increases shareholder value but also increases it to an extent that compares favorably relative to the companies in the 2022 peer group.
Compounded EPS Growth Rate	4.0% (0%)	5.0% (100%)	8.0% (200%)	Based on the rate of EPS growth, compounded annually over the three-year period from January 1, 2022, through December 31, 2024, over our 2021 EPS, as adjusted to eliminate the contribution of HOS.	EPS is a key measure of our financial and operational success, and achieving our earnings and strategic goals creates long-term shareholder value and provides greater total return to our shareholders.

Performance Vesting of PSUs Granted in 2020

In 2020, we granted two equally weighted types of PSUs to our NEOs: one with a three-year performance measure based on total shareholder return relative to companies in our 2020 peer group, and the other with a three-year performance measure based on the annual rate of compounded adjusted EPS growth. The payouts of the two types of PSUs are summarized in the table below:

Performance Measure	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	Actual Performance	Percentage of Target Award Earned
Relative Total Shareholder Return	25th percentile (25%)	50th percentile (100%)	90th percentile (200%)	100th percentile	200.0%
Compounded Adjusted EPS Growth Rate	6.0% (0%)	8.0% (100%)	10.0% (200%)	9.67%	191.8%

Actual performance is based on the rate of EPS growth, compounded annually over the three-year period from January 1, 2020 through December 31, 2022, over our 2019 adjusted EPS. To reflect the sale of HOS in December 2021, in January 2022, the ED&CC approved the amendment and adjustment of the outstanding 2020 (and 2021) PSU awards based on our compounded EPS growth. See “Executive Compensation—2022 Summary Compensation Table— Modification of 2020 and 2021 PSU Awards During 2022” beginning on page 54 for a discussion of these amendments and adjustments.

The ED&CC certified the achievement of the requisite PSU performance measures in February 2023.

Perquisites and Other Benefits

We provide limited perquisites to our NEOs, consisting principally of reimbursement for executive physicals, Company-paid life insurance benefits, and, where applicable, relocation assistance. We believe that providing executives with limited perquisites supports our emphasis on performance-based pay, while

AMERICAN WATER | 2023 PROXY STATEMENT	45

providing NEOs with a benefit package that is competitive and supports executive retention.

Our NEOs are also eligible for certain benefits that are generally available to all other salaried, non-union employees, including participation in our qualified

401(k) savings plan with an employer matching contribution (and, for participants hired or rehired after January 1, 2006, 5.25 percent Defined Contribution Account employer contributions), medical insurance coverage, term life insurance coverage, and short-term and long-term disability insurance coverage.

CEO TRANSITION

Upon the retirement of Mr. Lynch as President and Chief Executive Officer of the Company on February 2, 2022, the Board elected Ms. Hardwick to serve as the Company’s President, Chief Executive Officer and Chief Financial Officer. Ms. Hardwick had joined the Company in June 2019 and served as the Company’s Chief Financial Officer from July 1, 2019, until the election of Mr. Griffith as our Chief Financial Officer effective May 16, 2022.

In connection with her promotion to President and Chief Executive Officer, we entered into a new employment offer letter with Ms. Hardwick effective February 2, 2022. This offer letter described the terms of her CEO compensation and was consistent in form and content with employment offer letters we have historically provided to our NEOs. In addition to the terms described above, which provided for base salary, APP and LTPP awards, the employment offer letter included a $100,000 cash stipend for Ms. Hardwick’s prior service as Interim Chief Executive Officer. The employment offer letter was approved by the independent members of the Board upon the recommendation of the ED&CC, which reviewed data and analyses provided by Semler Brossy.

In connection with Mr. Lynch’s retirement and based on the recommendation of the ED&CC, the independent members of the Board authorized the execution and delivery of a Separation and General Release Agreement with Mr. Lynch. See “Executive Compensation—Potential Payments on Termination or Change of Control” on page 65 of this proxy statement.

EXECUTIVE STOCK OWNERSHIP GUIDELINES AND STOCK RETENTION REQUIREMENTS

The Board has adopted executive stock ownership guidelines and complementary stock retention requirements that further emphasize the importance of linking the financial interests of our executives with those of our shareholders. The stock ownership guidelines, which are expressed as a multiple of annual base salary, require executives (directly or through immediate family members or controlled entities) to hold a specified amount of common stock (including certain equivalents) based on the executive’s position, as follows:

Officer Level	Multiple of Annual Base Salary
Chief Executive Officer	6 times
Chief Operating Officer	3 times
Executive Vice Presidents	3 times
Senior Vice Presidents	3 times
Vice Presidents and Line of Business Presidents	1 time

For purposes of the executive stock ownership guidelines, shares of common stock, shares underlying vested and unvested RSUs and shares underlying vested PSUs count toward satisfying the ownership guidelines. Shares underlying vested or unvested stock options and unvested PSUs do not count.

Under our executive stock ownership guidelines, to sell or transfer shares of common stock, and subject to certain exceptions, each executive must be in compliance with the stock ownership guidelines to effect such a transfer. Sales or transfers will be permitted to the extent they do not cause the executive’s total ownership to fall below the required threshold.

Each executive who becomes subject to the stock ownership guidelines has five years to comply with them. The stock ownership guidelines provide that in the event of a promotion that increases an executive’s multiple of base salary, a new five-year compliance period will begin to run for that executive as of the effective date of the promotion.

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Mses. Kennedy and Norton are in compliance as of the record date and all of our other NEOs currently covered by the stock ownership guidelines are within their five-year compliance period. The compliance period for each of Ms. Hardwick and Messrs. Griffith and Gallegos ends in 2027.

OUR HEDGING POLICY

Our insider trading policy prohibits all directors, officers (including our current NEOs) and employees, including their respective immediate family members and controlled entities, from engaging in any transaction entered into for the purpose of reducing or eliminating the market price risk associated with the ownership of our securities, including any of our equity securities we grant to a covered person as compensation or that may otherwise be held directly or indirectly by the covered person. These types of transactions are commonly known as “hedging” transactions. For more information on this policy, see “Executive Compensation—Policies Prohibiting Hedging, Pledging, Margining and Short Selling” beginning on page 68 of this proxy statement.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS AND BENEFIT PLANS

We have several agreements, plans and arrangements that enable our NEOs to accrue retirement benefits as they continue to work for us, provide severance benefits upon certain types of termination of employment, or provide other forms of deferred compensation. Not all of these plans apply to each NEO, as indicated in the discussion below. None of our executives participating in any of these plans is entitled to receive excise tax gross-up payments thereunder.

American Water Savings Plan

The Savings Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, or the Savings Plan, is a tax-qualified 401(k) defined contribution plan available to employees of American Water, including our currently employed NEOs, and certain subsidiaries.

Under the Savings Plan, employees may contribute, subject to limitations imposed by the Internal Revenue Code of 1986, as amended, or the Code, up to 50 percent of their base salary and 100 percent of their APP awards (the amount of such contributions are referred to as “basic contributions”), up to limits determined under the Code.

For a NEO participant hired before January 1, 2006 (for 2022, only Ms. Norton), the matching contribution formula was 50 percent of a participant’s basic contributions to the Savings Plan for the plan year, up to a maximum of five percent of the participant’s base salary. For NEO participants hired or rehired after January 1, 2006 (for 2022, Mses. Hardwick and Kennedy and Messrs. Griffith and Gallegos), the

matching contribution formula was (a) 100 percent of a participant’s basic contributions to the Savings Plan for the plan year up to the first three percent of the participant’s base salary plus APP awards, and (b) 50 percent of a participant’s basic contributions up to the next two percent of the participant’s base salary plus APP awards contributed to the Savings Plan for the plan year. In addition, for NEO participants hired or rehired after January 1, 2006 (for 2022, Mses. Hardwick and Kennedy and Messrs. Griffith and Gallegos), we made additional annual contributions to the NEO’s Defined Contribution Account equal to 5.25 percent of the participant’s base salary, subject to limitations imposed under the Code. We provide more generous contributions to participants hired after January 1, 2006, because they are ineligible to participate in the defined benefit pension plans described below.

Amounts credited to an employee’s account may be invested among a number of funds, and the value of a participant’s account will increase or decrease to reflect the performance of selected investments.

Pension Plan and Executive Retirement Plan

The Pension Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, or the AWWPP, is a tax-qualified defined benefit pension plan that is generally available to eligible employees who commenced employment with us prior to January 1, 2006. The AWWPP provides an annual retirement benefit

AMERICAN WATER | 2023 PROXY STATEMENT	47

based on an employee’s earnings and years of service. For executives hired prior to July 1, 2001, a grandfathered benefit is provided. Ms. Norton is the only current NEO who participates in the AWWPP.

The American Water Works Company, Inc. Executive Retirement Plan, or the ERP, is a nonqualified defined benefit pension plan that provides pension benefits under the same formula as the AWWPP, but without the pay and benefit limitations that are applicable to the AWWPP under the Code. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans. Ms. Norton is the only current NEO who participates in the ERP.

We closed the AWWPP (subject to certain exceptions) and the ERP to new employees on December 31, 2005, and replaced those plans with defined contribution plans. This action was taken for a number of reasons, including to allow us to incur fixed costs for retirement benefits on an ongoing basis. In contrast, we are subject to variable costs in connection with our defined benefit plans based on the performance of the plans’ investment portfolios. For further information on these plans, see “Executive Compensation—Pension Benefits at December 31, 2022” and “Executive Compensation—Description of Pension and Other Retirement Plans” beginning on page 58 of this proxy statement.

Nonqualified Deferred Compensation Plan

The Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, or the Employee Deferred Compensation Plan, enables participants to defer base salary and APP awards and provides benefits in excess of the maximum benefits that may be provided under the Savings Plan as a result of limits imposed by the Code. We refer to compensation in excess of those limits as “excess compensation.” Each of our currently employed NEOs is eligible to participate in the Employee Deferred Compensation Plan.

Generally, under the Employee Deferred Compensation Plan, a participant may elect to defer up to 20 percent of salary and up to 100 percent of the award paid under the APP. We provided matching contributions that differ depending on whether the participant was hired by us on or after January 1, 2006. For participants hired after January 1, 2006 (for 2022, Mses. Hardwick and Kennedy and Messrs. Griffith and Gallegos), we provide the matching contribution we would have made for the participant under the Savings Plan with respect to the participant’s excess compensation if the excess compensation had been taken into account. In addition, for these participants, we made a defined contribution that is generally equal to 5.25 percent of the sum of base salary that constitutes excess compensation and the award payable under the APP for the relevant plan year.

For participants hired prior to January 1, 2006 (for 2022, only Ms. Norton), our matching contribution is equal to 50 percent of salary deferrals up to a maximum of five percent of base salary; our contributions are more limited for these participants due to their eligibility to participate in the AWWPP.

Each participant may allocate amounts credited to their account among several notional investments, and the value of the account will be increased or decreased to reflect returns under the selected notional investments. The participant may elect to receive payment of deferred amounts in a lump sum or in annual installments, on or beginning at separation from service or a specified distribution date. See “Executive Compensation—2022 Nonqualified Deferred Compensation” beginning on page 59 of this proxy statement for additional information.

Executive Severance Policy

Under our Executive Severance Policy, we provide severance benefits to our currently employed NEOs. Our policy is designed to provide a clear statement of the rights of our executives if they are involuntarily terminated without cause (as defined under the policy), except in cases following a change of control, as discussed below. Among other things, the Executive Severance Policy provides for 18 months and 12 months of salary continuation for our CEO and each of such other currently employed NEOs, respectively, and a pro rata APP award for the year in which the termination date occurs to the extent a payment is earned under the terms of the APP. See “Executive Compensation—Potential Payments on Termination or Change of Control” beginning on page 60 of this proxy statement for further information.

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Change of Control Severance Policy

The Change of Control Severance Policy provides benefits to each of our currently employed NEOs, if within 24 months after the consummation of a “change of control,” the NEO’s employment is involuntarily terminated without “cause” or if the NEO resigns from employment for “good reason” (each as defined in this policy). The occurrence or potential occurrence of a change of control transaction often creates uncertainty regarding the continued employment of a company’s executive officers. In order to continue to encourage our NEOs to remain employed with us in connection with such a transaction, or to attract new executives in the midst of such a transaction, we provide our NEOs with specified severance benefits if the NEO’s employment terminates for the reasons described above in connection with a change of control.

In the event of a covered termination, the CEO and the other currently employed NEOs would be eligible to receive three times and two times, respectively, the sum of (1) such NEO’s annual base salary on the termination date of employment and (2) the greater of the last annual award paid to the NEO under the APP, or the average of the last three such annual APP awards. Each currently employed NEO would also receive paid COBRA coverage for health, dental and vision benefits for the maximum statutory period, would continue to be eligible to participate for six months in our Employee Assistance Plan and would receive up to 12 months of outplacement services. The Change of Control Severance Policy also provides that, in the event of a covered termination, each currently employed NEO would be entitled to receive unpaid base salary due for periods prior to the termination date, all accrued and unused vacation through the termination date, and reimbursement of all properly documented reasonable and necessary expenses incurred in connection with employment prior to the termination date.

The benefits and payments provided under this policy are designed to replace and enhance existing benefits payable under the Executive Severance Policy following a change of control; however, the Executive Severance Policy remains in effect for NEOs with respect to an involuntary termination of employment without cause other than following a change of control.

See “Executive Compensation—Potential Payments on Termination or Change of Control” beginning on page 60 of this proxy statement for further information.

Terms of Outstanding Equity Grants

Acknowledging that executives serving in our CEO, CFO and COO positions consistently make decisions that are both in our short- and long-term interests, the ED&CC has approved the granting of long-term equity awards under the 2017 Omnibus Plan to persons serving in these roles to provide for continued vesting after retirement under certain circumstances as discussed in more detail below.

Except as contemplated in these limited circumstances, we do not provide for continued vesting of long-term equity awards granted under the 2017 Omnibus Plan in the event of retirement. For an executive serving in the CEO, CFO or COO role with at least three years of consecutive service in one or more of these positions, an equity award will continue to vest over the normal vesting schedule following a separation of service based upon either normal retirement or early retirement, as follows:

•	in the event of a normal retirement, defined as having attained age 60 and five years of service, 100 percent of the award will continue to vest; and
•	in the event of an early retirement, defined as having attained age 55 and five years of service, 75 percent of the award will continue to vest.

All CEO LTPP award grants include these continued vesting provisions. In connection with the foregoing, PSUs will continue to vest and shall be paid at the end of the three-year performance period based on actual performance.

With respect to LTPP awards granted to Ms. Hardwick in her prior role as Executive Vice President and Chief Financial Officer, we agreed in her CFO employment offer letter that she would be deemed to meet the five years of service requirement if, having achieved the required age, she retires after at least three years of continuous service in the CFO role and uses good faith efforts to identify and develop a successor that is ultimately approved by the CEO and the Board.

Any stock option granted to an executive serving in the CEO, CFO and COO roles will remain exercisable for a period of two years after the retirement date; however, no stock options have been granted to any of our executives in these roles.

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CHANGE OF CONTROL PROVISIONS IN EQUITY PLANS

Most of our compensation plans and policies do not contain change of control provisions affecting the compensation of our NEOs. Upon a change of control in which American Water is not the surviving entity, the 2017 Omnibus Plan requires all unexercised options and other grants of awards thereunder to be assumed by or converted to similar awards of the acquiring company. The vesting of such assumed or converted awards will be accelerated only if the participant’s employment is terminated other than (i) for cause or

(ii) due to death or disability, within 12 months after the change of control. To the extent any such awards are not assumed or converted, option awards will become fully exercisable, all restrictions upon awards will lapse and all stock units will fully vest, upon the change of control. See “Executive Compensation—Potential Payments on Termination or Change of Control—Equity Awards” beginning on page 62 of this proxy statement for further information.

RECOVERY OF INCENTIVE COMPENSATION

In 2010, we instituted a policy governing the recovery of executive incentive compensation. Under the policy, we may recover (in whole or in part) any amounts paid under incentive payments made under our annual and long-term performance plans, including the APP and LTPP, to any executive officer subject to Section 16 of the Exchange Act where: (1) the incentive payment was based upon the achievement of certain financial results that are subsequently the subject of a material restatement of our financial statements; (2) the Board determines that one or more covered executives engaged in knowing or intentional fraudulent or illegal conduct that substantially caused the need for the restatement; and (3) a lower incentive payment would have been made to the covered executive based upon the restated financial results. We may also recover incentive payments described above from a covered executive if that covered executive commits acts of embezzlement, fraud, theft or ethical misconduct. In addition to recovery, the Board may take any and all other actions it deems necessary, appropriate and in the Company’s best interest, including termination of the covered executive’s employment and initiating legal action against the covered executive. Moreover, the terms of the APP and the 2017 Omnibus Plan specifically require that grants under those plans be subject to this policy.

On October 26, 2022, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC issued rules directing stock exchanges to adopt listing standards for the implementation of executive compensation recovery requirements in accordance with the new rules. Once the NYSE has adopted listing standards to implement the new requirements, we will review and amend our existing executive compensation recovery policy accordingly.

TAX AND ACCOUNTING CONSIDERATIONS

Tax Considerations

Under Section 162(m) of the Code, a public company is prohibited from deducting for federal income tax purposes compensation in excess of $1.0 million paid to certain of its executive officers. The ED&CC believes that the income tax impacts of compensation is only one of many other relevant considerations in setting compensation. The ED&CC also believes that the Section 162(m) tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that, among other things, are intended to attract, retain and motivate talented, high-performing executives, and that are designed to discourage decision-making focused solely on compensatory consequences and excessive risk-taking.

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation plans are includible in an employee’s income when vested unless certain requirements are met. If these requirements are not met, employees may be subject to additional taxes, interest and penalties. Our nonqualified deferred compensation arrangements are intended to satisfy the requirements of Section 409A.

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Accounting Considerations

RSU and PSU awards are accounted for based on their grant date fair value, as determined under ASC 718, which is recognized over the service or vesting period applicable to the grant. Forfeitures are estimated, and the compensation cost of awards will be reversed if the employee does not remain employed by us throughout the service or vesting period.

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EXECUTIVE COMPENSATION

2022 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of each of our NEOs for 2022.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation ($) (5)	Total ($)
M. Susan Hardwick President and Chief Executive Officer (6)	2022	$975,096	$100,000	$4,067,077	$1,335,400	$—	$243,180	$6,720,753
	2021	$616,908	$—	$1,140,129	$541,369	$—	$110,281	$2,408,687
	2020	$584,486	$—	$907,601	$503,477	$—	$101,728	$2,097,292

Walter J. Lynch Retired President and Chief Executive Officer (7)	2022	$108,407	$—	$290,791	$—	$—	$1,123,635	$1,522,833
	2021	$994,616	$—	$3,999,969	$1,266,022	$1,017,097	$120,424	$7,398,128
	2020	$870,378	$—	$2,543,912	$963,772	$1,191,466	$106,305	$5,675,833

John C. Griffith Executive Vice President and Chief Financial Officer (8)	2022	$460,099	$950,000	$1,812,518	$554,618	$—	$234,602	$4,011,837

Cheryl Norton	2022	$613,750	$—	$1,099,808	$557,974	$—	$37,887	$2,309,419
Executive Vice President and Chief Operating Officer (9)(10)	2021	$482,204	$—	$749,840	$405,013	$915,883	$29,121	$2,582,061

James H. Gallegos	2022	$452,305	$100,000	$1,960,109	$411,593	$—	$643,096	$3,567,103
Executive Vice President and General Counsel (11)

Melanie M. Kennedy	2022	$435,545	$—	$536,434	$343,585	$—	$101,460	$1,417,024
Executive Vice President, Chief Human Resources Officer (10) (12)	2021	$412,478	$—	$459,892	$265,420	$—	$91,316	$1,229,106

(1)

In 2022, the following NEOs deferred a portion of their base salary under the Employee Deferred Compensation Plan: Ms. Hardwick—$48,368; Mr. Lynch —$10,841; Ms. Norton—$122,234; and Ms. Kennedy—$21,754.

(2)

The amounts shown in this column reflect the aggregate grant date fair value of PSUs and RSUs granted to the NEOs. The grant date fair value of PSUs and RSUs granted in 2022 (including amended 2020 and 2021 PSUs) is as follows:

Name	PSUs	RSUs
M. Susan Hardwick	$2,867,085	$1,199,992
Walter J. Lynch	$290,791	$—
John C. Griffith	$1,268,780	$543,738
Cheryl Norton	$784,840	$314,968
James H. Gallegos	$672,029	$1,288,080
Melanie M. Kennedy	$383,500	$152,934

With respect to the PSUs, the amounts disclosed in the table above include (except with respect to Mr. Lynch) the grant date fair value based upon the target outcome of the performance conditions, determined at the grant date in accordance with ASC 718. See Note 10—Stock Based Compensation in the Notes to Consolidated Financial Statements in the 2022 Form 10-K for the assumptions that were made in determining grant date fair values of the PSU and RSU awards.

52	AMERICAN WATER | 2023 PROXY STATEMENT

The following table shows the fair value of the PSU awards at the grant date, assuming the highest level of performance was achieved:

	Grant Date Fair Value

Name	2022	2021	2020
M. Susan Hardwick	$5,734,170	$1,596,170	$1,270,594
Walter J. Lynch	$581,582	$5,599,978	$3,561,504
John C. Griffith	$2,537,560	$—	$—
Cheryl Norton	$1,569,680	$1,049,830	N/A
James H. Gallegos	$1,344,058	$—	$—
Melanie M. Kennedy	$767,000	$643,820	N/A

(3)

The amounts shown in this column constitute payments under the APP with respect to each performance year, which are generally paid in March of the next calendar year. The following NEOs deferred a portion of their APP payment with respect to 2022 under the Employee Deferred Compensation Plan: Ms. Hardwick—$66,770; Ms. Norton—$278,987; and Ms. Kennedy—$17,179.

(4)

The amounts shown in this column reflect the aggregate changes in the actuarial present values of accumulated benefits under our defined benefit pension plans. For further information on these pension plans, see “—Pension Benefits at December 31, 2022.” None of the NEOs received “above-market” or “preferential” earnings (as defined by SEC regulation) under the Employee Deferred Compensation Plan. The changes in pension value for 2022 for Mr. Lynch and Ms. Norton were $(2,053,131) and $(159,010), respectively, which are not reflected in the Summary Compensation Table in accordance with SEC regulations.

(5)	The totals shown in this column for 2022 consist of:

Name	Savings Plan Company Match	Savings Plan Company Defined Contribution Account (a)	Company Contributions to Employee Deferred Compensation Plan (b)	Executive Physical	Dividend Equivalents (c)	Company- Paid Life Insurance	Severance Payments	Relocation (d)	Total All Other Compensation
M. Susan Hardwick	$12,200	$16,013	$184,792	$—	$29,714	$461	$—	$—	$243,180
Walter J. Lynch	$2,439	$—	$—	$—	$91,324	$53	$1,029,819	$—	$1,123,635
John C. Griffith	$11,154	$16,013	$—	$—	$—	$266	$—	$207,169	$234,602
Cheryl Norton	$7,625	$—	$7,654	$2,850	$19,297	$461	$—	$—	$37,887
James H. Gallegos	$11,077	$16,013	$—	$—	$—	$319	$—	$615,687	$643,096
Melanie M. Kennedy	$12,200	$16,013	$43,814	$—	$28,972	$461	$—	$—	$101,460

(a)

The Defined Contribution Account is an account in the Savings Plan to which American Water contributes 5.25 percent of each eligible employee’s total cash compensation (which includes annual base salary), subject to Code limits on compensation that may be taken into account. Generally, only employees hired on or after January 1, 2006, are eligible for this contribution.

(b)

The amounts in this column represent matching contributions with respect to 2022 made by the Company to the NEOs’ accounts in the Employee Deferred Compensation Plan. These contributions are generally paid in the second quarter of the next calendar year. For further information on this plan, see “—2022 Nonqualified Deferred Compensation.”

(c)

Dividend equivalents are paid in cash with respect to PSUs and RSUs at such time, if ever, as the PSUs or RSUs are converted to common stock. Amounts in this column reflect PSU and RSU dividend equivalents that were paid out in 2022.

(d)

Includes an adjustment of $87,169 and $248,071 made under the applicable relocation plan to compensate each of Messrs. Griffith and Gallegos, respectively, for the effect of his relocation payments under the Code and similar applicable state law.

(6)

Ms. Hardwick has served as President and Chief Executive Officer since February 2, 2022. She served as Executive Vice President and Chief Financial Officer from July 1, 2019, until February 2, 2022. From December 7, 2021, until January 31, 2022, Ms. Hardwick also served as our Interim Chief Executive Officer and continued to serve as Chief Financial Officer until Mr. Griffith joined the Company on May 16, 2022.

(7)	Mr. Lynch retired from the Company on February 2, 2022.

(8)	Mr. Griffith joined the Company as Executive Vice President and Chief Financial Officer on May 16, 2022.

AMERICAN WATER | 2023 PROXY STATEMENT	53

(9)	Ms. Norton was promoted to Executive Vice President and Chief Operating Officer effective March 1, 2021.

(10)	The executive was not a named executive officer with respect to any year prior to 2021.

(11)	Mr. Gallegos joined the Company as Executive Vice President and General Counsel on April 1, 2022.

(12)	Ms. Kennedy was promoted to Executive Vice President, Chief Human Resources Officer on December 9, 2021.

Comparison of Key Elements of Total Compensation

The following table presents a comparison of the key elements of total compensation for 2022 for each NEO, including the percentage of salary and bonus compared to total compensation. This section uses information contained in the 2022 Summary Compensation Table.

	Percentage of Total Compensation (1)
Name	Total Salary and Bonus (1)	Incentive Compensation (1)	Change in Pension Value	Other (1)
M. Susan Hardwick	16.0%	80.4%	—%	3.6%
John C. Griffith	35.2%	59.0%	—%	5.8%
Cheryl Norton	26.6%	71.8%	—%	1.6%
James H. Gallegos	15.5%	66.5%	—%	18.0%
Melanie M. Kennedy	30.7%	62.1%	—%	7.2%

(1)	The amounts in each of the table columns above with respect to Mr. Lynch were 7.1 percent, 19.1 percent, and 73.8 percent, respectively.

Employment and Separation Agreements

Historically, we have entered into employment offer letters with our NEOs that provide for the initial terms of their compensation. We provide below a summary of the key terms of certain of these employment offer letters. See “Compensation Discussion and Analysis—2022 Compensation” beginning on page 40 of this proxy statement for information concerning the elements of compensation for each NEO.

M. Susan Hardwick

Under the terms of an employment offer letter effective February 2, 2022, Ms. Hardwick was entitled to receive an annual base salary, a 2022 APP award opportunity, and 2022 LTPP awards that vest ratably over three years with the continued vesting provisions applicable to an executive serving in the CEO role. See “Compensation Discussion and Analysis—Ongoing and Post-Employment Arrangements and Benefit Plans—Terms of Outstanding Equity Grants” on page 49 of this proxy statement for more information on the continued vesting provision.

John C. Griffith

Under the terms of an employment offer letter effective May 16, 2022, Mr. Griffith was entitled to receive an annual base salary, a one-time cash sign-on bonus, a 2022 APP award opportunity, and 2022 LTPP awards that vest ratably over three years with the continued vesting provisions applicable to an executive serving in the CFO role. See “Compensation Discussion and Analysis—Ongoing and Post-Employment Arrangements and Benefit Plans—Terms of Outstanding Equity Grants” on page 49 of this proxy statement for more information on the continued vesting provision.

James H. Gallegos

Under the terms of an employment offer letter effective April 1, 2022, Mr. Gallegos was entitled to receive an annual base salary, a 2022 APP award opportunity and 2022 LTPP awards that vest ratably over three years. As a sign-on benefit, Mr. Gallegos also received a one-time cash bonus and a grant of RSUs that vests ratably over three years.

Modification of 2020 and 2021 PSU Awards During 2022

In January 2022, to reflect the sale of HOS in December 2021, the ED&CC approved the amendment and adjustment of the outstanding 2020 and 2021 PSU awards based on our compounded EPS growth. First, the starting EPS was decreased by $0.38 and $0.40, which is equivalent to the

54	AMERICAN WATER | 2023 PROXY STATEMENT

contribution of the HOS business to the Company’s EPS in the 2019 and 2020 fiscal years, respectively. Second, the ending EPS for these awards was adjusted to exclude the impact of income recognized under a secured seller note and revenue share agreements entered into in connection with the HOS sale. These adjustments are reflected in the calculation of the three-year compounded EPS growth rate used to determine achievement of the EPS performance goal for the 2020 and 2021 PSU awards.

2022 GRANTS OF PLAN-BASED AWARDS

The following table presents certain information regarding plan-based awards granted to our NEOs during the fiscal year ended December 31, 2022:

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
M. Susan Hardwick
APP	2/15/2022	2/15/2022	$1,100,000	$2,200,000	—	—	—	—	—
RSU	2/15/2022	2/15/2022	$—	$—	—	—	—	8,176	$1,199,992
PSU	2/15/2022	2/15/2022	$—	$—	3,446	13,784	27,568	—	$1,400,041
PSU	2/15/2022	2/15/2022	$—	$—	2,385	9,539	19,078		$1,400,039
PSU (5)	1/20/2022	1/20/2022	$—	$—	1,204	4,817	9,634	—	$67,005
Walter J. Lynch
PSU (5)	1/20/2022	1/20/2022	—	—	3,494	13,974	27,948	—	$290,791
John C. Griffith
APP	5/16/2022	4/26/2022	$456,852	$913,704	—	—	—	—	—
RSU	5/16/2022	4/26/2022	$—	$—	—	—	—	3,725	$543,738
PSU	5/16/2022	4/26/2022	$—	$—	2,180	8,719	17,438	—	$634,394
PSU	5/16/2022	4/26/2022	$—	$—	1,087	4,346	8,692	—	$634,386
Cheryl Norton
APP	2/15/2022	2/15/2022	$459,616	$919,232	—	—	—	—	—
RSU	2/15/2022	2/15/2022	$—	$—	—	—	—	2,146	$314,968
PSU	2/15/2022	2/15/2022	$—	$—	905	3,618	7,236	—	$367,480
PSU	2/15/2022	2/15/2022	$—	$—	626	2,504	5,008		$367,512
PSU (5)	1/20/2022	1/20/2022	$—	$—	682	2,726	5,452	—	$49,848
James H. Gallegos
APP	4/1/2022	1/20/2022	$339,039	$678,078	—	—	—	—	—
RSU	4/1/2022	1/20/2022	$—	$—	—	—	—	1,706	$288,041
RSU (6)	4/1/2022	1/20/2022	$—	$—	—	—	—	5,923	$1,000,039
PSU	4/1/2022	1/20/2022	$—	$—	670	2,681	5,362	—	$336,037
PSU	4/1/2022	1/20/2022	$—	$—	498	1,990	3,980	—	$335,992
Melanie M. Kennedy
APP	2/15/2022	2/15/2022	$283,019	$566,038	—	—	—	—	—
RSU	2/15/2022	2/15/2022	$—	$—	—	—	—	1,042	$152,934
PSU	2/15/2022	2/15/2022	$—	$—	439	1,757	3,514	—	$178,458
PSU	2/15/2022	2/15/2022	$—	$—	304	1,216	2,432		$178,472
PSU (5)	1/20/2022	1/20/2022	$—	$—	482	1,926	3,852	—	$26,570

(1)

These columns represent target and maximum APP payout opportunities. The actual payments that were made under the APP for 2022 performance are shown in the 2022 Summary Compensation Table. There is no specified minimum award for participants in the APP, and therefore we did not include a column in the table for the threshold amount of such award. For further information on the APP, see “Compensation Discussion and Analysis—2022 Compensation—2022 Annual Performance Plan” beginning on page 41 of this proxy statement.

(2)

These columns represent threshold, target and maximum payout opportunities under the LTPP with respect to our PSUs. For further information on the LTPP, under which the PSUs were granted, see “Compensation Discussion and Analysis—2022 Compensation—2022 Long-Term Performance Plan” beginning on page 44 of this proxy statement.

AMERICAN WATER | 2023 PROXY STATEMENT	55

(3)

This column represents grants of RSUs. For further information on the LTPP, under which most of the RSUs were granted, see “Compensation Discussion and Analysis—2022 Compensation—2022 Long-Term Performance Plan” beginning on page 44 of this proxy statement. See also footnote (6) below.

(4)	This column represents the grant date fair values of the PSUs and RSUs, determined in accordance with ASC 718. See footnote (2) to the 2022 Summary Compensation Table for additional information.

(5)

Reflects the impact of the amendment and adjustment in January 2022 of PSU awards originally granted in 2020 and 2021, following the sale of HOS in December 2021. See “—2022 Summary Compensation Table—Modification of 2020 and 2021 PSU Awards During 2022” for a discussion of these amendments and adjustments.

(6)

Represents a sign-on award of RSUs granted to Mr. Gallegos in connection with his employment with the Company. See “Compensation Discussion and Analysis—2022 Compensation—2022 Long-Term Performance Plan” beginning on page 44 of this proxy statement.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END

The following table presents information regarding equity awards held by our NEOs at December 31, 2022. None of our NEOs held any outstanding stock options as of December 31, 2022; thus, the table below omits all columns pertaining to option awards.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
M. Susan Hardwick
	2/11/2020	671	$102,274	8,702	$1,326,359
	2/16/2021	1,412	$215,217	8,400	$1,280,328
	2/15/2022	8,176	$1,246,186	46,646	$7,109,783
Walter J. Lynch
	2/11/2020	564	$85,965	8,940	$1,362,635
	4/1/2020	1,015	$154,706	14,378	$2,191,495
	2/16/2021	3,714	$566,088	24,558	$3,743,130
John C. Griffith
	5/16/2022	3,725	$567,765	26,130	$3,982,735
Cheryl Norton
	2/11/2020	178	$27,131	2,302	$350,871
	3/1/2020	110	$16,766	1,372	$209,120
	2/16/2021	464	$70,723	2,762	$420,984
	3/1/2021	521	$79,411	3,338	$508,778
	2/15/2022	2,146	$327,093	12,244	$1,866,230
James H. Gallegos
	4/1/2022	7,629	$1,162,812	9,342	$1,423,908
Melanie M. Kennedy
	2/11/2020	266	$40,544	3,448	$525,544
	2/16/2021	570	$86,879	3,388	$516,399
	2/15/2022	1,042	$158,822	5,946	$906,289

(1)

This column reflects RSUs that are not subject to performance conditions and will vest in equal increments on January 31 of each of the three years following the year in which the RSUs were granted, and subject to continued employment through each vesting date.

(2)	The market value of the RSUs and PSUs is based on the $152.42 closing price of a share of our common stock on December 30, 2022, as reported by the NYSE.

(3)

This column reflects PSUs that are subject to vesting upon the achievement of stated performance goals over a three-year period and are earned in three equal annual increments on January 31 of each year in such three-year period, subject to continued employment through each such date. In accordance with applicable SEC regulations, the number of shares disclosed in this column represents the number of shares that would vest if maximum performance is achieved.

56	AMERICAN WATER | 2023 PROXY STATEMENT

2022 OPTION EXERCISES AND STOCK VESTED

The following table presents information regarding the vesting of RSUs and PSUs held by our NEOs during 2022. None of our NEOs held any stock options during 2022; thus, the table below omits all columns pertaining to the exercise of option awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
M. Susan Hardwick	5,542	$891,154
Walter J. Lynch	16,445	$2,644,356
John C. Griffith	—	$—
Cheryl Norton	3,385	$544,308
James H. Gallegos	—	$—
Melanie M. Kennedy	4,744	$762,835

(1)

Represents the aggregate market value of the shares realized on vesting, calculated by multiplying the vested number of shares by the closing price of a share of common stock on the date the applicable RSUs or PSUs vested (or on the last trading day prior thereto when the vesting occurs on a non-trading day).

PENSION BENEFITS AT DECEMBER 31, 2022

The following table presents certain information regarding pension benefits for each of our NEOs at December 31, 2022.

Name	Plan Name (1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
M. Susan Hardwick	N/A	N/A	N/A	N/A
Walter J. Lynch (3)	ERP	17	$ 2,818,241	N/A
	AWWPP	17	$ 724,040	N/A
John C. Griffith	N/A	N/A	N/A	N/A
Cheryl Norton (3)	ERP	34	$ 2,228,426	N/A
	AWWPP	34	$ 1,715,556	N/A
James H. Gallegos	N/A	N/A	N/A	N/A
Melanie M. Kennedy	N/A	N/A	N/A	N/A

(1)	Since Mses. Hardwick and Kennedy, and Messrs. Griffith and Gallegos, were hired after January 1, 2006, they are not eligible to participate in the AWWPP or the ERP.

(2)

Amounts shown reflect the present value of the accumulated benefit as of December 31, 2022. All amounts for the AWWPP and the ERP were determined using the same interest and mortality assumptions as those used for financial reporting purposes. The following assumptions were used to calculate pension values at the following measurement dates:

•

In 2022, for discounting annuity payments, we used a discount rate of 5.58 percent and mortality table of Pri-2012 projected forward using generational Scale MP-2021, and for calculating lump sums, we used an interest rate of 5.58 percent and the IRS Prescribed Table for Lump Sums for 2023 for payments expected in 2023 and IRS Prescribed Table for 2024 for payments thereafter.

•

In 2021, for discounting annuity payments, we used a discount rate of 2.94 percent and mortality table of Pri-2012 projected forward using generational Scale MP-2021, and for calculating lump sums, we used an interest rate of 2.94 percent and the IRS Prescribed Table for Lump Sums for 2022 for payments expected in 2022 and IRS Prescribed Table for 2023 for payments thereafter.

AMERICAN WATER | 2023 PROXY STATEMENT	57

(3)	Mr. Lynch and Ms. Norton are eligible for a subsidized early retirement benefit payable in the form of an annuity under the provisions of the AWWPP and the ERP.

For further information on American Water’s defined benefit pension plans, see “—Description of Pension and Other Retirement Plans” below and “—Potential Payments on Termination or Change of Control—AWWPP and ERP.”

DESCRIPTION OF PENSION AND OTHER RETIREMENT PLANS

AWWPP

The AWWPP is a qualified pension plan that is generally available to eligible employees who commenced employment with us prior to January 1, 2006. The AWWPP generally provides participants who became eligible for the plan on or after July 1, 2001, but before January 1, 2006, such as Mr. Lynch, with a pension benefit equal to 1.6 percent of final average pay multiplied by years of service.

For participants hired prior to July 1, 2001, including Ms. Norton, the AWWPP provides a grandfathered benefit. For years of service prior to July 1, 2001, the grandfathered benefit is calculated to be:

•	1.85 percent of the final average pay up to the Social Security average wage base multiplied by years of service (up to a maximum of 25 years of service through July 1, 2001), plus

•	2.1 percent of final average pay in excess of the Social Security average wage base multiplied by years of service (up to a maximum of 25 years of service through July 1, 2001), plus

•	0.7 percent of final average pay multiplied by years of service in excess of 25 years of service through July 1, 2001.

For years of service after July 1, 2001, for participants hired prior to July 1, 2001, the grandfathered benefit is calculated to be:

•	1.6 percent of final average pay up to the Social Security average wage base multiplied by years of service after July 1, 2001 (up to a maximum of 25 years of service prior to July 1, 2001), plus

•	2.1 percent of final average pay in excess of the Social Security average wage base multiplied by years of service after July 1, 2001 (up to a maximum of 25 years of service prior to July 1, 2001), plus

•	1.6 percent of final average pay multiplied by years of service after July 1, 2001, in excess of 25 years of service prior to July 1, 2001.

For participants hired on or after July 1, 2001, the grandfathered benefit is calculated to be 1.6 percent of final average pay multiplied by years of service.

Final average pay is defined for purposes of the plan as the average sum of base pay plus APP payout for the highest 60 consecutive months out of the final 120 months of employment. Normal retirement is defined as age 65, and early retirement eligibility is satisfied when an employee’s age is at least 55 and the employee has attained a service requirement that varies based on whether the employee is in a grandfathered group and, if so, the location of such group. Benefits vest in the AWWPP upon completion of five years of service.

Mr. Lynch and Ms. Norton are vested in their pension benefits. The normal form of payment is a single life annuity for single participants and a 50 percent joint and survivor annuity for married participants. The 50 percent joint and survivor annuity benefit amount is determined to be actuarially equivalent to the single life annuity amount.

The plan provisions include a reduction in benefits for early retirement for participants other than those who retire at age 62 or older with specified service levels, such as 20 years of service for someone who is age 62.

58	AMERICAN WATER | 2023 PROXY STATEMENT

ERP

The ERP is a nonqualified defined benefit pension plan that is available to eligible employees who commenced employment with us prior to January 1, 2006. The ERP provides benefits under a restoration formula that mirrors the benefit formulas under the AWWPP, but without the pay and benefit payment limitations that are applicable to the AWWPP under the Code and including deferred compensation in calculating final average pay. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans. Mr. Lynch and Ms. Norton participate in this nonqualified pension plan and are entitled to the greater of the benefits determined pursuant to the restoration formula under the ERP and the benefits determined pursuant to their prior nonqualified plan formulas (if applicable). Mr. Lynch and Ms. Norton are vested in this nonqualified pension benefit. Upon retirement, nonqualified plan benefits are payable as a lump sum unless the participant has elected an alternate form of payment pursuant to regulations under Section 409A of the Code. Ms. Norton will receive her benefits as a lump sum. Mr. Lynch elected to receive his benefits as an annuity. Upon voluntary termination of employment prior to eligibility for early or normal retirement, nonqualified benefits are payable as deferred (to age 65) annuities or lump sum equivalents of such deferred annuities. All nonqualified plan lump sums are calculated as the present value of deferred or immediate single life annuities.

2022 NONQUALIFIED DEFERRED COMPENSATION

The following table presents certain information regarding the nonqualified deferred compensation benefits of each of our NEOs for 2022.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
M. Susan Hardwick	$115,138	$184,792	$(37,728)	$—	$543,049
Walter J. Lynch	$10,841	$—	$(560,293)	$(42,685)	$2,666,096
John C. Griffith	$—	$—	$—	$—	$—
Cheryl Norton	$401,221	$7,654	$(84,344)	$—	$948,643
James H. Gallegos	$—	$—	$—	$—	$—
Melanie M. Kennedy	$38,933	$43,814	$(46,064)	$—	$369,065

(1)	The following amounts in this column are also reported as compensation to the NEOs in the 2022 Summary Compensation Table in the columns indicated:

Name	Salary	Non-Equity Incentive Plan Compensation
M. Susan Hardwick	$48,368	$66,770
Walter J. Lynch	$10,841	$—
John C. Griffith	$—	$—
Cheryl Norton	$122,234	$278,987
James H. Gallegos	$—	$—
Melanie M. Kennedy	$21,754	$17,179

(2)	The amounts in this column are also reported as compensation to the NEOs in the 2022 Summary Compensation Table in the “All Other Compensation” column.

(3)

The following amounts were reported in the Summary Compensation Table in previous years as compensation to the listed NEOs: Ms. Hardwick $265,389, Mr. Lynch $2,220,699, Ms. Norton $302,887, and Ms. Kennedy $69,457.

AMERICAN WATER | 2023 PROXY STATEMENT	59

DESCRIPTION OF THE EMPLOYEE DEFERRED COMPENSATION PLAN

For our NEOs, the Employee Deferred Compensation Plan permits the deferral of up to 20 percent of a participant’s base salary and up to 100 percent of a participant’s bonus each year on a tax-advantaged basis. It also provides for annual matching contributions determined by the following formula for our current NEOs hired or rehired on or after January 1, 2006, namely Mses. Hardwick and Kennedy and Messrs. Griffith and Gallegos:

•	the sum of:
▪	100 percent of a participant’s voluntary deferrals for the year, up to a maximum of three percent of the sum of the participant’s base salary and bonus; and
▪	50 percent of a participant’s voluntary deferrals for the year, up to a maximum of the next two percent of the sum of the participant’s base salary and bonus, less
•	the maximum amount of matching contributions that the participant is eligible to receive under the Savings Plan for the year.

In addition, we make annual contributions for our NEOs hired or rehired on or after January 1, 2006, equal to the sum of:

•	5.25 percent of the NEO’s base salary in excess of the dollar limitation in effect under Section 401(a)(17) of the Code with respect to the year; and
•	5.25 percent of the NEO’s bonus.

For our NEOs hired before January 1, 2006, namely, Ms. Norton, the matching contribution formula is:

•	50 percent of a participant’s base salary deferrals for the year, up to a maximum of five percent of the participant’s base salary, less
•	the maximum amount of matching contributions that the participant is eligible to receive under the Savings Plan for the year.

NEOs hired before January 1, 2006 are not eligible to receive the 5.25 percent annual contributions described above. A participant’s deferred compensation accounts are credited with returns in accordance with the deemed investment options, consistent with those offered under the Savings Plan, as elected by the participant from time to time at the participant’s discretion. For 2022, these deemed investment options experienced annual rates of returns of between (37.39) percent and 3.09 percent.

Participants are immediately vested in all contributions to the Employee Deferred Compensation Plan, except for our 5.25 percent annual contributions, which vest, unless otherwise determined by the ED&CC, at the earliest of:

•	completion of five years of service;
•	attainment of age 65;
•	death; or
•	a change of control.

Participants may elect to receive a distribution of their account balances upon a separation from service or a specified distribution date. Distributions are paid in the form of a lump sum or in annual installments over a period of between two and 10 years.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

This section describes the plans and arrangements that provide for payments to the NEOs in connection with certain events involving termination of employment, a change of control of American Water or a material change in employment responsibilities.

Executive Severance Policy

Our Executive Severance Policy provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause, and other than in connection with a change of control of American Water.

The determination of whether an executive’s employment is terminated for cause will be made by the ED&CC or the Board, as applicable. Under the policy, our CEO will receive 18 months, and other NEOs will receive 12 months, of base salary continuation and a pro rata APP award for the year in which the termination of employment occurs to the extent a payment is earned under the terms of the APP.

60	AMERICAN WATER | 2023 PROXY STATEMENT

Eligible executives are entitled to continued health, dental and vision coverage based on their years of service, in the amount of: eight weeks of coverage for less than five years of service; 12 weeks of coverage for at least five years but less than 10 years of service; and 16 weeks of coverage for 10 or more years of service. They are also entitled to life insurance coverage and continued participation in the employee assistance plan for the number of months of their severance benefits, as well as 12 months of outplacement services. Executives also receive credit for their severance period for purposes of vesting under the ERP. In order to receive severance benefits under the Executive Severance Policy, an executive must sign a release and waiver of any claims against American Water and agree to certain restrictive covenants. Severance benefits payable under the Executive Severance Policy will be offset and reduced by any other severance benefits payable under any employment agreement or otherwise.

Change of Control Severance Policy

Our Change of Control Severance Policy was adopted in July 2021 and provides severance benefits to a NEO whose employment is terminated without “cause” or if the NEO resigns from employment for “good reason,” each within 24 months after the consummation of a change of control. Whether a NEO’s employment is terminated for cause will be determined by the ED&CC or the Board, as applicable. Severance benefits will be payable to a NEO under this policy only if the NEO is not otherwise covered by an agreement that provides for severance benefits in the event of a covered termination of employment. A summary of the benefits provided under the Change of Control Severance Policy is described in “Compensation Discussion and Analysis—Ongoing and Post-Employment Arrangements and Benefit Plans—Change of Control Severance Policy.” In order to receive severance benefits under the Change of Control Severance Policy, a NEO must sign a severance agreement and general release, waiving any claims against American Water and agreeing to appropriate restrictive covenants dealing with confidentiality, non-solicitation and non-competition.

Annual Performance Plan

Generally, to receive an APP payment, an APP participant must continue to be employed with the Company on the date the award is paid, and a termination of a participant’s employment for any reason will result in a forfeiture of the participant’s award. However, in the event that a participant (including an NEO) retires from their employment prior to the receipt of an APP payment but after attaining age 55 and 10 years of service, the participant will receive their APP award in full.

Employee Deferred Compensation Plan

A summary of the terms of the Employee Deferred Compensation Plan is provided above under “—Description of the Employee Deferred Compensation Plan.” This section describes the payments that would be made under that plan upon various types of termination. NEOs are immediately vested in all their contributions to the Employee Deferred Compensation Plan and generally become vested in our 5.25 percent annual contributions at the earliest of completion of five years of service, attainment of age

65, a change of control or death. A participant who is terminated for other than cause will receive the participant’s vested portion of their account balance. Upon a termination for cause, all employer contributions to this plan would be forfeited by the participant, but the participant would still be entitled to their elective deferrals and related income. Payments of vested amounts will be made at the time and in the form elected by the participant, except that a lump-sum distribution of vested amounts will be paid upon death.

AWWPP and ERP

Our retirement plans are described above under “—Description of Pension and Other Retirement Plans.” This section describes the payments that would be made under the retirement plans upon various types of termination of employment.

Voluntary and involuntary terminations of employment—Ms. Norton would have been entitled to benefits from the AWWPP and the ERP upon voluntary or involuntary termination of employment at December 31, 2022. Ms. Norton’s annual AWWPP benefit, payable as a 50 percent joint and survivor annuity beginning at age 58, is $145,039 as of December 31, 2022. Ms. Norton would also have received an ERP lump sum benefit of $2,564,726 as of December 31, 2022.

AMERICAN WATER | 2023 PROXY STATEMENT	61

Retirement—At December 31, 2022, Mr. Lynch is receiving early retirement benefits under the ERP and has deferred the receipt of benefits under the AWWPP and Ms. Norton was eligible for early retirement benefits under both the AWWPP and the ERP.

Disability—Benefits payable upon a termination of employment as a result of a disability are determined under the AWWPP and the ERP in the same manner as benefits payable upon early retirement, except that disability benefits are payable immediately and without reduction for early commencement. AWWPP benefits are payable as annuities; ERP disability benefits are payable as lump sums unless the participant has elected an alternate form of payment. Ms. Norton has completed the required 10 years of service to qualify for disability benefits of her respective plans.

Death—If Ms. Norton had died on December 31, 2022, her surviving spouse or named beneficiary would have received benefits under the AWWPP and/or the ERP (as applicable) calculated as if they had immediately elected a 100 percent joint and survivor annuity. The benefit under the AWWPP would have been equivalent to that payable as an immediate annuity based on Ms. Norton’s current age early retirement factor, in the form of a 100 percent joint and survivor annuity based on her and her survivor’s current age. The benefit under the ERP for Ms. Norton would have been paid as the immediate lump-sum equivalent of an annuity determined in the same manner as under the AWWPP.

For purposes of reporting these benefits in the termination table below, we reflected that Ms. Norton is married and we used her spouse’s actual age. For Mr. Lynch, the benefits described in the narrative below reflect his actual annuity benefit election for his ERP benefit and other relevant factors.

Equity Awards

In the event of a change of control in which American Water is not the surviving entity, the 2017 Omnibus Plan requires that all unexercised options and other grants of awards thereunder be assumed by or converted to similar options or awards of the acquirer company. To the extent any such options or awards are not assumed or converted, then all such options become fully exercisable, all restrictions upon awards will lapse and all stock units will fully vest, upon the change of control.

If a grant is assumed in connection with a change of control, and if, within the 12-month period following the occurrence of such change of control, the participant ceases to be employed by, or providing service to, the surviving corporation (or a parent or subsidiary of the surviving corporation) on account of:

•	a termination of such participant’s employment by the surviving corporation (or a parent or subsidiary of the surviving corporation) for any reason other than due to cause (as defined in the 2017 Omnibus Plan), death or disability (as defined in the 2017 Omnibus Plan), or
•	a termination of employment or service by the participant for good reason (as defined in the 2017 Omnibus Plan),

then as of the date of such termination of employment or service:

•	all awards will be accelerated;
•	all restrictions and conditions upon awards will lapse; and
•	all stock units will be fully vested.

Notwithstanding the foregoing, in the event of a change of control, the ED&CC may take any of the following actions with respect to any outstanding grants:

•	accelerate all outstanding options;
•	lapse all restrictions and conditions on outstanding stock awards;
•	vest all outstanding stock units;
•	require participants to surrender their outstanding options in exchange for payment;
•	terminate any unexercised options after giving participants an opportunity to exercise their options; and
•	determine that participants receive a payment in settlement of outstanding stock awards, stock units, dividend equivalents or other stock-based awards.

The ED&CC has granted long-term equity awards under the 2017 Omnibus Plan to persons serving in the CEO, CFO and COO roles to provide for continued vesting of these equity awards after retirement under certain circumstances. For further information, see “Compensation Discussion and Analysis—Ongoing and Post-Employment Arrangements and Benefit Plans—Terms of Outstanding Equity Grants” on page 49 of this proxy statement.

62	AMERICAN WATER | 2023 PROXY STATEMENT

Quantification of Potential Payments on Termination or Change of Control

The following tables quantify the potential payments and benefits to which the NEOs (other than Mr. Lynch) would have been entitled to receive if one of several different termination of employment or change of control events occurred on December 31, 2022. For Mr. Lynch, the narrative below describes the payments and benefits he was entitled to receive in connection with his retirement on February 2, 2022.

The amounts shown in the tables do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to non-union employees generally upon a termination of employment, including accrued salary and vacation pay, Savings Plan benefits, continued health and welfare coverage following an involuntary termination of employment and coverage under COBRA (other than the payment by the Company of a NEO’s COBRA premiums). All employees are also entitled to life insurance benefits of up to 1.5 times base salary, up to a maximum amount of $200,000, if death occurs while actively employed, which benefit is also not included in the tables below. The amounts shown in each table below for “Defined Compensation Benefits”

reflect the value of employer contributions in each NEO’s employee deferred compensation plan account as of December 31, 2022.

With regard to the portion of RSUs subject to a continuation or acceleration of vesting at December 31, 2022, the assumed values of such awards are shown in the table in the applicable columns. With regard to the portion of PSUs subject to performance-based vesting following the continuation or acceleration of time-based vesting, we have assumed that such shares will be issued in respect of the PSUs based on target performance, and that dividend equivalents will continue to accrue through the duration of the applicable performance period. For RSUs and PSUs, the values shown in the tables are based on the number of RSUs or PSUs multiplied by $152.42, the closing price of our common stock as reported on the NYSE on December 30, 2022, the last trading day of the year. In addition, the value of accumulated dividends (and, for awards that remain subject to performance conditions through the end of the performance period, expected dividends for the remainder of the performance period) is included.

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change of Control	Disability	Death
M. Susan Hardwick	Cash Severance	$—	$—	$1,500,000	$—	$—	$4,624,106	$—	$—
	APP	$—	$—	$1,100,000	$—	$—	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$15,000	$—	$—
	Deferred Compensation Benefits	$211,984	$211,984	$211,984	$211,984	$—	$352,754	$211,984	$352,754
	COBRA Premiums	$—	$—	$—	$—	$—	$15,962	$—	$—
	RSUs and PSUs	$—	$1,012,886	$—	$—	$—	$5,883,294	$—	$—

	Total	$211,984	$1,224,870	$2,826,984	$211,984	$—	$10,891,116	$211,984	$352,754

AMERICAN WATER | 2023 PROXY STATEMENT	63

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change of Control	Disability	Death
John C. Griffith	Cash Severance	$—	$—	$725,000	$—	$—	$1,450,000	$—	$—
	APP	$—	$—	$456,852	$—	$—	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$15,000	$—	$—
	Deferred Compensation Benefits	$—	$—	$—	$—	$—	$—	$—	$—
	COBRA Premiums	$—	$—	$—	$—	$—	$44,807	$—	$—
	RSUs and PSUs	$—	$—	$—	$—	$—	$2,602,240	$—	$—

	Total	$—	$—	$1,196,852	$—	$—	$4,112,047	$—	$—

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change of Control	Disability	Death
Cheryl Norton	Cash Severance	$—	$—	$618,600	$—	$—	$2,047,228	$—	$—
	APP	$—	$557,974	$459,616	$—	$—	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$15,000	$—	$—
	Deferred Compensation Benefits	$669,655	$669,655	$669,655	$669,655	$—	$669,655	$669,655	$669,655
	Nonqualified Pension Benefits	$2,564,726	$2,564,726	$2,564,726	$2,564,726	$2,564,726	$2,564,726	$3,014,488	$2,137,031
	Qualified Pension Benefits	$1,850,751	$1,850,751	$1,850,751	$1,850,751	$1,850,751	$1,850,751	$2,481,387	$1,701,669
	COBRA Premiums	$—	$—	$—	$—	$—	$33,294	$—	$—
	RSUs and PSUs	$—	$—	$—	$—	$—	$1,900,640	$—	$—

	Total	$5,085,132	$5,643,106	$6,178,348	$5,085,132	$4,415,477	$9,081,294	$6,165,530	$4,508,355

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change of Control	Disability	Death
James H. Gallegos	Cash Severance	$—	$—	$600,000	$—	$—	$1,200,000	$—	$—
	APP	$—	$—	$339,039	$—	$—	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$15,000	$—	$—
	Deferred Compensation Benefits	$—	$—	$—	$—	$—	$—	$—	$—
	COBRA Premiums	$—	$—	$—	$—	$—	$36,836	$—	$—
	RSUs and PSUs	$—	$—	$—	$—	$—	$1,906,346	$—	$—

	Total	$—	$—	$954,039	$—	$—	$3,158,182	$—	$—

64	AMERICAN WATER | 2023 PROXY STATEMENT

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change of Control	Disability	Death
Melanie M. Kennedy	Cash Severance	$—	$—	$438,000	$—	$—	$1,406,840	$—	$—
	APP	$—	$—	$283,019	$—	$—	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$15,000	$—	$—
	Deferred Compensation Benefits	$320,105	$320,105	$320,105	$320,105	$—	$320,105	$320,105	$320,105
	COBRA Premiums	$—	$—	$—	$—	$—	$42,398	$—	$—
	RSUs and PSUs	$—	$—	$—	$—	$—	$1,023,897	$—	$—

	Total	$320,105	$320,105	$1,056,124	$320,105	$—	$2,808,240	$320,105	$320,105

In connection with Mr. Lynch’s retirement on February 2, 2022, and based on the recommendation of the ED&CC and the approval of the independent members of the Board, the Company and Mr. Lynch entered into a Separation Agreement and General Release, providing for, in addition to his already accrued but unpaid benefits, payment to Mr. Lynch for 12 months of his current annual base salary in consideration for a 12-month concurrent non-compete and non-solicitation period, a general release of claims, and other restrictive covenants. Mr. Lynch was eligible in 2022 for an unreduced APP payout of his

2021 award opportunity. For purposes of Mr. Lynch’s LTPP awards outstanding as of February 2, 2022, such awards continue to vest and/or be paid subject to the terms and conditions of the respective awards in existence on such date. Based on Mr. Lynch’s retirement effective as of February 2, 2022, he was entitled to receive cash severance and Company-paid COBRA benefits of $1,029,819, deferred compensation benefits of $2,666,096, nonqualified pension benefits of $2,818,241, qualified pension benefits of $724,040 and continued vesting of RSUs and PSUs with a value of $2,533,418.

AMERICAN WATER | 2023 PROXY STATEMENT	65

PAY VERSUS
PERFORMANCE
The
following table provides information showing the
relationship
during 2022, 2021 and
2020
between (1)
executive
compensation “actually paid” (as defined by SEC rule) to (a) each person serving as CEO and (b) our other NEOs on an average basis, and (2) the Company’s financial performance.

							Value of Initial Fixed $100
Year	Summary Compensation Table Total for PEO Serving at End of Year	Compensation Actually Paid to PEO Serving at End of Year(1)	Summary Compensation Table Total for Other PEO Serving During Year	Compensation Actually Paid to Other PEO Serving During Year(1)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs(1)	Company TSR	Compen- sation Peer Group TSR (2)	Net Income (in millions)	EPS/ Adjusted EPS(3)
2022	$6,720,753(4)	$6,550,865(4)	$1,522,833(5)	$544,611(5)	$2,826,346(6)	$2,788,422(6)	$130.03	$106.97(7)	$820	$4.50
2021	$7,398,128(5)	$8,409,238(5)	N/A	N/A	$1,839,683(6)	$2,025,485(6)	$158.36	$105.88	$1,263	$4.25
2020	$5,675,833(8)	$7,196,530(8)	$4,072,322(8)	$10,040,238(8)	$1,715,619(6)	$1,986,287(6)	$126.88	$91.15	$709	$3.91

(1)
The table below sets forth each of the amounts required by SEC rule to be deducted from and added to the amount of total compensation as reflected in the Summary Compensation Table, to calculate executive compensation “actually paid.” In computing these amounts with respect to PSUs, (i) total fair value (FV) as of year-end
is based on the updated expected payout of the PSU using data through year-end
(including as estimated through Monte Carlo simulations), and (ii) total FV as of the vesting date is based on the number of shares actually earned based on performance.

	2022			2021		2020
Adjustments to Total Compensation, from Summary Compensation Table	PEO Serving at End of Year	Other PEO Serving During Year	All Average NEOs	PEO Serving at End of Year	All Average NEOs	PEO Serving at End of Year	Other PEO Serving During Year	All Average NEOs
Total Compensation, from Summary Compensation Table	$6,720,753	$1,522,833	$2,826,346	$7,398,128	$1,839,683	$5,675,833	$4,072,322	$1,715,619
Deduct grant date fair value (GDFV) of equity awards granted during the year	$(4,067,077)	$(290,791)	$(1,352,217)	$(3,999,969)	$(689,695)	$(2,543,912)	$(3,499,895)	$(530,355)
Add year-end FV of equity awards granted during year that are outstanding and unvested as of year-end	$3,974,063	$—	$1,315,031	$4,011,528	$706,983	$3,504,752	$4,633,888	$632,680
Add change in FV as of year-end of awards granted in prior years that are outstanding and unvested as of year-end	$78,663	$318,793	$8,930	$1,430,514	$321,927	$1,334,571	$4,402,666	$411,387
Add change in FV from end of the prior fiscal year to the vesting date for equity awards granted in prior years that vested during the year	$(155,537)	$(461,447)	$(57,025)	$116,792	$23,821	$156,075	$431,257	$32,566
Deduct FV at the end of the prior fiscal year for awards granted in prior years that were forfeited during the year	$—	$(1,041,948)	$—	$—	$—	$—	$—	$(92,035)
Deduct change in actuarial present value for all defined benefit and acturial pension plans	$—	$—	$—	$(1,017,097)	$(226,613)	$(1,191,466)	$—	$(203,161)
Add ASC 715 pension service cost attributable to services rendered in the year	$—	$497,171	$47,357	$469,342	$49,379	$260,677	$—	$19,586

Compensation Actually Paid (as defined by SEC rule)	$6,550,865	$544,611	$2,788,422	$8,409,238	$2,025,485	$7,196,530	$10,040,238	$1,986,287

(2)
The identity of the companies, and the analysis utilized by the ED&CC to review and approve changes, in the peer group for 2022, 2021 and 2020 are incorporated by reference from the descriptions contained in “—Compensation Discussion and Analysis—Compensation Determinations and Pay Competitiveness” in this proxy statement and in the corresponding section of our 2021 proxy statement. The peer groups for 2021 and 2020 were comprised of the same companies as for 2022, except that MDU Resources Group, Inc. had been included for 2021 and 2020 and was replaced by Essential Utilities, Inc. in 2022.

66	AMERICAN WATER | 2023 PROXY STATEMENT

(3)
This metric is the Company-Selected Measure, which in our assessment represents the most important financial performance measure we use to link compensation “actually paid” (as defined by SEC rule) in 2022 to our NEOs.

(4)	Ms. Hardwick has been serving as our CEO effective as of February 2, 2022.

(5)	During 2021, Walter J. Lynch was CEO and served as our principal executive officer until his retirement on February 2, 2022.

(6)
The persons included as NEOs in this calculation for each year are: (i) for 2022, Mses. Kennedy and Norton, and Messrs. Gallegos and Griffith; (ii) for 2021, Mses. Kennedy, Hardwick and Norton, and Adam Noble and Michael A. Sgro; and (iii) for 2020, Ms. Hardwick, and Brian Chin, Bruce A. Hauk, Mr. Sgro and Loyd A. Warnock.

(7)
The cumulative TSR reported above for the Company’s peer group for 2022 ($106.97) would have been $106.63 if the companies in the 2021 peer group had been used instead. There were no peer group changes that impacted compensation for 2021 or 2020.

(8)	Mr. Lynch was CEO as of December 31, 2020, after succeeding Susan N. Stor y as our principal executive officer u pon her retirement effective April 1, 2020.
The following is a tabular list of the most important financial and non-financial
measures we use to link compensation “actually paid” (as defined by SEC rule and set forth above) to our NEOs during 2022 to our performance. The Company-Selected Measure is denoted with an asterisk.

Tabular List of Performance Measures
Financial	Non-Financial
EPS*	ORIR
EPS CAGR	DART
Relative TSR	Drinking Water Program Compliance Customer Satisfaction
The following graphs present the relationship during 2022, 2021 and 2020 between (1) executive compensation “actually paid” (as defined by SEC rule and shown above) to (a) each person serving as CEO and (b) our other NEOs on an average basis, and each of (2) (a) our cumulative TSR for such years, (b) our GAAP net income for such years, and (c) the Company-Selected Measure for such years, and a comparison of the cumulative TSR for such years of us and our peer group.

*	2021 and 2022 results reflect Adjusted EPS. See Part A of Appendix A for a reconciliation of Adjusted EPS.

AMERICAN WATER | 2023 PROXY STATEMENT	67

Executive compensation “actually paid” (as defined by SEC rule) in the table and graphs above reflects the occurrence of CEO transitions in 2020 and 2022, each of which resulted in the promotion of an existing member of the Company’s executive leadership team. The net income relationship graph above for 2021 also includes the impact of the gain on sale of HOS of $491 million after-tax,
reflecting the Company’s 2021 contribution to the AWCF and the revaluation of state net operating losses.

CEO PAY RATIO

The ED&CC reviewed a comparison of Ms. Hardwick’s total compensation as CEO for fiscal year 2022 as reported in the Summary Compensation Table of this proxy statement (with base salary and related 5.25 percent employer Defined Contribution Account match annualized) to the median annual total compensation of our U.S. employees for the same period. Our identification of our median employee and our CEO to median employee pay ratio were calculated in a manner we believe to be consistent with Item 402(u) of Regulation
S-K.
In this regard:

•	We identified the median employee in 2022 by examining the 2022
W-2
earnings for all individuals, excluding Ms. Hardwick, located in the United States who were employed by us on December 31, 2022. We believe the use of
W-2
earnings represents an objective, easily understood and consistently applied measure of compensation paid across our entire employee base.
•	We included 6,514 employees located in the United States as of December 31, 2022, which includes full-time, part-time, seasonal and temporary employees. We did not have any employees located outside of the United States as of December 31, 2022.
•	We did not include leased employees or independent contractors.
•	We did not make any assumptions, adjustments (such as
cost-of-living
adjustments) or estimates with respect to
W-2
income other than annualizing the compensation of permanent employees that were employed as of December 31, 2022 but were employed for less than the full year.
After identifying the median employee, we calculated that employee’s annual total compensation using the same methodology we use for our NEOs in the 2022 Summary Compensation Table. The annual total compensation for fiscal year 2022 for Ms. Hardwick, determined as described above, and for the median employee was $6,756,423 and $91,262, respectively. The resulting ratio of Ms. Hardwick’s pay to the pay of our median employee for fiscal year 2022 is 74 to 1.
As contemplated by Item 402(u) of Regulation
S-K
and related interpretations, we relied on methods and assumptions that we determined to be reasonable and appropriate for this calculation. Other public companies may use different methods and assumptions. It may therefore be difficult, for this and other reasons, to compare our reported ratio to those reported by other companies.

POLICIES PROHIBITING HEDGING, PLEDGING, MARGINING AND SHORT SELLING

Our insider trading policy prohibits all directors, officers (including our current NEOs) and employees (among others), including their immediate family members and controlled entities, from engaging in any hedging transaction. Under our insider trading policy, no covered person may:

•	enter into any hedging transaction, as described in the insider trading policy;
•	buy or sell any security that derives its value from the price of any of our securities; or
•	enter into any other transaction of a similar nature that has the effect of reducing or eliminating the investment risk associated with any of our securities owned by such covered person.
The above restrictions are intended to prohibit transactions in financial instruments involving our securities, including prepaid variable forward contracts, equity swaps, collars and exchange funds, as well as transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity and debt securities.
These prohibitions do not apply to the receipt of securities under any of our equity compensation plans or “cashless” exercises of our options in compliance with the 2017 Omnibus Plan or its predecessor plan; however, buying or selling a derivative security with respect to any of these securities is expressly prohibited.

68	AMERICAN WATER | 2023 PROXY STATEMENT

Also, our insider trading policy prohibits covered persons from pledging our securities to a lender as collateral for a loan, from using them in a margin account as collateral for any obligation incurred in connection with a purchase of securities, or for entering into any other similar transaction that has the effect of using our securities as collateral or security for a loan or any other obligation.
Moreover, our insider trading policy also prohibits covered persons from selling our securities short, which is the practice of selling securities that are not owned by the seller. This prohibition includes “short sales against the box,” where the seller actually owns the securities being sold but fails to deliver them to the purchaser within a specified time period after the sale.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mses. Goss, Hagen, Harris, Havanec, Johnson and Kampling served as members of the ED&CC during fiscal year 2022. Ms. Hagen served until the date of the 2022 annual meeting, and Ms. Havanec was appointed to the ED&CC on December 7, 2022. With respect to interlocks and insider participation involving members of the ED&CC during fiscal year 2022:

•	None of these individuals was an officer or employee of us or any of our subsidiaries during fiscal year 2022 or any prior fiscal year.
•	None of these individuals had any relationship with us or any of our subsidiaries during 2022 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to related person transactions.
•	None of our executive officers served on the board of directors or compensation committee of any other entity that has or had one or more executive officers who served as a member of the Board or the ED&CC during fiscal year 2022.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth the number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity compensation plans as of December 31, 2022.

	[a]	[b]		[c]
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a])
Equity compensation plans approved by security holders	282,566(1)	$	—(2)	7,817,240	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	282,566(1)	$	—(2)	7,817,240	(3)

(1)
Represents the number of shares of common stock subject to outstanding awards under the 2007 Omnibus Equity Compensation Plan, or the 2007 Omnibus Plan, and the 2017 Omnibus Plan, including RSU awards and the target number of shares issuable under PSU awards, as of December 31, 2022.

(2)	No options were outstanding as of December 31, 2022.

(3)
As of December 31, 2022, approximately 6.3 million shares were available for issuance under the 2017 Omnibus Plan and approximately 1.5 million shares were issuable under the current American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan, or the ESPP. During the purchase period beginning December 1, 2022, and ending February 28, 2023, 23,277 shares available for issuance through the ESPP were subject to purchase, which shares have not been deducted from this amount.

AMERICAN WATER | 2023 PROXY STATEMENT	69

AUDIT, FINANCE AND RISK COMMITTEE REPORT

The Audit, Finance and Risk Committee assists the Board in its oversight of the integrity of American Water’s financial statements, compliance with legal and regulatory requirements, oversight of risk management, review of the Company’s capital and financing plans and the performance of the internal audit function. Management is responsible for American Water’s internal controls, financial reporting process and compliance with legal and regulatory requirements. PricewaterhouseCoopers LLP, American Water’s independent registered public accounting firm, is responsible for performing an independent audit of American Water’s consolidated financial statements and for issuing a report on these financial statements and on the effectiveness of American Water’s internal control over financial reporting.

In this context, the Audit, Finance and Risk Committee hereby reports as follows:

1.	The Audit, Finance and Risk Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the fiscal year ended December 31, 2022.

2.	The Audit, Finance and Risk Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP our system of internal control over financial reporting.

3.

The Audit, Finance and Risk Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301, “Communications with Audit Committees.”

4.

The Audit, Finance and Risk Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit, Finance and Risk Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussion referred to above, the Audit, Finance and Risk Committee recommended to the Board that the audited financial statements be included in American Water’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

Respectfully submitted,

Jeffrey N. Edwards (Chair)

Martha Clark Goss

Patricia L. Kampling

George MacKenzie

Michael L. Marberry

70	AMERICAN WATER | 2023 PROXY STATEMENT

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

GENERAL

The Audit, Finance and Risk Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit, Finance and Risk Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm.

The Audit, Finance and Risk Committee has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for American Water during the fiscal year ending December 31, 2023. PricewaterhouseCoopers LLP has served as our auditor since 1948. The Audit, Finance and Risk Committee and the Board have recommended that the shareholders ratify this appointment.

The Audit, Finance and Risk Committee and its Chair are also involved in and approve the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. A new audit partner began his five-year rotation in the first quarter of 2023.

The Audit, Finance and Risk Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP as the Company’s independent auditor is in the best interests of the Company and its shareholders. Although shareholder ratification is not required by our organizational documents, or applicable law, the Board believes that it is a sound corporate governance practice to seek shareholder ratification of the appointment of PricewaterhouseCoopers LLP.

If our shareholders fail to ratify this appointment, the Audit, Finance and Risk Committee may reconsider its selection; however, it is under no obligation to engage a different auditing firm. Even if the selection is ratified, the Audit, Finance and Risk Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit, Finance and Risk Committee believes that such a change would be in the best interests of the Company and our shareholders.

A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting virtually and may respond to appropriate questions from shareholders at the meeting or make a statement, if requested.

AMERICAN WATER | 2023 PROXY STATEMENT	71

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees paid to PricewaterhouseCoopers LLP for professional services rendered with respect to 2022 and 2021. All of the services described in the footnotes to the table below were approved in advance by the Audit, Finance and Risk Committee, in accordance with its policy on the pre-approval of services to be provided by our independent registered public accounting firm.

(In thousands)	Fiscal Year 2022	Fiscal Year 2021
Audit Fees (1)	$3,745	$3,748
Audit-Related Fees (2)	66	—
Tax Fees (3)	200	350
All Other Fees (4)	11	73

Total	$4,022	$4,171

(1)

Represents fees for professional services rendered in connection with the Company’s annual consolidated financial statements, interim financial statements included in our quarterly reports on Form 10-Q, annual subsidiary audits and services in connection with comfort letters, consents and procedures related to documents filed with the SEC.

(2)	Represents fees for professional services rendered in connection with internal control review services.

(3)	Represents fees for professional services in connection with the review of the Company’s federal and state tax returns and tax advice related to tax compliance, tax planning and tax refund claims.

(4)	Represents fees for software licensing for disclosure checklists and accounting research tools.

PRE-APPROVAL OF SERVICES PROVIDED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit, Finance and Risk Committee is required to approve in advance all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm. As permitted by the Company’s pre-approval policy, the Audit, Finance and Risk Committee has delegated to its Chair the authority to pre-approve audit and permitted non-audit services to be provided by its independent registered public accounting firm and associated fees of up to $250,000 in the aggregate. The Chair of the Audit, Finance and Risk Committee must report any pre-approval of services pursuant to this delegated authority to the full Audit, Finance and Risk Committee at its next regularly scheduled meeting following the pre-approval, which report then resets the authority limit to $250,000.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends a vote “FOR” the ratification of the appointment, by the Audit, Finance and Risk Committee, of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2023.

72	AMERICAN WATER | 2023 PROXY STATEMENT

PROPOSAL 5

SHAREHOLDER PROPOSAL:

RACIAL EQUITY AUDIT

Trillium Asset Management, LLC, as representative of Trillium ESG Global Equity Fund, the shareholder, has requested that we include the proposal below in this proxy statement. The proponent has indicated that the shareholder beneficially owns 32,025 shares of common stock as of the date this proposal was submitted. We will provide the address of the proponent promptly upon the oral or written request of a shareholder. The proponent is responsible for the content of this proposal, for which we and the Board do not accept any responsibility.

Racial Equity Audit

Resolved: Shareholders urge the board of directors to oversee a third-party audit (within a reasonable time and at a reasonable cost) which assesses and produces recommendations for improving the racial impacts of its policies, practices, products, and services, above and beyond legal and regulatory matters. Input from stakeholders, including civil rights organizations, employees, and customers, should be considered in determining the specific matters to be assessed. A report on the audit, prepared at reasonable cost and omitting confidential/proprietary information, should be published on the company’s website.

Racial equity audits engage companies in a process that internal actions may not replicate, potentially unlocking value, uncovering blind spots, and examining external impacts.

American Water states it “has a strong commitment to employee inclusion, diversity and equity so that we reflect the customers and communities we serve.” Its workforce of 74 percent white, 11 percent Black, 6 percent Latino, 2 percent Asian, and <1 percent Native American and Pacific Islander people fails to reflect the demographics of New Jersey, Pennsylvania, Missouri, Illinois, and California, representing 75 percent of operating revenues and 71 percent of its customers.1 American Water’s diversity reporting is not clear about the level of racial and ethnic diversity that has been achieved at executive committee, named executive officer, and board level. Though the company reports having annual goals to increase diversity, they are not public and shareholders cannot evaluate the efficacy of the initiatives.

American Water is also implicated in an environmental justice controversy in Marina, California, where a third of the residents are low-income and many speak limited English.2 The company’s proposed desalination plant in Marina would not supply any of the treated water to the town, which already contains a landfill, a sewage plant, and a sand mine.3 In addition, California American Water in Monterey, which includes Marina, was the most expensive water system in the country in 2017 after previously holding ninth place in 2015.4 We believe the company must consider environmental justice in project planning as it may present ongoing operational and legal risk.

In 2020, former CEO Walter Lynch publicly stated that the company works nationally to pass water privatization legislation and supported H.B. 1416 in Maryland, which community organizations, including the NAACP, opposed.5 Such legislation may have detrimental impacts to communities of color: Black and Latino communities are likelier

[1]	https://data.census.gov/cedsci/table?q=race%20and%20ethnicity%20in%20california,%20new%20jersey, %20illinois,%20pennsylvania,%20and%20missouri
[2]	https://www.latimes.com/california/story/2020-09-15/cal-am-desalination-coastal-commission-marina-california
[3]	https://www.montereyherald.com/2022/09/07/cal-am-receives-thumbs-up-from-regulator-for-desal-project-application/
[4]	https://www.publicwaternow.org/most_expensive_water
[5]	https://mgaleg.maryland.gov/cmte_testimony/2020/ehe/3104_03052020_10315-128.pdf

AMERICAN WATER | 2023 PROXY STATEMENT	73

to experience water affordability issues.6 Maryland’s population is 53 percent non-white, with 42.5 percent being Black or Latino, and 27 percent of such communities living below the poverty line.7 One study examining 500 of the largest community water systems in America attributed privatized water systems as the leading cause of higher water bills and the second dominant factor in affordability issues for low-income communities.8

We urge the company to conduct a racial equity audit to examine its total impact and help dismantle systemic racism.

AMERICAN WATER OPPOSING STATEMENT

We are committed to business practices that promote inclusion, diversity and equity, or ID&E, and combat systemic racism and its impacts in all aspects of our operations. The issues raised by the proponent in this proposal mirror those in a similar shareholder proposal submitted by the same proponent last year and which failed to receive majority shareholder support. Unfortunately, this year’s proposal was submitted despite our proactive and intentional steps taken during 2022 on ID&E, as explained in further detail below, and despite significant and transparent engagement with the proponent and other investors during 2021 and 2022 on these issues. We believe this proposal not only fails to recognize those steps, achievements and engagement, but also includes a number of false and misleading assertions in support.

Through discussions with many of our investors during the past year, during which we candidly discussed and shared our vision for this journey, we believe they appreciated our perspective and the proactive efforts we have taken, especially to enhance our transparency. We are committed to continuing this constructive dialogue with our investors, including the proponent, and to continue to listen and engage meaningfully about the work we are currently doing to understand, focus on, and address issues of racial justice.

For the following reasons, the Board recommends a vote AGAINST approval and adoption of this Proposal 5.

A third-party racial equity audit would be unproductive, duplicative and cost prohibitive

We are an owner of highly regulated water and wastewater utilities that operate in 14 jurisdictions with stringent oversight by public utility commissions. These bodies enforce specific laws and regulations that require us, as a regulated monopoly in our service territories, to serve all customers equitably. Public utility commissions examine our policies, processes and actions through open and transparent proceedings in which customers, communities and impacted parties are represented and may actively participate. These proceedings provide oversight that acts as a control against racial injustice and, we believe, serves as an equivalent to a third-party audit process.

Furthermore, no minimum standards have been established for conducting a third-party racial equity audit and cost estimates we received from independent third party auditors, including those recommended by the proponent, were between $1 million and $4 million. We believe that conducting such an expensive and time-consuming audit without clear and independent standards would be unproductive and an ineffective use of significant financial and management resources. To this point, a racial equity audit would cause us to incur additional costs and duplicate our prior third-party analyses of our pay equity and internal labor market reviews. Moreover, aligned with our efforts to support customer affordability, we do not believe that our customers should bear the cost in rates of duplicative audits and new consultancy engagements.

[6]	https://www.naacpldf.org/wp-content/uploads/Water_Report_FULL_5_31_19_FINAL_OPT.pdf
[7]	http://mapadvocacy.org/wp-content/uploads/2020/02/Maryland-Poverty-Profiles_2020-FINAL.pdf
[8]	https://iwaponline.com/wp/article/24/3/500/87702/Water-pricing-and-affordability-in-the-US-public

74	AMERICAN WATER | 2023 PROXY STATEMENT

We believe that many of our shareholders agree that our regulatory oversight and enhanced ID&E activities and transparency make a racial equity audit unnecessary and duplicative

The shareholders we engaged with during our 2022 outreach appreciated the additional, voluntary disclosures we made in the first half of 2022 and advised that additional disclosures—coupled with our existing regulatory oversight—would likely contribute to a meaningful understanding of our policies, practices and actions related to racial equity, without the need for another duplicative audit. For example:

•	In response to shareholder feedback in connection with and following last year’s proposal, including from the proponent, we voluntarily disclosed the following additional information before this year’s proposal was received:
▪	EEO-1 employment data for 2020 and 2021 and we expect to continue this annual disclosure;
▪	Our improvement in diversity at the executive leadership team level;
▪	Conclusions and implementation of findings from our third-party pay gap, pay equity, and internal labor market analyses;
▪	The inclusion of two new people-related goals in our APP to promote workforce diversity, as discussed in “Compensation Discussion and Analysis—2022 Compensation—2022 Annual Performance Plan” on page 41 of this proxy statement; and
▪	Regular updates on our ID&E metrics and progress through www.DiversityatAW.com, including data on the gender, racial and ethnic diversity of our workforce, leaders (defined as having at least one direct report), executives (defined as the CEO plus one level of the CEO’s direct reports), and the Board.

•	During our 2022 engagement season, we received significant positive feedback from many of our key institutional investors on these efforts, as well as on our second annual ID&E report, which we issued in May 2022, and DiversityatAW.com, which is used to update quarterly our ID&E metrics and information. Based on this feedback, we believe that many of these investors would agree that a racial equity audit is unnecessary and duplicative.

We are committed to racial and environmental justice, and listen to and incorporate the views of our community members and other stakeholders

The Monterey Peninsula Water Supply Project in the City of Marina, California cited by the proponent both this and last year is one of the most complex, yet open and transparent, projects in our history. Below are some key developments in 2022 with respect to this project:

•	In 2022 alone, our California subsidiary held over two dozen meetings and community workshops to gather and understand feedback from community members about the project.
•	In October 2022, in response to this community input and to encourage future regional public participation, our California subsidiary announced a phased approach for the construction of the desalination plant, which would limit the number of slant wells initially constructed and reduce the plant’s initial water output to 4.8 million gallons per day (mgd) from 6.4 mgd.
•	In November 2022, the California Coastal Commission approved the coastal development permits for the phased desalination plant. Further, our California subsidiary agreed to provide a number of enhanced benefits to the local community, including an expansion of customer affordability programs, ongoing outreach and reporting to the City of Marina, and a $3 million community benefit for the City of Marina residents. While this approval is being challenged, the process is an example of American Water’s support for environmental justice efforts in California and beyond.

Contrary to the proponent’s assertions, water rates in the Monterey service territory are lower than in neighboring communities. Tellingly, the proponent relies on faulty analysis from Public Water Now, an unabashed detractor of investor-owned water providers, to support its erroneous conclusion. Importantly, we believe that this false “name calling” is neither typical of the constructive, thoughtful engagement we strive to achieve with our long-term investors and the communities in which we serve, nor does it encourage constructive dialogue about important environmental and racial justice issues.

AMERICAN WATER | 2023 PROXY STATEMENT	75

The proponent significantly mischaracterizes relevant diversity data and our position on important environmental and water quality accountability legislation

The proponent unfairly cites statewide demographic data to assert that our workforce is not representative of the communities we serve. To the contrary, the demographic data for the communities we serve shows that the racial and ethnic diversity of our workforce is closely aligned to the racial and ethnic diversity of the communities we serve across our customer footprint.

By citing in its proposal our support of water quality accountability legislation in Maryland, the proponent fails to explain or understand that:

•	Water quality accountability laws serve to strengthen community water service infrastructure, a central concern of environmental and racial justice efforts (and an important element of our stated long-term strategy).
•	By setting operational standards for all water utilities, including municipal and investor-owned utilities, these laws aim to improve the reliability, resiliency and sustainability of water systems, especially those in under-represented and minority communities, with the goal of ultimately improving the protection of public health and the environment for all residents.
•	We support legislative efforts, such as those cited by the proponent in Maryland and elsewhere, because they (1) are aligned with the very capital investments we are making in pipe and water and wastewater treatment facilities across our footprint and (2) promote racial and environmental justice.
•	Finally, we couple these prudent investments with diligent cost management, technology enhancements, and support for consolidated tariffs and a variety of low-income and other customer assistance programs, all to promote and achieve customer affordability.

Finally, to the extent the proponent believes, as expressed to us during outreach with them, that every company should conduct a racial equity audit, we firmly believe, for all of the reasons discussed above, that such a “one-size-fits-all” approach to this issue is neither warranted nor desirable.

RECOMMENDATION OF THE BOARD

For the foregoing reasons, the Board unanimously recommends a vote “AGAINST” Proposal 5.

76	AMERICAN WATER | 2023 PROXY STATEMENT

CERTAIN BENEFICIAL OWNERSHIP MATTERS

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of March 17, 2023, regarding the beneficial ownership of common stock by:

•	each director;
•	each director nominee;
•	each NEO included in the 2022 Summary Compensation Table; and
•	all of the Company’s current directors and executive officers as a group.

As of March 17, 2023, 194,642,848 shares of common stock were issued and outstanding. The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or rights held by that person that are currently exercisable or will become exercisable on or before May 16, 2023 (60 days after March 17, 2023), are deemed to be currently outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Unless otherwise noted below:

•	the address for each beneficial owner in the table below is c/o American Water Works Company, Inc., 1 Water Street, Camden, New Jersey 08102-1658; and
•	subject to applicable community property laws, to the Company’s knowledge, each person named in the tables below has sole voting and investment power over the shares shown as beneficially owned by that person.

Name	Total Shares of Common Stock Beneficially Owned (1)(2)	% of Shares Outstanding
Jeffrey N. Edwards	5,291	*
James H. Gallegos	1,711	*
Martha Clark Goss	32,294	*
John C. Griffith	782	*
M. Susan Hardwick	12,517	*
Kimberly J. Harris	3,036	*
Laurie P. Havanec	5	*
Julia L. Johnson	19,417	*
Patricia L. Kampling	3,036	*
Melanie M. Kennedy	12,414	*
Karl F. Kurz	13,229	*
Walter J. Lynch (3)	141,888	*
George MacKenzie	27,433	*
Michael L. Marberry	—	—
Cheryl Norton	11,898	*
James G. Stavridis	5,098	*
All current directors and executive officers as a group (15 persons)	148,161	*

*	Less than 1% (or, with respect to a NEO, less than 0.1%)

(1)	Except as may otherwise be indicated, the amounts in the table above do not include the following interests in our common stock, which interests do not confer voting or investment power:

•	shares of common stock underlying RSU, PSU and stock unit awards, granted under the 2017 Omnibus Plan, which have not vested as of March 17, 2023, and will not vest on or before May 16, 2023; and
•

shares of common stock underlying RSU, PSU and stock unit awards granted under the 2007 Omnibus Plan or the 2017 Omnibus Plan, which have vested as of March 17, 2023, or will vest on or before May 16, 2023, but the settlement of the award and the receipt of common stock thereby has been deferred to a date that is later than May 16, 2023.

AMERICAN WATER | 2023 PROXY STATEMENT	77

(2)	For each of our current NEOs and our directors, the amounts in this column do not include the following interests in our common stock, which interests do not confer voting or investment power:

Name	Number of Unvested RSUs/Stock Units*	Number of Unvested PSUs	Total
Jeffrey N. Edwards	1,041	—	1,041
James H. Gallegos	7,093	9,091	16,184
Martha Clark Goss	2,417	—	2,417
John C. Griffith	6,271	21,411	27,682
M. Susan Hardwick	10,259	48,131	58,390
Kimberly J. Harris	1,041	—	1,041
Laurie P. Havanec	413	—	413
Julia L. Johnson	7,684	—	7,684
Patricia L. Kampling	1,041	—	1,041
Melanie M. Kennedy	2,078	7,087	9,165
Karl F. Kurz	1,701	—	1,701
George MacKenzie	1,041	—	1,041
Michael L. Marberry	413	—	413
Cheryl Norton	4,610	15,088	19,698
James G. Stavridis	1,041	—	1,041

Total	48,144	100,808	148,952

*

Unvested RSUs and stock units represent shares underlying RSU or stock unit awards, which shares (i) have not vested, (ii) have vested but have not been delivered, or (iii) have been deferred, in each case in accordance with footnote (1) above.

(3)	Mr. Lynch retired from American Water effective February 2, 2022.

78	AMERICAN WATER | 2023 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below indicates the persons or entities known to us to be the beneficial holders of more than five percent of our common stock, as of December 31, 2022, with percentages determined as of March 17, 2023.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Outstanding
The Vanguard Group (1) 100 Vanguard Boulevard
Malvern, PA 19355	22,721,992	11.7%
BlackRock, Inc. (2) 55 East 52nd Street
New York, NY 10055	16,708,358	8.6%
State Street Corporation (3)
State Street Financial Center
One Lincoln Street
Boston, MA 02111	10,588,575	5.4%

(1)

The Vanguard Group (“Vanguard”), an investment management company, is the beneficial owner of the 22,721,992 shares of common stock listed in the table. Vanguard holds sole power to dispose of or to direct the disposition of 21,885,946 shares, shared power to vote or direct to vote 343,475 shares, and shared power to dispose or to direct the disposition of 836,046 shares. This disclosure is derived solely from information contained in a Schedule 13G/A, filed by Vanguard with the SEC on February 9, 2023. The information is as of December 31, 2022, and the number of shares beneficially owned by Vanguard may have changed subsequently.

(2)

BlackRock, Inc. (“BlackRock”) is the beneficial owner of the 16,708,358 shares of common stock listed in the table. BlackRock is a holding company of subsidiaries that hold the shares, including: BlackRock Life Limited; BlackRock International Limited; BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock Asset Management North Asia Limited; BlackRock (Singapore) Limited; and BlackRock Fund Managers Ltd, none of which beneficially owns five percent or more of the common stock. BlackRock holds sole voting power with respect to 15,210,788 shares and sole dispositive power with respect to all of the shares listed in the table. This disclosure is derived solely from information contained in a Schedule 13G/A filed by BlackRock with the SEC on January 27, 2023. The information is as of December 31, 2022, and the number of shares beneficially owned by BlackRock may have changed subsequently.

(3)

State Street Corporation (“State Street”), an investment advisor, is the beneficial owner of the 10,588,575 shares of common stock listed in the table. State Street is a holding company of direct or indirect subsidiaries that hold the shares, including: SSgA Funds Management, Inc.; State Street Global Advisors Europe Limited; State Street Global Advisors Limited; State Street Global Advisors Trust Company; State Street Global Advisors, Australia, Limited; State Street Global Advisors (Japan) Co., Ltd.; State Street Global Advisors Asia Limited; State Street Global Advisors, Ltd.; State Street Global Advisors Singapore Limited; and State Street Saudi Arabia Financial Solutions Company. State Street holds shared power to vote or direct to vote 8,688,538 shares, and shared power to dispose or to direct the disposition of 10,433,431 shares. This disclosure is derived solely from information contained in a Schedule 13G/A, filed by State Street with the SEC on February 8, 2023. The information is as of December 31, 2022, and the number of shares beneficially owned by State Street may have changed subsequently.

AMERICAN WATER | 2023 PROXY STATEMENT	79

COMMUNICATIONS, SHAREHOLDER PROPOSALS AND COMPANY INFORMATION

SHAREHOLDER COMMUNICATIONS TO THE BOARD

Shareholders and other interested parties may communicate directly with the Board or individual members of the Board, including those wishing to express concerns relating to accounting, internal controls, audit matters, fraud or unethical behavior, by submitting written correspondence to the Company or via email: contacttheboard@amwater.com. The Company’s Secretary reviews and provides summaries and/or copies of the communications to the Board and relevant committees. All communications are treated confidentially.

Our “whistleblower” policy prohibits American Water and any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If an interested party nonetheless prefers to raise their concern to the Board in a confidential or anonymous manner, the concern may be directed to our confidential ethics hotline at (877) 207-4888 or via the Internet at www.amwater.ethicspoint.com. Such matters raised on the hotline are investigated by the Compliance and Ethics Department.

SHAREHOLDER PROPOSALS, PROXY ACCESS DEADLINES AND DIRECTOR NOMINATIONS

Shareholder Proposals

Except as provided below under “—Proxy Access Deadlines,” any shareholder who, in accordance with SEC Rule 14a-8, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with the 2024 annual meeting of shareholders must submit the proposal so that it is received by our Secretary at our principal executive offices on or before November 29, 2023, and must comply in all other respects with applicable SEC rules. If the date of the 2024 annual meeting is changed by more than 30 days from the date of the 2023 annual meeting, then the deadline for receipt of the proposal would be a reasonable time before we begin to print and send our proxy materials. Shareholder proposals must be delivered to our Secretary as described under “—Contacting Us or Our Transfer Agent” on page 82 of this proxy statement.

Any shareholder who wishes to propose any business to be considered by the shareholders at the 2024 annual meeting (other than a proposal for inclusion in the proxy statement pursuant to SEC Rule 14a-8), or to nominate a person for election to the Board at that meeting (including via universal proxy or a solicitation relying on Rule 14a-19 under the Exchange Act), must provide timely and proper notice to American Water in writing, including the specified information described in our Amended and Restated Bylaws concerning the proposed business or nominee.

The requirements for such notice are set forth in our Amended and Restated Bylaws, a copy of which can be obtained from the Company upon request. The notice must be received at American Water’s principal executive offices no earlier than January 11, 2024, and no later than February 10, 2024. However, if the date of the 2024 annual meeting is more than 30 days before or 60 days after May 10, 2024, other than as a result of any adjournment or postponement thereof, notice must be received not later than 90 days prior to the date of the 2024 annual meeting, or, if later, by the 10th day following the Company’s first public announcement of the date of the 2024 annual meeting. The shareholder must otherwise comply with all applicable procedural and substantive requirements set forth in our Amended and Restated Bylaws.

Proxy Access Deadlines

Our Amended and Restated Bylaws permit an eligible shareholder or group of shareholders to include up to a specified number of director nominees in our proxy materials for an annual meeting of shareholders. See “Board of Directors and Corporate Governance—Proxy Access” on page 14 of this proxy statement.

As a condition to the use of the proxy access bylaw, the eligible shareholder or eligible group of shareholders and each director nominee must satisfy all of the procedural and substantive requirements specified in the Amended and Restated Bylaws, including providing advance notice to us and filing certain information with the SEC. With respect to the 2024 annual meeting, the notice must be provided no earlier than October 30, 2023, and no later than November 29, 2023.

80	AMERICAN WATER | 2023 PROXY STATEMENT

Director Nominations

The Nominating Committee will consider qualified director candidate recommendations by shareholders. The recommendation must include the following information:

•	the name, age, business address and residence address of the candidate;
•	a resume describing the candidate’s qualifications;
•	other information about the candidate that would be required to be included in a proxy statement under the rules of the SEC;
•	a description of all arrangements or understandings relating to the nomination between or among the shareholder, the candidate and any other person or persons;
•	the signed consent of the candidate to serve as a director if elected;
•	the name and address of the shareholder who is submitting the recommendation;
•	evidence of the number of shares of American Water’s common stock that the recommending shareholder owns and the length of time the shares have been owned; and
•	certain other information required by our Amended and Restated Bylaws.

The Nominating Committee may seek additional information regarding the candidate. The Nominating Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

In December 2022, in connection with the effectiveness of new SEC rules regarding universal proxy cards, or Universal Proxy Rules, and upon the recommendation of the Nominating Committee, the Board approved the amendment and restatement of the Company’s Amended and Restated Bylaws to (i) align the advance notice provisions related to the nomination of director candidates by shareholders with the substantive requirements of the Universal Proxy Rules, and (ii) require that candidates for nomination and nominating persons (as defined in the Amended and Restated Bylaws) provide to the Company certain agreements and undertakings. As a condition to the use of the Universal Proxy Rules, a nominating person and each candidate for nomination must satisfy all of the applicable requirements in the Amended and Restated Bylaws with respect to such director nomination.

DELIVERING PROXY MATERIALS THROUGH ELECTRONIC MEANS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 10, 2023

The Notice of 2023 Annual Meeting of Shareholders, 2023 Proxy Statement and 2022 Annual Report are available at www.proxyvote.com.

Under the “Notice and Access” rules approved by the SEC, we are permitted to deliver this proxy statement and our 2022 Annual Report by providing access to the documents on the Internet instead of mailing printed copies. Accordingly, certain shareholders have received a “Notice of Availability” instead of printed copies of the proxy materials. The Notice of Availability instructs a shareholder on how to access and review all of the proxy materials on the Internet. The Notice of Availability also has instructions on how a shareholder may vote their shares. Although the Notice of Availability identifies the items to be voted on at the meeting, you cannot vote your shares merely by marking the Notice of Availability and returning it.

Beginning on the date of mailing of the Notice of Availability, shareholders will be able to access all of the proxy materials on a website referred to in the Notice of Availability. If you received a Notice of Availability and would like to receive free of charge a paper or electronic copy of our proxy materials, you may elect to do so by following the instructions in the Notice of Availability for requesting such materials.

If you previously requested a paper copy of the proxy materials (and you have not revoked that request) or if delivery of printed proxy materials is required by law, you will receive a copy of the proxy materials instead of the Notice of Availability.

To the extent we are not required by law to mail our proxy materials to you in paper form, you can eliminate all such future paper mailings, including mailing of the Notice of Availability, by electing to receive an e-mail that will provide internet links to these documents and the online proxy voting website. Opting to receive all future proxy materials electronically will save us the cost of producing and mailing documents to you and will help us conserve natural resources. Requests for electronic delivery may be made at enroll.icsdelivery.com/awk.

AMERICAN WATER | 2023 PROXY STATEMENT	81

HOUSEHOLDING OF PROXY MATERIALS

To reduce the expense of delivering duplicate sets of proxy materials to multiple shareholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” This procedure saves printing costs and postage fees, and conserves natural resources.

Under the householding procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Notice of Availability and/or set of proxy materials, unless one or more of the shareholders at that address has previously elected to receive separate copies.

Under the SEC’s householding rules, intermediaries also may deliver a single copy of the proxy materials or Notice of Availability to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of common stock in street name through a broker or bank, you may have received a notice that your household will be sent only one copy of the proxy materials or the Notice of Availability. If you did not provide your broker or bank with notice that you object to this householding, you may have been deemed to have consented to the householding of information. However, upon written or oral request, we will promptly deliver a separate copy of the annual report and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered.

To change your householding status with respect to your shares of common stock:

•	if you are the registered holder of your shares, please contact American Stock Transfer & Trust Company, LLC, our transfer agent, as noted below in “—Contacting Us or Our Transfer Agent” or
•	if you hold your shares in street name, please contact Broadridge Financial Solutions:
▪	by telephone, toll-free, at (866) 540-7095 or
▪	in writing, at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

If you are a shareholder currently sharing an address with another of our shareholders and wish to have your future proxy materials householded, or your materials are currently householded and you would prefer to receive separate materials in the future, please make a request to change your householding status, as indicated above. We encourage shareholders to have all the shares they hold of record registered in the same name and under the same address.

CONTACTING US OR OUR TRANSFER AGENT

How to Contact Us:	How to Contact our Transfer Agent:
American Water Works Company, Inc. 1 Water Street Camden, New Jersey 08102-1658 Attention: Secretary contacttheboard@amwater.com	American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, New York 11219-9821 (888) 556-0423 (toll-free)

WHERE TO FIND MORE INFORMATION

Pursuant to the rules of the SEC, our 2022 Annual Report must accompany this proxy statement. You may view our 2022 Annual Report on the Internet by visiting the Investor Relations page on our website at ir.amwater.com. We utilize our website as a recognized channel of distribution to provide important information regarding us and our subsidiaries to investors, including information with respect to the meeting and information that we may wish to disclose publicly for purposes of complying with the federal securities laws. However, information contained on our website is not a part of this proxy statement. Any website references contained in this proxy statement are intended to be made only through inactive hyperlinks.

Portions of the 2022 Form 10-K have been utilized to prepare the 2022 Annual Report. Upon written request:

•	we will furnish a copy of the 2022 Form 10-K (without exhibits), including the financial statements and the financial statement schedules contained in such report; and
•	we will furnish a copy of any exhibit to the 2022 Form 10-K upon the payment of a fee equal to our reasonable expenses incurred in furnishing such exhibit.

82	AMERICAN WATER | 2023 PROXY STATEMENT

See “—Contacting Us or Our Transfer Agent” for information on how to contact us to request this information. The written request must include a good faith representation that, as of March 17, 2023, the person making the request was a record or beneficial owner of common stock entitled to vote at the meeting.

OTHER MATTERS

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

As of the date of this proxy statement, we do not know of any matters to be acted upon at the annual meeting other than those discussed in this proxy statement. If any other items or matters are properly presented before the annual meeting, the proxy holders will vote on such matters in their discretion. A proxy granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to these procedures, subject to applicable SEC rules.

SOLICITATION OF PROXIES

We will bear the costs of solicitation of proxies, including the reimbursement of banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners. We have retained D.F. King & Co. in connection with this solicitation, at an anticipated cost to us of approximately $12,500, plus expenses. In addition to the use of the mails, our officers, directors and employees may solicit proxies personally, by telephone, facsimile or other electronic communication, or via the Internet. These individuals will not receive any additional compensation for these activities.

STATUS OF INFORMATION INCLUDED IN THIS PROXY STATEMENT

Our 2022 Form 10-K includes our consolidated balance sheets for each of the years ended December 31, 2022, and 2021, and our consolidated statements of operations, comprehensive income, cash flows and changes in shareholders’ equity for each of the years ended December 31, 2022, 2021 and 2020. In accordance with the rules of the SEC, the 2022 Annual Report, which includes a portion of the information included in the 2022 Form 10-K, accompanies this proxy statement. However, neither the 2022 Annual Report nor the 2022 Form 10-K forms any part of this proxy statement or the material being used for the solicitation of proxies at the meeting.

We are permitted under the Securities Act and the Exchange Act to “incorporate by reference” information in whole or in part from certain future filings, including this proxy statement. Information that is “incorporated by reference” into a filing means that it is deemed to be a part of that filing even though the information does not actually appear within it.

However, the following information that is part of or accompanies this proxy statement shall not be deemed to be incorporated by reference into any of our filings under either the Securities Act or the Exchange Act, unless we have otherwise specifically provided for it in such filing:

•	the Compensation Committee Report;
•	the Audit, Finance and Risk Committee Report;
•	the information contained in “Executive Compensation—Pay Versus Performance”;
•	the 2022 Annual Report that accompanies this proxy statement; and
•	the performance graph contained in “Compensation Discussion and Analysis—Executive Summary—Return to Shareholders”.

As a result, the foregoing information will not be deemed to be “soliciting material” subject to Regulation 14A under the Exchange Act or “filed” with the SEC under Section 18 of the Exchange Act.

AMERICAN WATER | 2023 PROXY STATEMENT	83

FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “likely,” “uncertain,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “should,” “will” and “could” or the negative of such terms or other variations or similar expressions. Forward-looking statements are predictions based on the Company’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties and other risk factors set forth in the

2022 Form 10-K and the Company’s other filings made under the Securities Act and the Exchange Act, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements the Company makes herein shall speak only as of the date of this proxy statement. Except as required by the federal securities laws, the Company does not have any obligation, and it specifically disclaims any undertaking or intention, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. Furthermore, it may not be possible to assess the impact of any such factor on the Company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

84	AMERICAN WATER | 2023 PROXY STATEMENT

APPENDIX A

NON-GAAP FINANCIAL INFORMATION

A.	Reconciliation of net income attributable to common shareholders, diluted earnings per share (GAAP), to adjusted diluted earnings per share (a non-GAAP, unaudited measure):

Year Ended December 31, 2022
Diluted earnings per share (GAAP):
Net income attributable to common shareholders	$4.51
Adjustments:
Gain on sale of HOS and the Company’s New York subsidiary ($0.04 per share) in excess of $0.02 per share, excluded in accordance with existing ED&CC guidelines	(0.02)
Reserve on allowance for funds used during construction by the Company’s California subsidiary ($0.03 per share) in excess of $0.02 per share, excluded in accordance with existing ED&CC guidelines	0.01

Total adjustments for purposes of 2022 APP awards	(0.01)

Adjusted diluted earnings per share (non-GAAP) for purposes of 2022 APP awards	$4.50

B.

Reconciliation of (1) total O&M expenses to adjusted O&M expenses—regulated businesses (a non-GAAP, unaudited measure) and (2) total operating revenues to adjusted operating revenues—regulated businesses (a non-GAAP, unaudited measure), used to calculate adjusted O&M efficiency ratio—regulated businesses (a non-GAAP, unaudited measure):

	For the Years Ended December 31,
	(dollars in millions)
	2022	2021	2020
Total O&M expenses	$1,589	$1,777	$1,622
Less:
O&M expenses — Other	244	452	364

Total O&M expenses — Regulated Businesses	1,345	1,325	1,258
Less:
Regulated purchased water expenses	154	153	149
Allocation of non-O&M expenses	31	34	41

Adjusted O&M expenses — Regulated Businesses (a)	$1,160	$1,138	$1,068

Total operating revenues	$3,792	$3,930	$3,777
Less:
Operating revenues — Other	287	546	522

Total operating revenues — Regulated Businesses	3,505	3,384	3,255
Less:
Regulated purchased water revenues (i)	154	153	149
Revenue reductions from the amortization of EADIT	(89)	(104)	(7)

Adjusted operating revenues — Regulated Businesses (b)	$3,440	$3,335	$3,113

Adjusted O&M efficiency ratio — Regulated Businesses (a)/(b)	33.7%	34.1%	34.3%

(i)	The calculation assumes regulated purchased water revenues approximate regulated purchased water expenses.

AMERICAN WATER | 2023 PROXY STATEMENT	A-1

C.	Other Information Regarding Adjusted O&M Efficiency Ratio.

Our adjusted O&M efficiency ratio is defined as our O&M expenses from our regulated businesses, divided by the operating revenues from our regulated businesses, where both O&M expenses and operating revenues were adjusted to eliminate purchased water expense. Operating revenues were further adjusted to exclude reductions for the amortization of excess accumulated deferred income taxes (“EADIT”). Additionally, from operation and maintenance expenses, we excluded the allocable portion of non-O&M support services costs, mainly depreciation and general taxes, that are reflected in our regulated businesses segment as O&M expenses, but for consolidated financial reporting purposes, are categorized within other line items in the Consolidated Statements of Operations. We excluded the items discussed above from the calculation as we believe such items are not reflective of management’s ability to increase the efficiency of our regulated businesses.

We evaluate our operating performance using this ratio and we believe it is useful to investors because it directly measures improvement in the operating performance and efficiency of our regulated businesses. This information is derived from our consolidated financial information but is not presented in our financial statements prepared in accordance with GAAP. The information supplements and should be read in conjunction with our GAAP disclosures, and should be considered in addition to, and not a substitute for, any GAAP measure. Our adjusted regulated O&M efficiency ratio (i) is not an accounting measure that is based on GAAP; (ii) is not based on a standard, objective industry definition or method of calculation; (iii) may not be comparable to other companies’ operating measures; and (iv) should not be used in place of the GAAP information provided elsewhere in this proxy statement and the 2022 Form 10-K. Accordingly, this may have significant limitations on its use.

A-2	AMERICAN WATER | 2023 PROXY STATEMENT

DEMONSTRATING LEADERSHIP

SUSTAINABILITY

Earned 2022 WaterSense® Excellence Award from the U.S. Environmental Protection Agency

RANKED #18 on Barron's 100 Most Sustainable Companies

Recognized on Newsweek's America's Most Responsible Companies 2023 list; ranked #5 in Energy and Utilities Industry Category

BEST EMPLOYER

Recognized among the Top 100 Best for Vets Employers by Military Times

Earned 2023 Military Friendly® Silver Employer designation

Earned 2023 Military Friendly® Top 10 Spouse Employer designation

INCLUSION & DIVERSITY

Recognized as one of 2023 America's Top Corporations for Women's Business Enterprises by Women's Business Enterprise National Council

Included in the Bloomberg Gender-Equality Index for the 5th consecutive year

Honored by the National Organization on Disability as a 2022 Leading Disability Employer

AMERICAN WATER

amwater.com ▪ ir.amwater.com

1 Water Street
Camden, NJ 08102-1658

"American Water" and the star logo are the registered trademarks of American Water Works Company, Inc. All rights reserved.

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AMERICAN WATER WORKS COMPANY, INC. 1 WATER STREET CAMDEN, NJ 08102-1658 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/AWK2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V00602-P87712 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AMERICAN WATER WORKS COMPANY, INC.     The Board of Directors recommends that you vote FOR the     nominees listed below:     1. Election of Directors     Nominees:     For Against Abstain 1a.    Jeffrey N. Edwards ! ! ! The Board of Directors recommends that you vote FOR For Against Abstain proposals 2 and 4 and for “Every 1 Year” on proposal 3. 1b.    Martha Clark Goss ! ! ! 2. Approval, on an advisory basis, of the compensation of the ! ! ! Company’s named executive officers. 1c.    M. Susan Hardwick ! ! ! Every Every Every 3. Approval, on an advisory basis, of the frequency 1 Year 2 Years 3 Years Abstain 1d.    Kimberly J. Harris ! ! ! years) (i.e., every of the year, approval, every on two an years advisory or basis, every of three the ! ! ! ! compensation of the Company’s named executive 1e.    Laurie P. Havanec ! ! ! officers. For Against Abstain 4. Ratification of the appointment, by the Audit, Finance and Risk Committee of the Board of Directors, of 1f.    Julia L. Johnson ! ! ! PricewaterhouseCoopers LLP as the Company’s independent ! ! ! registered public accounting firm for 2023. 1g.    Patricia L. Kampling ! ! ! The Board of Directors recommends that you vote AGAINST For Against Abstain proposal 5. 1h.    Karl F. Kurz ! ! ! 5. Shareholder proposal on Racial Equity Audit as described in ! ! ! the proxy statement. 1i.    Michael L. Marberry ! ! ! or NOTE: Such other business as may properly come before the meeting any adjournment or postponement thereof. 1j.    James G. Stavridis ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should     each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.     Signature [PLEASE SIGN WITHIN BOX]    Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2023 Proxy Statement, 2022 Annual Report and form of Proxy Card are available at www.proxyvote.com. To promote shareholder safety and security, and to permit broader shareholder access, American Water will hold its 2023 Annual Meeting virtually, rather than at a physical location. You will not be able to attend the Annual Meeting in person. To be admitted to the Annual Meeting, please access the virtual meeting platform on the Internet at www.virtualshareholdermeeting.com/AWK2023. Shareholders or their legal proxies must log on to the platform by entering the 16-digit control number included on the Proxy Card or Notice of Availability. Online access to the Annual Meeting will open approximately 15 minutes prior to the start of the virtual meeting. V00603-P87712 AMERICAN WATER WORKS COMPANY, INC. Annual Meeting of Shareholders May 10, 2023 10:00 A.M., Eastern Time This proxy is solicited by the Board of Directors The undersigned shareholder of AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation (the “Company”), hereby appoints Karl F. Kurz and M. Susan Hardwick, and each of them individually, attorneys and proxies for the undersigned, each with the power to appoint his or her substitute, to act with respect to and to vote, all of the shares of Common Stock which the undersigned is entitled to vote, with the powers the undersigned would possess if virtually present at the Company’s 2023 Annual Meeting of Shareholders, to be held at 10:00 A.M., Eastern Time, on May 10, 2023 via the virtual meeting website on the Internet at www.virtualshareholdermeeting.com/AWK2023, and any adjournment or postponement thereof (the “Annual Meeting”), as directed on the reverse side, and with discretionary authority on all other matters properly presented at the Annual Meeting, all as more fully described in the Proxy Statement received by the undersigned shareholder. If no direction is made, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side, and (c) in the discretion of the proxies upon such other matters that may be properly presented at the Annual Meeting or any adjournment or postponement thereof. The undersigned shareholder hereby revokes any other proxy heretofore executed by the undersigned for the Annual Meeting and acknowledges receipt of the Notice of the Annual Meeting and the Company’s Proxy Statement dated March 28, 2023. Unless voting electronically or by phone, please mark, sign and date this on the reverse side.